    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 2000

                                                      REGISTRATION NO. 333-32358
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 WEBRIDGE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7372                            93-1211734
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                          1925 N.W. AMBERGLEN PARKWAY
                            BEAVERTON, OREGON 97006
                                 (503) 601-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                DAVID L. BRINKER
                            CHIEF FINANCIAL OFFICER
                                 WEBRIDGE, INC.
                          1925 N.W. AMBERGLEN PARKWAY
                            BEAVERTON, OREGON 97006
                                 (503) 601-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                 ROBERT J. MOORMAN                              RICHARD R. PLUMRIDGE, ESQ.
                  STEVEN H. HULL                                  JOHN E. HAYES III, ESQ.
                  STOEL RIVES LLP                                 DAVID J. KENDALL, ESQ.
          900 SW FIFTH AVENUE, SUITE 2600                     BROBECK PHLEGER & HARRISON LLP
              PORTLAND, OREGON 97204                       370 INTERLOCKEN BOULEVARD, SUITE 500
                  (503) 224-3380                                BROOMFIELD, COLORADO 80021
                                                                      (303) 410-2000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE OR UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2000


                                [WEBRIDGE LOGO]

                                5,500,000 SHARES

                                  COMMON STOCK

     Webridge, Inc. is offering 5,500,000 shares of its common stock. This is our initial public offering, and no public market currently exists for our shares. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "WEBR." We anticipate that the initial public offering price will be between $8.00 and $10.00 per share.

                           -------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                           -------------------------

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Public offering price.......................................   $           $
Underwriting discounts and commissions......................   $           $
Proceeds to Webridge........................................   $           $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have granted the underwriters a 30-day option to purchase up to an additional 825,000 shares of our common stock to cover over-allotments.

                           -------------------------

ROBERTSON STEPHENS
                       U.S. BANCORP PIPER JAFFRAY
                                            BANC OF AMERICA SECURITIES LLC

               The date of this prospectus is             , 2000

                            [INSIDE OF FRONT COVER]

     [Graphic depicts a computer monitor with a globe on the screen over which the following is superimposed: on the top half of the page is the caption "Commerce -Content -Collaboration - Personalization" under which there is a picture of two hands shaking with the caption "Customers and Prospects", a picture of a man holding a large key with the caption "Sales Channel Partners", a picture of people serving customers at a counter with the caption "Employees", and a picture of a delivery van with the caption "Suppliers"; on the bottom half of the page is the Webridge logo over which is the caption "Packaged Applications for Enterprise Commerce" and under which is a picture of two people assembling a sphere out of jigsaw pieces with the caption "XML Data Services", a picture of two people over whom there are word balloons shaped like matching jigsaw pieces with the caption "Corporate Portals and Marketplaces", a personal computer, the tower of which is open like a cash drawer showing money inside, with the caption "B2B - Catalog, Configuration, and Order Management", and a picture of a man juggling with the caption "Web-based Sales and Marketing Management". Across the top of the page is the caption "Webridge Private Exchange" under which is written "Business-to-Business Enterprise Commerce." Across the bottom of the page is the caption "XML - HTML - JAVA - COM+ - LDAP" under which is written "Standards-based Architecture".]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS, AND THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED AFTER THAT DATE TO REFLECT ANY SUBSEQUENT MATERIAL CHANGES. IN THIS PROSPECTUS, REFERENCE TO "WEBRIDGE," "WE," "US" AND "OUR" REFERS TO WEBRIDGE, INC.


                           -------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    3
Risk Factors................................................    6
Cautionary Note Regarding Forward-Looking Statements; Market
  Data......................................................   16
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Capitalization..............................................   18
Dilution....................................................   19
Selected Consolidated Financial Data........................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   22
Business....................................................   32
Management..................................................   48
Related-party Transactions..................................   57
Principal Stockholders......................................   59
Description of Capital Stock................................   62
Shares Eligible for Future Sale.............................   64
Underwriting................................................   67
Legal Matters...............................................   69
Experts.....................................................   69
Where You Can Find More Information.........................   70
Index to Consolidated Financial Statements..................  F-1


                           -------------------------

     Webridge's(R) name and logo and the names of products and services offered by us (including those referred to in "Business") are trademarks, registered trademarks, service marks or registered service marks of Webridge, Inc. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It contains a summary of the most significant aspects of the offering that you should consider before investing in our common stock. This summary may not contain all of the information that is important to you. You should read the entire prospectus carefully.

                                 WEBRIDGE, INC.

OUR BUSINESS

     We provide packaged application software, called Webridge Private Exchange, for Web-based, business-to-business commerce. Our software products and services help our customers rapidly and efficiently deploy, maintain and extend a comprehensive and secure business-to-business commerce solution for interacting with the business customers, partners, suppliers, distributors, employees and others that are the constituents of the extended enterprise.

     Business worldwide is accelerating and becoming increasingly competitive, fueled by the Internet and other technologies, shortened product cycles and the globalization of the economy. However, the fundamental need for businesses to deliver value, customer focus, competitive differentiation and operational excellence has changed little. What has changed are the tools available to help businesses create and manage the collaborative relationships that achieve these objectives. Business-to-business enterprise commerce is an emerging approach to conducting online business which exploits the ability of the Internet to digitally weave the employees and core information systems of disparate organizations into a rich fabric of collaborative information partnerships. The goal of business-to-business enterprise commerce is to automate and streamline the repetitive daily interactions within an online network of sales prospects, customers, sales channel partners, employees, distributors and suppliers. We call these online networks "private exchanges." This approach requires businesses to establish a framework for online relationships with all of their important constituencies, using formats and protocols that are compatible with computers and understood by humans.

     Businesses are increasingly demanding online business-to-business enterprise commerce applications in a single, integrated solution. These applications must be designed to keep up with the growth of the business and adapt to changes in Internet and other technologies. In this fast-paced marketplace, businesses are being driven by their customers, partners, distributors, suppliers and employees to quickly capture the sustainable competitive advantage that can come through exploiting business-to-business enterprise commerce technology.

     We develop, market and support enterprise commerce packaged application software for commerce, content management and collaboration, with additional specialized add-on software applications and software tools to customize and maintain the solutions built with these products. Our products are built on the Microsoft operating system and related software. We sell Webridge Private Exchange and our other software products through a direct sales force.

     Our goal is to establish our position as the leading provider of online business-to-business enterprise commerce solutions. Key elements of our strategy to achieve this objective include:

     - Leveraging our product leadership;

     - Building on our network of relationships;

     - Licensing to applications service providers; and

     - Expanding internationally.

CORPORATE INFORMATION

     Webridge, Inc. was incorporated in Oregon in June 1996 and commenced operations that year. Webridge was reincorporated in Delaware in August 1997. Our executive offices are at 1925 N.W. AmberGlen Parkway, Beaverton, Oregon 97006. Our telephone number is (503) 601-4000. Our corporate Internet address is www.webridge.com. The information contained on our Web site is not a part of this prospectus.

                                  THE OFFERING

Common stock offered by Webridge......     5,500,000 shares


Common stock outstanding after this
offering..............................     26,951,714 shares


Nasdaq National Market Symbol.........     WEBR

Use of proceeds.......................     Working capital and other general
                                           corporate purposes. See "Use of
                                           Proceeds."


     The number of shares outstanding after this offering is based on the shares of our common stock outstanding as of September 30, 2000 and gives effect to the automatic conversion of all outstanding shares of our convertible preferred stock into 11,828,816 shares of common stock upon the completion of this offering. The number of shares excludes:



     - 1,670,363 shares issuable upon exercise of options outstanding as of September 30, 2000 at a weighted average exercise price of $3.29 per share;



     - 1,400,201 additional shares reserved for issuance under our stock incentive plans and our stock purchase plan;



     - 2,356 shares of convertible preferred stock subject to a warrant outstanding as of September 30, 2000 at an exercise price of $4.24 per share convertible into 1,571 shares of common stock;



     - 33,000 shares subject to a warrant outstanding as of September 30, 2000 at an exercise price of $11.25 per share;



     - 619,343 shares issuable upon exercise of options granted after September 30, 2000 and prior to the date of this prospectus; and


     - 825,000 shares issuable upon exercise of the underwriters' over-allotment option.

     Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters' over-allotment option and gives effect to a 2-for-3 reverse stock split to become effective before the completion of this offering and the automatic conversion of all outstanding shares of our convertible preferred stock into 11,828,816 shares of common stock upon the completion of this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     Set forth below are our consolidated summary statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 and summary consolidated balance sheet data as of September 30, 2000 on an actual basis and as adjusted to give effect to our sale of 5,500,000 shares of common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.


     This information should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. See "Capitalization," "Selected Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                            NINE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                          -----------------------------    -------------------
                                           1997       1998       1999       1999        2000
                                          -------    -------    -------    -------    --------
                                                                               (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Total revenue...........................  $    --    $   323    $ 4,447    $ 2,220    $ 10,460
Total cost of revenue...................       --        144      1,332        738       3,005
                                          -------    -------    -------    -------    --------
Gross profit............................       --        179      3,115      1,482       7,455
Total operating expenses................    2,268      6,053     11,632      7,762      20,587
Net loss................................  $(2,197)   $(5,815)   $(8,219)   $(6,053)   $(12,342)
Basic and diluted net loss per share....  $ (2.30)   $ (1.63)   $ (1.45)   $ (1.12)   $  (1.64)
Shares used in computing basic and
  diluted net loss per share............      956      3,571      5,680      5,416       7,535



                                                                SEPTEMBER 30, 2000
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $11,079      $55,989
Working capital.............................................   11,730       56,640
Total assets................................................   20,613       65,523
Long-term debt and capital lease obligations, net of current
  portion...................................................      249          249
Total stockholders' equity..................................   13,280       58,190

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be seriously harmed. This could cause the market price of our common stock to decline, and you could lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

BECAUSE WE HAVE A SHORT OPERATING HISTORY, THERE IS A LIMITED AMOUNT OF INFORMATION ABOUT US UPON WHICH YOU CAN EVALUATE OUR BUSINESS AND POTENTIAL FOR FUTURE SUCCESS.

     We began operating in June 1996 and have only a limited operating history upon which you can evaluate our business and prospects. Our business will not be successful unless companies widely undertake online business-to-business activities and they choose our applications to implement those activities. The market for online business-to-business applications software and services is new, and accordingly you should consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. If we are unsuccessful in addressing these risks and uncertainties, our business and operations and our ability to execute our business plan will be seriously harmed.

OUR FUTURE RESULTS OF OPERATIONS WILL VARY FROM QUARTER TO QUARTER AND, AS A RESULT, WE MAY FAIL TO MEET THE EXPECTATIONS OF OUR INVESTORS AND FINANCIAL ANALYSTS, WHICH COULD CAUSE OUR STOCK PRICE TO FLUCTUATE.

     Our revenue and results of operations have fluctuated significantly in the past and could fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Due to these factors, our quarterly revenue and operating results are difficult to forecast accurately. It is likely that in some future periods our results of operations will be below the expectations of financial market analysts and investors, which could cause our stock price to decline. We believe period-to-period comparisons of our operating results may not be meaningful and you should not rely upon them as a reliable indication of future performance. For a more detailed description of possible factors that could result in fluctuations in our results of operations, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Quarterly Results of Operations".

OUR QUARTERLY RESULTS OFTEN DEPEND ON A SMALL NUMBER OF LARGE ORDERS, AND OUR REVENUE AND OPERATING RESULTS COULD BE LOWER THAN EXPECTED IF WE ARE UNABLE TO COMPLETE ONE OR MORE SUBSTANTIAL SALES IN A PARTICULAR QUARTER.

     We anticipate that a significant portion of our revenue in each quarter will be derived from a limited number of orders. Individual purchase orders have been as large as $1.5 million and could be larger in the future. We expect the timing of receipt and fulfillment of large orders will cause our quarterly operating results to fluctuate. Our three largest customers accounted for 96% of our total revenue in 1998 and 45% of our total revenue in 1999.

EXISTING AND POTENTIAL COMPETITORS COULD MAKE IT MORE DIFFICULT FOR US TO ACQUIRE AND RETAIN CUSTOMERS.

     The market for online business-to-business applications is rapidly evolving and intensely competitive. Our customers' requirements and the technology available to satisfy those requirements continually change. We expect competition in this market to increase in the future. Our primary competition includes:

     - in-house development by prospective customers or partners, which may be encouraged by providers of single-purpose products;

     - other vendors of applications software or applications development platforms and tools directed at interactive commerce, such as Art Technology Group, BroadVision and Vignette;

     - portal solution providers such as Plumtree Software;

     - marketing solutions providers such as ChannelWave and MarketSoft; and

     - Web site developers that develop custom software or integrate other application software into custom solutions.

     In addition, companies that produce software products with broad market penetration, such as IBM, Microsoft and Oracle, could enter the market for online business-to-business applications by bundling their products to create a product that is competitive with ours, which could discourage users from purchasing our products. Compared to us, many of these and other existing and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources. As a result, they may be able to respond more quickly to new opportunities, technologies and customer requirements. Many existing and potential competitors may also use their greater name recognition and more extensive customer base to gain market share at our expense. Competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than we can, which may adversely affect the pricing of our products and could cause our revenue to decline. In addition, some of our competitors have established or may establish cooperative relationships among themselves or with others to sell, distribute or enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Competitive pressures may make it difficult for us to acquire and retain customers, and it may require us to reduce the price of our products which in turn could reduce our revenue.

OUR REPUTATION AND REVENUE WOULD BE HARMED IF WE EXPERIENCE ANY IMPLEMENTATION DIFFICULTIES OR OTHER PROBLEMS WITH OUR WEBRIDGE PRIVATE EXCHANGE APPLICATION PRODUCTS AND ASSOCIATED SERVICES.

     To date, all of our revenue has been attributable to sales of our Webridge Private Exchange application products and associated services. We expect these products and services to account for most of our future revenue. If any of our customers are unable to successfully develop and deploy their online business-to-business initiatives using our Webridge Private Exchange application product, our reputation could be damaged, which would harm our business.

WE EXPECT TO SUBSTANTIALLY EXPAND OUR BUSINESS AND OPERATIONS, AND OUR BUSINESS WILL BE HARMED IF WE ARE UNABLE TO EFFECTIVELY MANAGE AND SUPPORT THIS EXPANSION.

     We have substantially expanded our business and operations since our inception in 1996. We expect to continue to experience periods of rapid change and growth. Our past expansion has placed, and any future expansion would place, significant demands on our managerial, administrative, operational, financial and other resources. If we are unable to support this growth effectively, we will need to divert resources from expanding our business and toward operational systems, procedures and controls. We expect operating expenses and staffing levels to increase substantially in the future. In particular, we intend to continue hiring a significant number of employees this year and in later years. We also expect to expend resources on expanding accounting and internal management systems and implementing a variety of new systems and procedures. If our revenue does not increase in proportion to our operating expenses, our management systems do not expand to meet increasing demands or our management otherwise fails to support our expansion effectively, our business will be harmed.

OUR EXECUTIVE OFFICERS AND KEY EMPLOYEES ARE CRITICAL TO OUR BUSINESS, BUT THEY MAY NOT REMAIN WITH US IN THE FUTURE, AND WE MAY NOT BE ABLE TO RECRUIT AND RETAIN QUALIFIED EMPLOYEES NECESSARY FOR OUR GROWTH.

     Our performance substantially depends on the performance of our executive officers and key employees, particularly Gary Fielland, our Chief Executive Officer, and Mark Anastas, our Chief Operating Officer. We rely on our ability to attract, retain and motivate highly qualified personnel, especially our management and highly skilled development teams. The loss of the services of any of our executive officers or key employees could cause us to incur increased operating expenses and divert senior management resources to search for replacements. The loss of their services could also harm our reputation if our customers become concerned about our future operations as the result of employee departures. We do not have key person life insurance policies on any of our employees. Our future success also depends on our ability to identify, hire, train and retain additional highly qualified technical and managerial personnel. Competition for these personnel is especially intense in the software industry. We have experienced difficulty hiring and retaining sufficient numbers of highly skilled employees and we expect this difficulty to continue. If we fail to recruit and retain sufficient qualified employees our business will be harmed.

IF WE FAIL TO EXPAND OUR DIRECT SALES FORCE AND BUSINESS RELATIONSHIPS, OUR REVENUE GROWTH AND BUSINESS MAY BE HARMED.

     If we fail to expand our direct sales force or business relationships, our revenue may not grow or it may decline and as a result our business will be seriously harmed. To date, we have sold our products primarily through our direct sales force. Our ability to achieve significant revenue growth will largely depend on our success recruiting and training sufficient direct sales personnel and establishing and maintaining relationships with consultants and third-party integration service providers. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. New hires require training and take time to achieve full productivity. Our recent hires may not become as productive as necessary, and we may be unable to hire sufficient numbers of qualified individuals in the future. We have business relationships with third-party integration service providers and Internet consulting companies. These companies have provided us with sales leads and increased the market acceptance of our products. We do not assure you that these companies will continue to refer sales prospects to us or look at our products favorably or that these relationships will continue.

IF WE ARE UNABLE TO TRAIN A SUFFICIENT NUMBER OF THIRD-PARTY INTEGRATION SERVICE PROVIDERS OR IF OUR PRODUCTS FALL OUT OF FAVOR WITH THESE INTEGRATORS, OUR BUSINESS COULD BE HARMED.

     In many cases, we rely on third-party integration service providers to help deploy and maintain our products. If we are unable to adequately train a sufficient number of third-party integration service providers or if for any reason a large number of these integrators adopt a different product or technology instead of our Webridge Private Exchange application products, our business could be seriously harmed.


WE HAVE RECEIVED CORRESPONDENCE FROM A SYSTEMS INTEGRATOR ALLEGING THAT WE OWE IT APPROXIMATELY $6.4 MILLION IN DAMAGES.



     We have received correspondence from a systems integrator alleging that it suffered damages of approximately $6.4 million as a result of services provided by us in connection with the integrator's redesign of a Web site of one of our customers. The integrator alleges that, as a result of error-ridden code and inadequate software advice provided by us, the redesign of the site failed to perform up to standards. The integrator alleges that the customer consequently withheld payment for the integrator's services and has requested that the integrator reimburse the customer for amounts paid to us to correct the Web site. The integrator alleges that the withheld payments and reimbursement requests total approximately $1.4 million. The integrator is claiming another $5 million in consequential damages because the customer has allegedly indicated that it would not work with the integrator in the future.

     We provided some technical assistance and code on a time and materials basis for the project in question. For these services we billed the integrator approximately $60,000. The customer hired us to assist it in making the site operational after the integrator was terminated.



     We are investigating this claim and intend to defend it vigorously. We have insurance that will cover up to $2 million of this claim. While we believe this claim is without merit, our business or financial condition may be seriously harmed if we do not prevail.



WE HAD AN ACCUMULATED DEFICIT OF $28.8 MILLION AS OF SEPTEMBER 30, 2000, AND WE EXPECT TO INCUR OPERATING LOSSES FOR THE FORESEEABLE FUTURE.


     If our revenue fails to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenue, our business and financial condition will be harmed. We have had substantial losses since our inception and our operating losses may continue and even increase in the future. We expect our operating expenses to increase significantly, especially in the areas of sales, marketing, research and development and recruiting, and, as a result, we will need to generate increased revenue to become profitable. Accordingly, we may never become profitable. The growth rates we have experienced in recent periods may not continue.

OUR PRODUCTS ARE NOT COMPATIBLE WITH MANY EXISTING MAJOR PLATFORMS, WHICH WILL LIMIT OUR REVENUE.

     Our products now operate only on the Microsoft Windows NT and Windows 2000 operating systems. We must continually modify and enhance our products to keep pace with changes in these operating systems. Most businesses do not use the Windows NT and Windows 2000 operating systems and therefore are not potential customers for our products. If our products are incompatible with a new operating system or Internet business application that becomes widely accepted, or if the Microsoft Windows NT and Windows 2000 operating systems become less popular, our business would be harmed. In addition, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, browsers, back-office applications, and other Internet-related applications, could also seriously harm our business.

THE MARKET FOR THE WINDOWS NT OPERATING SYSTEM OR ITS SUCCESSOR VERSION, WINDOWS 2000, MAY FAIL TO DEVELOP FULLY, DEVELOP MORE SLOWLY THAN WE EXPECT OR OTHERWISE BE HARMED.

     Windows NT and its successor version, Windows 2000, are two of several operating systems developed for computers, and their future acceptance is uncertain. Because all of our revenue has been from products and services dependent on the Windows NT operating system, if the market for Windows NT or Windows 2000 fails to develop fully or develops more slowly than we expect, our business and operating results will be seriously harmed. Market acceptance of Windows NT and Windows 2000 will depend on many factors, all of which are beyond our control. If Windows NT and Windows 2000 do not gain wide market acceptance for any reason, potential customers could select competing operating systems, which would reduce the demand for our products and services.

     Our products use the Microsoft Windows NT and Windows 2000 operating systems and related software as a platform and interact with it during operation. If Microsoft discontinues production or support of any of these programs, it would cause significant delays in deployment of our products and in introduction of new products and services until equivalent technology, if available, is identified and integrated. Delays in deploying products or in introducing new products and services could seriously harm our business.

MICROSOFT IS ENGAGED IN LITIGATION WITH THE UNITED STATES GOVERNMENT, THE EUROPEAN COMMISSION AND SUN MICROSYSTEMS, AND RULINGS IN ANY OF THOSE CASES ADVERSE TO MICROSOFT COULD SERIOUSLY HARM OUR BUSINESS.

     The United States government in conjunction with 19 states has sued Microsoft for alleged violations of anti-trust laws. The trial court has ruled that Microsoft violated anti-trust laws and is to be divided into multiple entities. Microsoft has appealed this ruling. The European Commission has also filed suit against Microsoft alleging that it abused its dominant market position in PC operating systems software in the European Community. If as a result of these lawsuits businesses are less willing to purchase the Windows NT operating system, Microsoft is prohibited from shipping its Internet Explorer product or Microsoft delays releasing new products, for some of which we have already created new applications, our business and operating results will be seriously harmed.

     Microsoft is engaged in litigation with Sun Microsystems relating to Microsoft's rights with respect to the Java programming language. We use the version of Java copyrighted by Microsoft. If Sun prevails, we may need to obtain the right to use Java from Sun or another vendor. This right might not be available to us on reasonable terms or at all. The loss of our ability to use Java could cause delays in introducing our products and services until replacement language, if available, is identified, licensed, if necessary, and integrated, which could seriously harm our business.

IF WE DO NOT MAINTAIN OUR RELATIONSHIP WITH MICROSOFT, WE WILL HAVE DIFFICULTY MARKETING OR PRODUCING OUR SOFTWARE PRODUCTS AND SERVICES AND MAY NOT RECEIVE DEVELOPER RELEASES OF WINDOWS NT AND WINDOWS 2000, WHICH WILL SERIOUSLY HARM OUR BUSINESS.

     We work closely with Microsoft on joint marketing efforts to promote the benefits of the Windows NT and Windows 2000 operating systems for Internet-related functions. If our relationship with Microsoft deteriorates, our efforts to market and sell our products and services could be adversely affected and our business would be seriously harmed. Microsoft has great influence over the development plans and buying decisions of businesses using Windows NT and Windows 2000 for their computers. Some of our customers are referred to us by Microsoft and we expect this referral source to increase in the future. Microsoft has no obligation to refer customers to us or to undertake joint marketing efforts with us. Moreover, Microsoft controls the marketing campaigns related to Windows NT and Windows 2000. Microsoft's marketing activities, including trade shows, direct mail campaigns and print advertising, are important to the continued promotion and market acceptance of Windows NT and Windows 2000 and, consequently, of our software products and services. We must maintain a satisfactory relationship with Microsoft, including participating with Microsoft at trade shows and listing our services on Microsoft's Website, to receive referrals from Microsoft. If we are unable to continue our joint marketing efforts with Microsoft or fail to receive referrals from Microsoft, we could be required to devote substantial additional resources and incur additional expenses to market our software products and services directly to potential customers. Furthermore, Microsoft may refer potential customers to our competitors or otherwise support products and services that compete with our own.

     In addition, we depend on receiving from Microsoft developer releases of new versions of, and upgrades to, Windows NT, Windows 2000 and related Microsoft software in order to timely develop and deploy our products and provide services. If we are unable to receive these developer releases, our business will be seriously harmed.

THE MARKET FOR OUR PRODUCTS AND SERVICES IS NEW AND MAY NOT CONTINUE TO DEVELOP OR BE SUSTAINED.

     Our products and services facilitate online commerce and communication over public and private networks. The market for packaged online business-to-business enterprise commerce applications and related services is new and rapidly evolving, and a viable market may fail to emerge or be sustainable. It is difficult to accurately predict the level of demand and market acceptance for our products and services, especially because the deployment of our products and services requires a significant commitment of capital, technology, human and other resources from customers.

     Adoption of online business-to-business enterprise commerce applications, particularly by parties that have previously relied on traditional means of commerce and communication, will require a broad acceptance of new methods of conducting business and exchanging information. Our future revenue and profits will substantially depend on the acceptance and wide use of the Internet for commerce and communication. Furthermore, the Internet and the market for our products may develop more slowly than expected because of inadequate development of communication, network and other necessary infrastructure. If online business-to-business enterprise commerce does not continue to grow or grows more slowly than expected, our business will be seriously harmed.

OUR LENGTHY SALES AND PRODUCT IMPLEMENTATION CYCLES AFFECT OUR REVENUE RECOGNITION AND MAKE IT DIFFICULT TO ACCURATELY FORECAST OUR QUARTERLY RESULTS.

     Our lengthy sales and product implementation cycles are subject to delays over which we have little control. These delays will affect the timing of revenue recognition and make it difficult to accurately forecast our quarterly results. Licensing our Webridge Private Exchange application products is often a company-wide decision by prospective customers that results in a lengthy sales cycle. During the sales process, we educate our customers about the uses and benefits of our products and services. Once the decision has been made to choose our products and services, our customers must commit significant resources over an extended period of time to develop content for the Website and to learn how to operate our software. We generally recognize the revenue related to the sale of our products upon the customer's deployment of our products. Delays in license transactions due to unusually lengthy sales cycles, delays in customer preparation or delays in deploying our products could harm our business and may cause our operating results to vary significantly from quarter to quarter.

OUR COMPLEX PRODUCTS MAY BE ESPECIALLY SUSCEPTIBLE TO PRODUCT DEFECTS THAT COULD HARM OUR REPUTATION AND REVENUE.

     Complex software products like ours may contain undetected errors that will not become apparent until after the products are introduced or when the volume of provided services increases. Product defects could result in all or any of the following consequences, which individually or together could seriously harm our business:

     - loss of revenue;

     - delay in market acceptance;

     - diversion of development resources;

     - damage to our reputation;

     - increased service and warranty costs; and

     - loss of customers and market share to our competitors.

     In addition, defects, like any other problem with our products, could damage our reputation. Because our reputation is important to our success, any damage to our reputation could seriously harm our business.

A BREACH OF THE SECURITY TECHNOLOGY THAT WE USE COULD EXPOSE US TO LIABILITY, HARM OUR REPUTATION OR OTHERWISE SERIOUSLY HARM OUR BUSINESS.

     If any breach of the security features of our products or products that we use as a platform occurs, we could be exposed to liability, and our reputation and business could be seriously harmed. Advances in computer capabilities, new discoveries in cryptography or other events or developments could cause a breach of these security features.

OUR SUCCESS AND COMPETITIVE POSITION DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY, WHICH MAY NOT BE POSSIBLE.

     We do not have any patents or patent applications pending. Existing intellectual property laws afford us only limited protection against infringement or misappropriation of our technology. Others may attempt to disclose, obtain, misappropriate, copy or use our solutions or technologies. This is particularly true in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Policing unauthorized use of our products is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software and other transmitted data. Others may independently develop and obtain patents or copyrights for technologies that are similar or superior to our technologies. If that happens, we may need or want to license these technologies and we may not be able to obtain licenses on reasonable terms, if at all.

     The steps we have taken to prevent misappropriation of our technology, including entering into agreements for that purpose, may be insufficient. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. We may not prevail in an action to protect our intellectual property rights. Litigation like this, even if we prevail, could result in substantial costs and diversions of our management resources, either of which could seriously harm our business.

WE MAY BE SUBJECT TO CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT, WHICH COULD DIVERT MANAGEMENT RESOURCES AND HARM OUR REPUTATION.

     Issues relating to ownership of and rights to use intellectual property can be complicated. In recent years there has been significant litigation in the United States regarding intellectual property rights. We may become involved in disputes that affect our ability to resell or use intellectual property. Others may claim that we have infringed their patent, trademark, copyright or other proprietary rights. It is also possible that claims will be made for indemnification resulting from allegations of infringement. Claims like these could divert management attention, affect our reputation and otherwise seriously harm our business. In addition, intellectual property claims may be asserted against us as a result of the use by us, our customers or others of our products for the transmission, dissemination or display of information on the Internet. Any claims, with or without merit, could be time consuming and costly, delay product shipments or require that we enter into royalty or licensing agreements. As a result, an infringement claim could seriously harm our business. If we are unsuccessful in any future intellectual property litigation, we may be forced to do one or more of the following which could, individually or together, seriously harm our business:

     - stop selling or using technology or services that incorporate the challenged intellectual property;

     - obtain a license to use the relevant technology, which may not be available on reasonable terms or at all;

     - configure products and services or develop new technology to avoid infringement;

     - refund license fees or other payments that we have previously received;
       and

     - pay damages in these disputes.

IF OUR SYSTEMS AND THE SYSTEMS OF OUR KEY PARTNERS AND CUSTOMERS ARE NOT YEAR 2000 COMPLIANT, WE COULD INCUR INCREASED COSTS, DELAY OR LOSS OF REVENUE, DIVERSION OF DEVELOPMENT RESOURCES OR DAMAGE TO OUR REPUTATION.

     Computer systems problems relating to the year 2000 may still be discovered months after January 1, 2000. Our products are generally integrated into computer systems involving sophisticated hardware and complex software products, which may not be Year 2000 compliant. The failure of our customers' systems to be Year 2000 compliant and the related problems that may be discovered in early 2000 could impede the success of applications that we or our partners have developed for them. Accordingly, known or unknown defects that affect the operation of our software, including any defects or errors in our product applications or systems that implement our products, could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service or warranty costs and litigation costs.

TO REMAIN COMPETITIVE, WE WILL NEED ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE ON SATISFACTORY TERMS OR AT ALL.

     We expect the net proceeds from this offering, together with existing cash and available borrowings under our credit facilities, will be sufficient for us to meet our working capital and capital expenditure requirements for at least the next 12 months. We may, however, need additional financing sooner if we:

     - fail to achieve our projected revenue levels;

     - expand faster than planned;

     - develop services or products ahead of schedule;

     - need to respond to competition; or

     - decide to acquire complementary products, businesses or technologies.

     If we raise additional funds through the sale of equity or convertible debt securities, your percentage ownership will be reduced. In addition, these transactions may dilute the value of our common stock. We may issue securities with rights, preferences and privileges senior to our common stock. We may not be able to raise additional funds on terms satisfactory to us or at all.

WE HAVE NO SIGNIFICANT EXPERIENCE OPERATING INTERNATIONALLY, WHICH MAY MAKE IT DIFFICULT AND COSTLY TO EXPAND OVERSEAS.

     To date, we have derived most of our revenue from sales to customers in the United States. We recently opened one office in Europe and one office in Japan and we plan to expand our international operations. There are many barriers to competing successfully internationally, including:

     - costs of customizing products for use in foreign countries;

     - difficulties staffing and managing foreign operations;

     - fluctuations in currency exchange rates;

     - varying technology standards and capabilities;

     - insufficient or unreliable telecommunications infrastructure and Internet access; and

     - import and export restrictions and tariffs.

     As a result of these factors, we may not be able to profitably market, sell and deliver our products and services in international markets.

                     RISKS RELATED TO THE INTERNET INDUSTRY

IF WE ARE UNABLE TO MEET THE RAPID TECHNOLOGICAL CHANGES IN ONLINE COMMERCE AND COMMUNICATION, OUR EXISTING PRODUCTS AND SERVICES COULD BECOME OBSOLETE.

     Our products and services may fail to be competitive if we do not match the pace of technological developments in Internet commerce and communication. The information services, software and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, and evolving industry standards and practices. The introduction of products and services embodying new technologies and the emergence of new industry standards and practices can render our existing products and services obsolete. Our future success will depend, in part, on our ability to:

     - develop leading technologies;

     - enhance our existing products and services;

     - develop new products and services that address the increasingly sophisticated and varied needs of our prospective customers; and

     - respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

     Internet commerce technology is complex and new products and enhancements can require long development periods. If we are unable to develop and introduce new products and services or enhancements in a timely manner in response to changing market conditions or customer requirements, or if new products and services do not achieve market acceptance, our business will be seriously harmed.

NEW AND EXISTING LAWS COULD EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY AFFECT OUR BUSINESS BY LIMITING THE GROWTH OF INTERNET COMMERCE.

     The adoption of laws or regulations that restrict our methods of doing business or limit the growth of the Internet could decrease demand for our products and services and increase our cost of doing business. There are now relatively few laws specifically directed towards online services, and it may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, consumer protection and taxation, apply to the Internet. Due to the increasing popularity of the Internet generally and Internet commerce specifically, we expect that federal, state or foreign agencies will enact laws and regulations with respect to the Internet. These new laws and regulations may address issues like online user privacy, pricing, taxation, content and quality of products and services. If enacted, these laws and regulations could prohibit different aspects of our business, increase our costs and administrative burdens and limit the market for our products and services or those of our customers, which could seriously harm our business. For example, because our products involve the solicitation of personal data regarding individual consumers, our business could be limited by laws regulating the solicitation, collection or processing of this data. The Telecommunications Act of 1996 prohibits the transmission of some types of information and content over the Internet. The scope of the prohibition and the liability associated with a Telecommunications Act violation are unsettled. Legislation imposing potential liability upon us for information carried on or disseminated through our products could cause us to implement costly measures to reduce our exposure to this liability or to discontinue certain services. Our business could be harmed by the expense involved in reacting to actual or potential liability associated with the Telecommunications Act or other Internet-related laws and regulations. In addition, the increased attention focused upon liability issues as a result of the Telecommunications Act could limit the growth of Internet commerce, which could decrease demand for our products.

LIMITATIONS ON THE ONLINE COLLECTION OF PROFILE INFORMATION COULD HARM THE MARKET FOR OUR PRODUCTS.

     The reluctance of online users to provide personal data and laws and regulations prohibiting use of personal data gathered online, without express consent or notification of the possible dissemination of their personal data, could limit the effectiveness of our products. One of the principal features of our Webridge Private Exchange application products is the ability to develop and maintain profiles of online users to assist business managers in determining the nature of the content to be provided to these online users. Profile information is often captured when consumers, business customers and employees visit a Web site and volunteer information in response to survey questions concerning their backgrounds, interests and preferences. Profiles are augmented over time through the subsequent collection of usage data. Some of our prospective customers may have adopted or participate in voluntary online marketing guidelines that discourage use of profiling techniques and personal information for marketing purposes without the express consent of online users. Moreover, the perception by prospective customers that substantial security and privacy concerns exist among online users, whether or not valid, may inhibit market acceptance of our products. In addition, new laws and regulations could limit the use of profiling and sharing of personal data with others by requiring businesses to notify Web site users that the data captured from them while online may be used by marketing entities to direct product messages to them. In some cases, those new laws may even require businesses to obtain the express permission of online users to collect, store and use the profile or personal data. Recent federal legislation and regulations already impose such limits on the data obtained from children under the age of 13. Many bills have been introduced in the United States Congress and state legislatures intended to impose limits on the use of personal information about all online users. Other countries and economic trade areas, including the European Union and its member states, have adopted legal restrictions on the collection, use and processing of personal data. While similar legal requirements have been adopted in some states, we do not believe that they will materially harm our business. It is also possible that similar laws could be adopted in the United States on the federal level. If these restrictions on the use of personal data become federal law in the United States or if the privacy concerns of online users are not adequately addressed, the market for our Webridge Private Exchange application products could be harmed.

                         RISKS RELATED TO THIS OFFERING

WE EXPECT THE MARKET PRICE OF OUR COMMON STOCK TO BE VOLATILE, AND IT MAY DROP UNEXPECTEDLY.

     The initial public offering price will be determined through negotiations between us and the representatives of the underwriters based on factors that may not be indicative of future market performance. The initial public offering price may be higher than the price at which the common stock will trade on completion of this offering. An active public market for our common stock may not develop or be sustained after this offering.

     The market price of our common stock is likely to be highly volatile following this offering and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of new products or services by us or our competitors, market conditions affecting Internet companies generally, changes in financial estimates by securities analysts or other events or factors, many of which are beyond our control.

     The stock market and specifically the stock prices of Internet related companies have been very volatile. This volatility is often not related to the operating performance of these companies. This broad market and industry volatility may reduce or increase the price of our common stock, without regard to our operating performance. Due to this volatility, the market price of our common stock could significantly decrease.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business and the market price of our common stock.

THE FUTURE SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK BY STOCKHOLDERS MAY NEGATIVELY AFFECT OUR STOCK PRICE.

     The price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering, or the perception that these sales could occur. In addition, we have a significant number of shares that are subject to outstanding options and warrants as well as shares subject to lock-up agreements with FleetBoston Robertson Stephens Inc. prohibiting the sale of the shares for 180 days following the date of this prospectus. The exercise of these options and warrants or the early release of shares from the lock-up agreements and the subsequent sale of the underlying common stock could cause a decline in our stock price. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we believe appropriate. For a more detailed description of the number of shares that may be sold following this offering, see "Shares Eligible for Future Sale."

ANY PREFERRED STOCK ISSUED IN THE FUTURE WILL HAVE RIGHTS SUPERIOR TO THE RIGHTS OF OUR COMMON STOCK.

     Following this offering, our board of directors will have the authority to issue up to 50 million shares of preferred stock and to determine the price, voting power, preferences and other terms of the shares. The board of directors may exercise this authority without any further approval by the stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.

BECAUSE WE ARE UNABLE TO IDENTIFY THE SPECIFIC USES FOR THE NET PROCEEDS OF THIS OFFERING, YOU WILL BE RELYING ON THE JUDGMENT OF OUR MANAGEMENT REGARDING THE APPLICATION OF THE PROCEEDS.

     We have not identified any specific use for the net proceeds of this offering. Rather, we expect to use the net proceeds for general corporate purposes, including working capital. Consequently, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management regarding the application of the proceeds.

BECAUSE OUR EXECUTIVE OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK, THEY WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER US.


     Upon completion of this offering, our directors and executive officers and their affiliates will beneficially own approximately 39.6% of the outstanding common stock. As a result, if these stockholders act together, they will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions like mergers and other business combinations. This concentration of ownership may also have the effect of delaying or preventing a change in control of us unless it is supported by our directors and executive officers.


       CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS; MARKET DATA

     This prospectus contains forward-looking statements that are subject to risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as elsewhere in the prospectus. We generally use words such as "believes," "intends," "expects," "anticipates," "plans," and similar expressions to identify forward-looking statements. This prospectus also contains estimates by others regarding the size and growth of the Internet professional services market and Internet usage in general. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially and adversely from those anticipated in the forward-looking statements for many reasons, including the risk factors described above and elsewhere in this prospectus.

     Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations.

     This prospectus contains data related to the commerce over the Internet, commonly referred to as e-commerce or eCommerce, economic sector and the Internet professional services industry. These market data have been included in studies published by the market research firms International Data Corporation and Forrester Research. These data include projections that are based on a number of assumptions, including increasing worldwide business use of the Internet, the growth in the number of Web access devices per user, the absence of any failure of the Internet and the continued improvement of security on the Internet. If any of these assumptions is incorrect, actual results may differ from the projections based on those assumptions and these markets may not grow at the rates projected by these data, or at all, or these markets may decline. The failure of these markets to grow at these projected rates may have a material adverse effect on our business and the market price of our common stock.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from this offering of approximately $44.9 million, or approximately $51.8 million if the underwriters' overallotment option is exercised in full, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. These estimates are based on an initial public offering price of $9.00 a share.

     We expect to use the net proceeds from this offering for working capital and other general corporate purposes, including sales and marketing activities in the United States, Europe and Asia, product development and support, and hiring of additional personnel. We have, however, no specific quantifiable plan for allocation of the proceeds. In addition, although we have no understandings, commitments or agreements concerning any acquisition or investment, we might use a portion of the remaining proceeds to acquire or invest in companies, technology, services or products that complement our business. Before we use the net proceeds of this offering, we intend to invest them in short-term, interest-bearing, investment grade securities.

     The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate future access to public equity markets.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying cash dividends. We intend to retain earnings, if any, to fund the development and growth of our business.

                                 CAPITALIZATION


     The following table sets forth, as of September 30, 2000, our cash and cash equivalents and our capitalization on an actual basis and as adjusted to give effect to the automatic conversion of all of our outstanding preferred stock into common stock upon the completion of this offering and the sale by us of 5,500,000 shares of common stock offered at an assumed initial public offering price of $9.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. This information should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.



     The shares issued and outstanding do not include 1,670,363 shares issuable on the exercise of outstanding options at a weighted-average exercise price of $3.29 as of September 30, 2000, an outstanding warrant to purchase shares of convertible preferred stock at an exercise price of $4.24 at September 30, 2000 convertible into 1,571 shares of common stock, an outstanding warrant to purchase 33,000 shares of common stock at an exercise price of $11.25 per share at September 30, 2000 and 619,343 shares issuable on the exercise of options granted after September 30, 2000.



                                                                SEPTEMBER 30, 2000
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
Cash and cash equivalents...................................  $ 11,079     $ 55,989
                                                              ========     ========
Long-term debt and capital lease obligations, net of current
  portion...................................................  $    249     $    249
Stockholders' equity:
  Convertible preferred stock, 17,844,000 shares authorized,
     17,745,556 issued and outstanding, actual, that will be
     converted into 11,828,816 shares of common stock upon
     completion of this offering; no shares issued or
     outstanding, as adjusted...............................        18           --
  Common stock, 50,000,000 shares authorized, 9,622,898
     issued and outstanding, actual; 26,951,714 shares
     issued and outstanding, as adjusted....................        14           38
  Additional paid-in capital................................    44,781       89,685
  Deferred stock-based compensation.........................    (2,706)      (2,706)
  Accumulated other comprehensive income....................       (45)         (45)
  Accumulated deficit.......................................   (28,782)     (28,782)
                                                              --------     --------
          Total stockholders' equity........................    13,280       58,190
                                                              --------     --------
          Total capitalization..............................  $ 13,529     $ 58,439
                                                              ========     ========

                                    DILUTION


     Our pro forma net tangible book value as of September 30, 2000 was $13,280,000, or $0.62 per share of common stock, after giving effect to the automatic conversion of all of our outstanding preferred stock into 11,828,816 shares of common stock upon the completion of this offering. Pro forma net tangible book value per share is determined by dividing our pro forma tangible net worth by the pro forma number of shares of common stock outstanding. Assuming our sale of 5,500,000 shares of common stock, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2000 would have been $58.2 million, or $2.16 per share. This represents an immediate increase in pro forma net tangible book value of $1.54 per share to existing stockholders and an immediate dilution of $6.84 per share to investors purchasing shares in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $9.00
Pro forma net tangible book value per share as of September
  30, 2000..................................................  $0.62
Increase attributable to this offering......................   1.54
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            2.16
                                                                       -----
Dilution to new investors...................................           $6.84
                                                                       =====



     The following table summarizes, as of September 30, 2000 on the pro forma basis described above, the total number of shares of common stock purchased from us, the total consideration paid and the average price paid per share by the existing stockholders and by the new investors based on an assumed initial public offering price of $9.00 per share before deducting the estimated underwriting discounts and commissions and offering expenses payable by us.



                                           SHARES PURCHASED       TOTAL CONSIDERATION
                                         --------------------    ---------------------    AVERAGE PRICE
                                           NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                         ----------   -------    -----------   -------    -------------
Existing stockholders..................  21,451,714    79.6%     $39,961,280    44.7%         $1.86
New investors..........................   5,500,000    20.4       49,500,000    55.3           9.00
                                         ----------    ----      -----------    ----
          Total........................  26,951,714     100%     $89,461,280     100%
                                         ==========    ====      ===========    ====



     The tables and calculations above assume no exercise of any stock options and warrants after September 30, 2000. The foregoing discussion and table excludes:



     - 1,670,363 shares issuable on the exercise of outstanding options at a weighted-average exercise price of $3.29;



     - 1,400,201 shares of common stock available for issuance under our stock incentive plans and our stock purchase plan;



     - 2,356 shares of convertible preferred stock subject to a warrant outstanding as of September 30, 2000 at an exercise price of $4.24 per share convertible into 1,571 shares of common stock;



     - 33,000 shares of common stock subject to a warrant outstanding as of September 30, 2000 at an exercise price of $11.25 per share;



     - 619,343 shares issuable upon exercise of options granted after September 30, 2000; and


     - 825,000 shares issuable upon exercise of the underwriters' over-allotment option.


     If exercisable options to purchase 121,873 shares of common stock and the warrant to purchase 2,356 shares of convertible preferred stock had been exercised as of September 30, 2000, our pro forma net tangible book value per share as of that date would have been $0.62 and dilution to new investors would have been $6.85 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes that are included in this prospectus. The following information has been derived from the audited consolidated financial statements included elsewhere in this prospectus:

     - Consolidated statements of operations data for each of the years in the three-year period ended December 31, 1999; and

     - Consolidated balance sheet data as of December 31, 1998 and 1999.

     The following information has been derived from audited consolidated financial statements that do not appear in this prospectus:

     - Consolidated statement of operations data for the period from June 26, 1996 (inception) to December 31, 1996; and

     - Consolidated balance sheet data as of December 31, 1996 and 1997.

     The following information has been derived from the unaudited consolidated financial statements included elsewhere in this prospectus:


     - Consolidated statements of operations data for the nine months ended September 30, 1999 and 2000; and



     - Consolidated balance sheet data as of September 30, 2000.



     Results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the full fiscal year or any future period.



                                       PERIOD FROM
                                      JUNE 26, 1996                                  NINE MONTHS ENDED
                                      (INCEPTION) TO    YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                       DECEMBER 31,    ---------------------------   ------------------
                                           1996         1997      1998      1999      1999       2000
                                      --------------   -------   -------   -------   -------   --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                            (UNAUDITED)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenue:
  Product licenses..................      $  --        $    --   $   175   $ 1,879   $ 1,123   $  5,918
  Services..........................         --             --       148     2,568     1,097      4,542
                                          -----        -------   -------   -------   -------   --------
     Total revenue..................         --             --       323     4,447     2,220     10,460
                                          -----        -------   -------   -------   -------   --------
Cost of revenue:
  Cost of product licenses..........         --             --         9        --        --         28
  Cost of services..................         --             --       135     1,332       738      2,977
                                          -----        -------   -------   -------   -------   --------
     Total cost of revenue..........         --             --       144     1,332       738      3,005
                                          -----        -------   -------   -------   -------   --------
Gross profit........................         --             --       179     3,115     1,482      7,455
                                          -----        -------   -------   -------   -------   --------
Operating expenses:
  Research and development..........        163          1,514     3,403     4,939     3,443      7,433
  Sales and marketing...............         --            427     1,926     5,317     3,403      9,791
  General and administrative........         41            327       724     1,376       916      3,363
                                          -----        -------   -------   -------   -------   --------
     Total operating expenses.......        204          2,268     6,053    11,632     7,762     20,587
                                          -----        -------   -------   -------   -------   --------
Loss from operations................       (204)        (2,268)   (5,874)   (8,517)   (6,280)   (13,132)
Other income (expense), net.........         (5)            71        59       298       227        790
                                          -----        -------   -------   -------   -------   --------
Net loss............................      $(209)       $(2,197)  $(5,815)  $(8,219)  $(6,053)  $(12,342)
                                          =====        =======   =======   =======   =======   ========
Basic and diluted net loss per
  share.............................      $0.00        $ (2.30)  $ (1.63)  $ (1.45)  $ (1.12)  $  (1.64)
Shares used in computing basic and
  diluted net loss per share........          0            956     3,571     5,680     5,416      7,535

                                                             DECEMBER 31,
                                                   ---------------------------------   SEPTEMBER 30,
                                                   1996     1997     1998     1999         2000
                                                   -----   ------   ------   -------   -------------
                                                                    (IN THOUSANDS)
                                                                                        (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents........................  $  79   $4,995   $5,951   $22,214      $11,079
Working capital (deficit)........................   (233)   4,782    7,431    22,695       11,730
Total assets.....................................    108    5,276    8,721    27,400       20,613
Long-term debt and capital lease obligations, net
  of current portion.............................     --       38      252        16          249
Total stockholders' equity (deficit).............   (204)   5,025    7,621    23,254       13,280

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this prospectus.

OVERVIEW

     We provide Web-based packaged application software for online business-to-business enterprise commerce. We were incorporated in 1996 and were a development stage company from incorporation through the first half of 1998. We initially developed our Webridge Private Exchange Base Site for building online applications, Webridge Studio-Site Designer for building page layouts and Webridge Studio-Entity Manager for data modeling. These products were first released in 1998. Following our first product release in 1998, we have developed and released several versions of our products.


     In 1999, we introduced three packaged applications: one for managing partner relationships, one for knowledge management and one for online commerce. In 1999 we also introduced four add-on application modules: Webridge Lead Manager for automating sales lead management, Webridge Notification Manager for outbound email and fax messaging, Webridge Configuration Manager, a rules-driven application to reduce order errors, and Webridge Commerce Manager, a comprehensive online order management and processing system. In 2000 we introduced two additional add-on application modules: Webridge Event Manager for group calendaring and scheduling and Webridge Discussion Manager for creating secure discussion forums for group collaboration and knowledge sharing. We expect to continue to develop additional online business applications. As of September 30, 2000, we have licensed Webridge Private Exchange to 38 companies. To date, all of our products and services have been sold through our domestic direct sales force and are deployed by our professional services organization, third-party integration service providers or a combination of both.


     Our revenue is derived from the sale of perpetual and subscription-based product licenses and from deployment, support, hosting and training services. Our perpetual product license revenue is based on per-server license fees for software and per-user license fees for authenticated users. Subscription-based product licenses revenue is based on monthly or quarterly fees for time-based contracts for the use of server software and authenticated user licenses.

     Product licenses revenue is recognized when persuasive evidence of a customer agreement exists, the product has been delivered, we have no remaining significant implementation obligations, the license fee is fixed or determinable and collection of the fee is probable. Subscription-based product licenses revenue is recognized ratably over the period of the subscription contract, typically two years.


     Our professional services are comprised of deployment, hosting, support and training services. Deployment services revenue is based on fees for time-and-materials and fixed-price contracts for deployment, application development, integration and software installation. Deployment services revenue from time-and-material based contracts is recognized as the services are performed. We recognize deployment services fees on fixed-price contracts when specific contractual milestones are achieved, or based on an estimated percentage of completion as work progresses. Our non-subscription customers typically purchase annual support agreements for periodic product upgrades, online support and phone support. For subscription-based customers, support services are paid monthly or quarterly. Support revenue is recognized ratably over the period of the contract, typically one year for non-subscription based contracts and two years for subscription based contracts. Hosting services include initial setup and ongoing operation of a server to host our software and are based on monthly or quarterly fees. Revenue for hosting services, including the initial set up fee, is recognized ratably over the period of the contract, typically one year. We recognize billable amounts due from customers in excess of revenue recognized as deferred revenue. The timing of customer billings can vary significantly depending on specific contract terms and can therefore have a significant impact on deferred revenue in any period.

     Cost of revenue consists of license fees necessary to manufacture our products, as well as personnel and other expenses relating to professional services. Since inception, we have incurred substantial research and development costs and have invested heavily in the expansion of our sales, marketing and professional services organizations to build an infrastructure to support our long-term growth. As a result of investments in our infrastructure, we have incurred net losses in each quarter since inception and, as of September 30, 2000, had an accumulated deficit of $28.8 million. We anticipate that our operating expenses will increase substantially for the foreseeable future as we expand our product development, sales, marketing and professional services staff. In addition, we expect to incur substantial expenses associated with development of third-party-based integration service provider and joint marketing programs. Accordingly, we expect to incur net losses for the foreseeable future.



     As of September 30, 2000, we had recorded aggregate deferred stock-based compensation of $3.7 million. Deferred stock-based compensation is amortized as options become exercisable, generally over a period of four years. We amortized deferred stock-based compensation of $279,000 in 1999 and $730,000 in the nine months ended September 30, 2000. Amortization of deferred stock-based compensation recorded as of September 30, 2000 will approximate $228,000 in 2000, $911,000 for the remainder of 2001, $911,000 in 2002, $632,000 in 2003 and
$24,000 in 2004.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated statement of operations data as a percentage of total revenue for the periods indicated.


                                                                             NINE MONTHS
                                                           YEARS ENDED          ENDED
                                                           DECEMBER 31,     SEPTEMBER 30,
                                                          --------------    --------------
                                                           1998     1999    1999     2000
                                                          ------    ----    -----    -----
Revenue:
  Product licenses......................................      54%     42%     51%      57%
  Services..............................................      46      58      49       43
                                                          ------    ----    ----     ----
     Total revenue......................................     100     100     100      100
                                                          ------    ----    ----     ----
Cost of revenue:
  Cost of product licenses..............................       3      --      --       --
  Cost of services......................................      42      30      33       29
                                                          ------    ----    ----     ----
     Total cost of revenue..............................      45      30      33       29
                                                          ------    ----    ----     ----
  Gross profit..........................................      55      70      67       71
                                                          ------    ----    ----     ----
Operating expenses:
  Research and development..............................   1,054     111     155       71
  Sales and marketing...................................     596     120     153       94
  General and administrative............................     224      31      41       32
                                                          ------    ----    ----     ----
     Total operating expenses...........................   1,874     262     350      197
     Loss from operations...............................  (1,819)   (192)   (283)    (126)
Other income (expense), net.............................      19       7      10        8
                                                          ------    ----    ----     ----
     Net loss...........................................  (1,800)%  (185)%  (273)%   (118)%
                                                          ======    ====    ====     ====



NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000


Revenue


     Our revenue was $2.2 million in the nine months ended September 30, 1999 and $10.5 million in the nine months ended September 30, 2000, an increase of $8.3 million.



     Our product licenses revenue was $1.1 million in the nine months ended September 30, 1999 and $5.9 million in the nine months ended September 30, 2000, an increase of $4.8 million. Product license fees, on a perpetual and subscription basis, are the sole source of product licenses revenue. The increase in our product licenses revenue resulted from the increase in customers over the prior year period and reorders from existing customers, both resulting from an increase in the size and productivity of the sales and marketing force and expanded product offerings.



     Our services revenue was $1.1 million in the nine months ended September 30, 1999 and $4.5 million in the nine months ended September 30, 2000, an increase of $3.4 million. Services revenue represented 49% of total revenue in the nine months ended September 30, 1999 and 43% in the nine months ended September 30, 2000. Professional service fees are the predominant source of services revenue. The increase in services revenue reflects increased Webridge Private Exchange project deployments in the nine months ended September 30, 2000 as well as revenue recognized with respect to contracts entered into in 1999. The decrease in services revenue as a percentage of total revenue in the nine months ended September 30, 2000 is due to the decreased service component compared to product licenses in contracts generating revenue in 2000. Due to our limited experience selling our products, we are uncertain how services revenue associated with such sales will affect our results of operations in the future. In addition, the percentage of total revenue represented by services revenue in prior fiscal periods may not be indicative of levels to be expected in future periods, depending in part on our use of third-party integration service providers versus our own professional services organization.

Cost of Revenue


     Cost of Product Licenses Revenue. Cost of product licenses revenue was $0 in the nine months ended September 30, 1999 and $28,000 in the nine months ended September 30 2000.



     Cost of Services Revenue. Cost of services revenue was $738,000 in the nine months ended September 30, 1999 and $3.0 million in the nine months ended September 30, 2000, an increase of $2.3 million. Cost of services revenue was 67% of services revenue in the nine months ended September 30, 1999 and 66% in the nine months ended September 30, 2000. The increase in cost of services revenue was primarily due to an increase in professional service deployment personnel and third-party integration services provider fees to deploy the increased number of our products. Cost of services revenue as a percentage of services revenue was relatively unchanged for the periods but may vary significantly between periods due to the services component in customer contracts and the mix of services provided by us and third-party integration service providers.


Operating Expenses


     Research and Development. Research and development expenses were $3.4 million in the nine months ended September 30, 1999 and $7.4 million in the nine months ended September 30, 2000, an increase of $4.0 million, or 117%. The increase was primarily related to the increased use of outside contractors to support our product development of Webridge Private Exchange, Site Designer and Entity Manager. We believe that continued investment in research and development is critical to our future success and we expect these expenses to increase over time.



     Sales and Marketing. Sales and marketing expenses were $3.4 million in the nine months ended September 30, 1999 and $9.8 million in the nine months ended September 30, 2000, an increase of $6.4 million. The increase primarily reflects commissions and bonuses on increased sales and our increased investment in our sales and marketing infrastructure, which included significant personnel-related costs due to the addition of 29 sales and marketing personnel, trade show expenses, direct mail expenses, public relations expenses and Web site development. We expect sales and marketing expenses to increase in the future.



     General and Administrative. General and administrative expenses were $916,000 in the nine months ended September 30, 1999 and $3.4 million in the nine months ended September 30, 2000, an increase of $2.5 million. The increase was primarily the result of adding 12 finance, executive and administrative personnel to support the growth of our business, the increased use of outside legal and accounting services, expanded human resources programs, and establishing operations in the United Kingdom and Japan. Also contributing to the increase were $506,000 of expenses related to our delayed initial public offering in June 2000. General and administrative costs represented 41% of total revenue in the nine months ended September 30, 1999 and 32% in the nine months ended September 30, 2000. We expect general and administrative expenses to increase in the future as we expand our corporate infrastructure to meet the requirements of a public company.



     Other Income (Expense), Net. Other income (expense), net, was $227,000 in the nine months ended September 30, 1999 and $790,000 in the nine months ended September 30, 2000, an increase of $563,000. The increase reflects the higher cash and short-term investment base as a result of proceeds we received from the issuance of Series C convertible preferred stock in December 1999 and January 2000. Interest expense was $31,000 in the nine months ended September 30, 1999 and $74,000 in the nine months ended September 30, 2000, an increase of $43,000. The increase was due to short-term bank borrowings and increased capital lease obligations.

YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

Revenue

     Our revenue was $0 in 1997, $323,000 in 1998 and $4.4 million in 1999, an increase of $4.1 million from 1998 to 1999. Our three largest customers in 1998 accounted for 96% of our total revenue in 1998 and our three largest customers in 1999 accounted for 45% of our total revenue in 1999.

     Our product licenses revenue was $175,000 in 1998 and $1.9 million in 1999, an increase of $1.7 million. The increase in our product licenses revenue from 1998 to 1999 was due to the initial introduction of the Webridge Private Exchange application products in late 1998, the release of packaged applications and add-on modules, and increases in both the size and productivity of our sales force. Virtually none of this revenue increase was attributable to increased prices.

     Our services revenue was $148,000 in 1998 and $2.6 million in 1999, an increase of $2.5 million. In 1998 and 1999, services revenue consisted primarily of deployment services fees and, to a lesser extent, support and hosting services, associated with increasing product licenses revenue during these periods. The increase in services revenue from 1998 to 1999 reflects an increased number of customers for our applications and the recognition of revenue from contracts entered into in prior periods. Services revenue represented 46% of our total revenue in 1998 and 58% in 1999. The increase in services revenue as a percentage of our total revenue from 1998 to 1999 is due to use of the required accounting methods to allocate revenue among the various elements of our contracts and to determine timing of recognition of those elements. Revenue is allocated first to services and then to product licenses using the residual-method specified under SOP 98-9, resulting in allocation of all discounts to product licenses. In accordance with SOP 97-2, professional services revenue is recognized at the time the services are performed and product licenses revenue is recognized at the time there are no remaining significant obligations, usually resulting in earlier recognition of professional services revenue relative to product licenses revenue. Due to our limited experience selling Webridge Private Exchange, we are uncertain how services revenue associated with such sales will affect our results of operations in the future. In addition, the percentage of total revenue represented by services revenue in prior fiscal periods may not be indicative of levels to be expected in future periods, depending in part on our use of third-party integration service providers versus our own professional services organization.

Cost of Revenue

     Cost of Product Licenses Revenue. Cost of product licenses revenue was $9,000 in 1998 and was nominal in 1999. In 1998 we incurred one-time license fees for third-party software included in our product.

     Cost of Services Revenue. Cost of services revenue was $135,000 in 1998 and $1.3 million in 1999, an increase of $1.2 million. The increase from 1998 to 1999 was a result of growth in our professional services organization and the use of third-party integration service providers to deploy an increased number of our products for our growing customer base. Cost of services revenue as a percentage of services revenue was 91% in 1998 and 52% in 1999. The decrease in cost of services revenue as a percentage of services revenue from 1998 to 1999 was the result of allocation of deployment services fixed costs over increased 1999 services revenue. Cost of services revenue as a percentage of services revenue may vary significantly between periods due to the services component in customer contracts and the mix of services provided by us and third-party integration service providers.

Operating Expenses

     Research and Development. Research and development expenses were $1.5 million in 1997, $3.4 million in 1998 and $4.9 million in 1999, increases of $1.9 million, or 127%, from 1997 to 1998, and $1.5 million, or 44%, from 1998 to 1999. The increases from 1997 through 1999 were primarily related to the addition of software developers and outside contractors to support our product development and testing activities related to the development and release of our applications. We added 17 employees in 1997, eight in 1998 and six in 1999. We believe continued investment in research and development is critical to our future success and we expect these expenses to increase over time.

     Sales and Marketing. Sales and marketing expenses were $427,000 in 1997, $1.9 million in 1998 and $5.3 million in 1999, increases of $1.5 million, or 375%, from 1997 to 1998, and $3.4 million, or 179%, from 1998 to 1999. The increases from 1997 through 1999 mainly reflect significant personnel-related costs, such as salaries, benefits, commissions and travel and entertainment expenses, due to the addition of six sales and marketing employees in 1997, 11 in 1998 and 13 in 1999. To a lesser degree, the increases result from increased sales and marketing activities, which included tradeshows, advertising, public relations and other promotional expenses. We expect sales and marketing expenses to increase in the future.

     General and Administrative. General and administrative expenses were $327,000 in 1997, $724,000 in 1998 and $1.4 million in 1999, increases of
$397,000, or 121%, from 1997 to 1998, and $676,000, or 93%, from 1998 to 1999.
The increases from 1997 through 1999 were primarily the result of additional finance, executive and administrative personnel as well as increased use of outside legal and accounting services to support the growth of our business during these periods. General and administrative costs represented 31% of our total revenue in 1999. We expect general and administrative expenses to increase in the future as we expand our corporate infrastructure to meet the requirements of a public company.

     Other Income (Expense), Net. Other income (expense), net, was $71,000 in 1997, $59,000 in 1998 and $298,000 in 1999 and primarily consisted of interest income offset by interest expense.

     Income Taxes. For income tax purposes, we were an S corporation from inception through August 1997 and, accordingly, any losses for that period passed through to the stockholders. As of December 31, 1999, we had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $14.8 million and tax credit carryforwards of $529,000, which expire at various dates through 2019. The United States tax laws contain provisions that limit the use in any future period of net operating loss and credit carryforwards upon the occurrence of certain events, including a significant change in ownership interests. We had significant changes in ownership interests that occurred in August 1997 and December 1999. We had deferred tax assets, including our net operating loss carryforwards and tax credits, totaling approximately $6.2 million as of December 31, 1999. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset balance.

QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth unaudited consolidated statement of operations data for each of the seven fiscal quarters ended September 30, 2000, as well as this data expressed as a percentage of our total revenue for the periods indicated. This data has been derived from our unaudited consolidated financial statements that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the financial statements and related notes.



                                                                THREE MONTHS ENDED
                            ------------------------------------------------------------------------------------------
                            MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                              1999        1999         1999            1999         2000        2000         2000
                            ---------   --------   -------------   ------------   ---------   --------   -------------
                                                                  (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue:
  Product licenses........   $   243    $   281       $   599        $   756       $ 1,159    $ 2,067       $ 2,692
  Services................       100        248           749          1,471         1,357      1,432         1,753
                             -------    -------       -------        -------       -------    -------       -------
    Total revenue.........       343        529         1,348          2,227         2,516      3,499         4,445
Cost of revenue:
  Cost of product
    licenses..............        --         --            --             --             3         19             6
  Cost of services........       237        215           286            594           822      1,033         1,122
                             -------    -------       -------        -------       -------    -------       -------
    Total cost of
      revenue.............       237        215           286            594           825      1,052         1,128
                             -------    -------       -------        -------       -------    -------       -------
Gross profit..............       106        314         1,062          1,633         1,691      2,447         3,317
Operating expenses:
  Research and
    development...........     1,107      1,092         1,244          1,496         1,631      2,282         3,520
  Sales and marketing.....       886      1,097         1,420          1,914         2,657      3,185         3,949
  General and
    administrative........       293        297           326            460           694      1,461         1,208
                             -------    -------       -------        -------       -------    -------       -------
    Total operating
      expenses............     2,286      2,486         2,990          3,870         4,982      6,928         8,677
Loss from operations......    (2,180)    (2,172)       (1,928)        (2,237)       (3,291)    (4,481)       (5,360)
Other income (expense),
  net.....................        88         91            48             71           284        243           263
                             -------    -------       -------        -------       -------    -------       -------
Net loss..................   $(2,092)   $(2,081)      $(1,880)       $(2,166)      $(3,007)   $(4,238)      $(5,097)
                             =======    =======       =======        =======       =======    =======       =======
AS A PERCENTAGE OF TOTAL
  REVENUE:
Revenue:
  Product licenses........      70.9%      53.1%         44.4%          33.9%         46.1%      59.1%         60.6%
  Services................      29.1       46.9          55.6           66.1          53.9       40.9          39.4
                             -------    -------       -------        -------       -------    -------       -------
    Total revenue.........     100.0      100.0         100.0          100.0         100.0      100.0         100.0
Cost of revenue:
  Cost of product
    licenses..............        --         --            --             --            --        0.5           0.1
  Cost of services........      69.1       40.6          21.2           26.7          32.7       29.5          25.3
                             -------    -------       -------        -------       -------    -------       -------
    Total cost of
      revenue.............      69.1       40.6          21.2           26.7          32.7       30.0          25.4
                             -------    -------       -------        -------       -------    -------       -------
Gross profit..............      30.9       59.4          78.8           73.3          67.2       70.0          74.6
Operating expenses:
  Research and
    development...........     322.8      206.4          92.3           67.3          64.8       65.2          79.2
  Sales and marketing.....     258.3      207.4         105.3           85.9         105.6       91.0          88.8
  General and
    administrative........      85.4       56.1          24.2           20.6          27.6       41.8          27.2
                             -------    -------       -------        -------       -------    -------       -------
    Total operating
      expenses............     666.5      469.9         221.8          173.8         198.0      198.0         195.2
Loss from operations......    (635.6)    (410.5)       (143.0)%       (100.5)       (130.8)    (128.0)       (120.6)
Other income (expense),
  net.....................      25.7       17.2           3.6            3.2          11.3        6.9           5.9
                             -------    -------       -------        -------       -------    -------       -------
Net loss..................    (609.9)%   (393.3)%      (139.5)%        (97.3)%      (119.5)%   (121.1)%      (114.7)%
                             =======    =======       =======        =======       =======    =======       =======


     The trends discussed in the annual comparisons of operating results apply generally to the comparison of results of operations for each of the quarters in 1999.

     Our revenue and results of operations have fluctuated significantly in the past and could fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

     - demand for and market acceptance of our current products and services;

     - size and timing of specific sales;

     - level of product and price competition, including new products and services offered by our competitors;

     - unexpected delays in introducing new products and services by us;

     - functionality and timing of Microsoft releases of products for which we have developed new related products or upgrades;

     - our ability to hire, train and retain sales and other personnel;

     - the length of our sales cycle;

     - our ability to establish and maintain relationships with third-party integration service providers and business partners;

     - failure of customers to renew subscriptions for our products and services;

     - mix of products and services sold;

     - changes in pricing policies by us or our competitors;

     - mix of distribution channels through which products are sold;

     - customer order deferrals in anticipation of new products or enhancements by us or our competitors;

     - mix of international and domestic sales;

     - changes in our sales force incentives;

     - the rate at which new sales people become productive;

     - software defects and other product quality problems;

     - changes in the level of operating expenses to support projected growth;

     - personnel changes;

     - changes in our strategy or those of our competitors; and

     - budgeting cycles of our customers.

     In addition, seasonality in customer buying may occur in the future. Specifically, because of typical customer project budgeting cycles, we could experience relatively higher North American demand for our products in quarters ending June 30 and December 31 of each year and relatively lower demand in quarters ending March 31 and September 30.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, we have funded our operations primarily through sales of equity securities and, to a lesser degree, the use of long-term debt and capital leases. Between June 1996 and September 2000 we raised approximately $36.7 million from the issuance of convertible preferred stock, $982,000 from the issuance of common stock, and $2.6 million from the issuance of long-term debt, and we financed capital acquisitions through leases totaling approximately $428,000. Our sources of liquidity as of September 30, 2000 consisted principally of cash and cash equivalents of $11.1 million and investments of $998,000.



     Net cash used in operating activities was $1.5 million in 1997, $5.3 million in 1998, $8.2 million in 1999 and $10.4 million in the nine months ended September 30, 2000. For these periods, net cash used by operating activities was primarily a result of funding ongoing operations.



     Since 1997, our investing activities have consisted primarily of purchases of property and equipment and purchases and maturities of investments. Capital expenditures, including those under capital leases, totaled $276,000 in 1997, $339,000 in 1998, $412,000 in 1999 and $1.6 million in the nine months ended September 30, 2000. We have financed the acquisition of property and equipment primarily through long-term debt and capital leases. Our acquisition of property and equipment was primarily computer hardware and software for our increasing employee base as well as for our Web site and management information systems. In the nine months ended September 30, 2000, a significant part of our expenditures was for furniture and fixtures related to our move into new office space. We anticipate that we will experience an increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel.



     Our financing activities provided $6.6 million in 1997, $8.5 million in 1998, $23.9 million in 1999 and $1.1 million in the nine months ended September 30, 2000. In 1997 cash provided by financing activities consisted primarily of $6.5 million received in connection with the sale of Series A convertible preferred stock. In 1998 cash provided by financing activities consisted primarily of $6.1 million received in connection with the sale of Series B convertible preferred stock, $1.9 million from the conversion of notes payable into Series B convertible preferred stock and $439,000 in proceeds from long-term debt. In 1999 cash provided by financing activities consisted primarily of $2.0 million received in connection with the sale of Series B convertible preferred stock, $21.5 million from the issuance of Series C convertible preferred stock, $750,000 in proceeds from a line of credit offset by principal payments on long-term debt and capital lease obligations and the purchase of a restricted investment. In the nine months ended September 30, 2000, cash provided by financing activities consisted primarily of $525,000 from the issuance of Series C convertible preferred stock, $100,000 from the issuance of Series B convertible preferred stock, $818,000 from the exercise of stock options, and $360,000 of proceeds from the sale and leaseback of fixed assets offset by the payment of $750,000 on the line of credit and principal payments on long-term debt and capital lease obligations.



     As of September 30, 2000 we had a secured line of credit with a bank for $2.0 million, bearing interest at the lending bank's prime rate plus 1.0% (10.50% at September 30, 2000). Borrowings are limited to the lesser of 80% of eligible accounts receivable or $2.0 million and are secured by substantially all of our non-leased assets. As of September 30, 2000, there was no balance outstanding on the line. The expiration date of this line of credit is August 28, 2000. A term sheet has been executed with the bank to renew the credit facility and to increase the line of credit to $2.5 million and to add an equipment purchase facility of $500,000. Although the term sheet has been executed, the renewed credit line will not be in place until we sign final documents. Consequently, we do not assure you that the new credit line will be obtained. As of September 30, 2000, there was an outstanding letter of credit of approximately $306,000 to secure a facilities lease outstanding under a separate facility with another bank. This letter of credit is cash collateralized.


     We anticipate that the net proceeds of this offering, together with our existing line of credit and available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. We may, however, be required, or could elect, to seek additional funding before that time. Our future capital requirements will depend on several factors, including our future revenue, spending to support product development, expansion of operating infrastructure and expansion of sales, general and administrative activities, the timing of introductions of new products, possible acquisitions of complementary products, businesses or technologies, and market acceptance of our products. If additional equity or debt financing is required, it may not be available on acceptable terms or at all. See "Risk Factors -- To remain competitive, we will need additional financing, which may not be available on satisfactory terms at all".

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK


     As of September 30, 2000 our cash included money market securities. Due to the short duration of our investment portfolio, an immediate 10% change in interest rates would not have a material effect on the fair market value of our portfolio. Therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our securities portfolio.


YEAR 2000 COMPLIANCE

     Many computer systems had been expected to experience problems distinguishing between dates in different centuries because such systems were developed using two digits rather than four digits to determine the applicable year. Consequently, there was concern that these systems would be unable to distinguish between dates in different centuries and could have experienced errors resulting in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. To date, we have not experienced any problems complying with the Year 2000 issue and have not been informed of any failures of our products from customers. These problems, however, may not be discovered until months after January 1, 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended, establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we currently hold no derivative financial instruments and do not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on our financial condition or results of operations. Statement No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

     In March 2000, FASB issued Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation -- an Interpretation of APB Opinion No. 25,(FIN 44). FIN 44 applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after July 1, 2000, except for the provisions related to repricings and the definition of an employee, which apply to awards issued after December 15, 1998. The provisions related to modifications to fixed stock options awards to add a reload feature are effective for awards modified after January 12, 2000. We do not expect that this statement will have a significant impact on our financial condition or results of operations.

                                    BUSINESS

OVERVIEW

     We provide packaged application software, called Webridge Private Exchange, for Web-based, business-to-business commerce. Our software products and services help our customers rapidly and efficiently deploy, maintain and extend a comprehensive and secure business-to-business enterprise commerce solution for interacting with the business customers, partners, suppliers, distributors, employees and others that are the constituents of the extended enterprise. Our products include a multi-functional business-to-business engine to perform online transactions, partner relationship applications to efficiently manage a full range of online business relationships, and an information portal to allow companies to interact instantly with their business customers, partners, suppliers, distributors and employees. Our top six customers in 1999 were Primedia Workplace Learning, Inc., Xerox Corporation, Honeywell, Inc., Exabyte Corporation, Executone Information Systems, Inc. and Deutsche Bank AG London, each of which accounted for at least five percent of our revenue in 1999.

INDUSTRY BACKGROUND

Impact of the Internet

     Business worldwide is accelerating and becoming increasingly competitive, fueled by the Internet and other technologies, shortened product cycles and the globalization of the economy. However, the fundamental need for businesses to deliver value, customer focus, competitive differentiation and operational excellence has changed little. What has changed are the tools available to help businesses create and manage the collaborative relationships that achieve these objectives. The adoption rate of the Internet and its associated multi-point technologies has been notably faster than more gradual adoption rates for earlier point-to-point communication tools such as the telephone and the fax. International Data Corporation reports that the number of Internet users was 240 million in 1999 and will grow to 602 million by the end of 2003. This rapidly expanding technology has introduced a new era of digital communication enabling businesses to interact globally across industries in ways that can have a revolutionary impact on their success.

     In this time-compressed and increasingly competitive environment, direct access 24 hours a day, 365 days a year to a business partner's processes and secure personalized information could accelerate the vital business relationships that create sustainable competitive advantages. Many organizations, however, still use an 8 hours a day, 5 days a week model that builds walls around core information systems and business processes, limiting access to human gatekeepers who in turn diminish information availability as they dole data out one element at a time through point-to-point communication tools. We believe organizations that adhere to this model will limit their ability to take advantage of the rapid growth of online business-to-business transactions, which Forrester Research reports totaled only $43 billion in 1998 but will reach $2.7 trillion by 2004.

Emergence of Business-to-Business Enterprise Commerce

     Business-to-business enterprise commerce is an emerging approach to conducting online business which exploits the ability of the Internet to digitally weave the employees and core information systems of disparate organizations into a rich fabric of collaborative information partnerships. The intent of business-to-business enterprise commerce is to automate and streamline the repetitive daily interactions within an online network of sales prospects, customers, sales channel partners, employees, distributors and suppliers. This approach requires businesses to establish a framework for online relationships with all of their important constituencies, using formats and protocols that are compatible with computers and understood by humans, including sales prospects, customers, sales channel partners, employees, distributors and suppliers. This enterprise commerce framework must fuse the typically separate intranet, extranet, and Internet networks into a single, unified enterprise commerce network. This framework must also provide the data integrity and security facilities required for this network. The types of information that flow across this network are diverse and limited principally by the range of enterprise commerce applications available to serve the constituents. Enterprise commerce businesses need to constantly upgrade existing applications and acquire or develop new applications to maximize the reach, productivity and value of their interactive business relationships.

     Much as companies adopted enterprise resource planning software in the late 1980s to manage back-office operations and sales force automation software in the mid-1990s to manage front-office operations, many businesses are now seeking solutions that can help them gain competitive advantage by accelerating the development of interactive business relationships. International Data Corporation projects that the e-commerce applications market will grow from $1.8 billion in 1999 to $23 billion in 2004.

The Technology Challenge to Achieve Business-to-Business Enterprise Commerce

     Businesses are increasingly demanding online business-to-business enterprise commerce applications that in one integrated solution:

     - perform commerce transactions with high integrity;

     - deliver pinpoint, targeted, personalized content with security; and

     - process cross-organizational business rules, which are computer programs that embody business policies.

These applications must be designed to keep up with the growth of the business and adapt to changes in Internet and other technologies. Businesses recognize that these large-scale solutions are complex, mission-critical software systems which raise major technological challenges and require significant resource commitments.

     Early approaches by companies to develop business-to-business enterprise commerce solutions were undertaken by in-house information technology programmers. More recently, companies turned to vendors of higher-level technology point products, which manage only discrete portions of a comprehensive business-to-business enterprise commerce solution, such as Web page authoring, Web application servers, commerce components, content management, personalization, security frameworks and general application development. Enterprise commerce solutions built by integrating these point products typically require significant planning, custom development, testing and integration of the disparate technological elements, often requiring multiple programming tools. Consequently, both these approaches involve long development cycles and high maintenance costs, frequently offer limited functionality and scalability and are often unreliable or unmanageable in the long term. In addition, business rules and content, such as pricing formulas, product promotions, partner groupings, and financial policies, are often written in complex programming languages and are very difficult for non-technical managers to change quickly. Business managers, therefore, may not have the capability to directly control business policies embedded in the system or to react in real-time to changing market conditions, and instead must submit each change as a request to frequently overloaded technical specialists.

Packaged Applications for Business-to-Business Enterprise Commerce

     In this fast-paced marketplace, businesses are being driven by their customers, partners, distributors, suppliers and employees to quickly capture the sustainable competitive advantage that can come through exploiting business-to-business enterprise commerce technology. Businesses cannot afford to make costly mistakes, nor can they sit idly by while their competitors establish market share and mind share. The inherent risks and unpredictable schedules associated with in-house development lead businesses to seek packaged applications specifically designed for business-to-business enterprise commerce. These packaged applications provide an attractive alternative to in-house and third-party custom-developed solutions, enabling businesses to get to market quicker with a solution that can be more readily maintained and extended as the business evolves. Packaged applications can be an even more attractive alternative if made available as part of an overall enterprise commerce business framework that not only includes additional applications but is also designed to integrate with a company's existing software infrastructure and can be tailored and extended using a company's existing skill base.

     To maximize the competitive advantage of the business-to-business enterprise commerce approach, packaged applications should:

     - support collaborative, cross-organizational business activities ranging from support forums and shared calendars to joint marketing and sales campaign management with sales channel partners;

     - securely apply personalized processing of business rules and content that dynamically adapts to an individual user's organizational relationship and personal preferences;

     - allow non-technical business managers to define and modify business rules, content and organizational profiles in real-time and enable flexible cross-organizational delegation of these duties;

     - expedite commerce interactions with extensively cross-referenced, targeted content and automatic configuration assistance to increase order accuracy and minimize delivery times;

     - execute distributed, high-integrity financial and business rule transactions that are coordinated with and make use of a company's existing business applications and databases; and

     - provide a development and execution framework in which custom software extensions can be easily integrated, allowing system-wide features and attributes, such as security, to be inherited automatically.

THE WEBRIDGE SOLUTION FOR BUSINESS-TO-BUSINESS ENTERPRISE COMMERCE

     We provide Web-based packaged application software for online business-to-business enterprise commerce initiatives. Our software products and services help our customers rapidly and efficiently deploy, maintain, and extend a comprehensive and secure business-to-business enterprise commerce solution for interacting with business customers, partners, suppliers, distributors, employees and others. Key benefits of our solution include:

     Comprehensive Business-to-Business Solution. Our products include a highly functional business-to-business engine to perform online transactions and establish online marketplaces, partner relationship applications to efficiently manage a full range of online business relationships including sales management, and an information portal to allow companies to interact instantly with their business customers, partners, suppliers, distributors and employees. Underlying our products are multi-functional, integrated components for content management, organizational and user profile management, security and data integrity. Our comprehensive solution minimizes the need for individual point products and reduces the need for lengthy custom development.

     Business-to-Business Personalization. Our products allow companies to create a unique Web experience for each user, with an environment that is assembled dynamically according to established business rules in real-time to meet the changing needs of companies and their business customers, partners, suppliers, distributors and employees. Our products allow companies to profile their business customers at the enterprise level as well as at the individual user level. This enables companies to more effectively serve their business customers, partners, suppliers, distributors and employees by meeting a full range of corporate-level requirements, such as company policies and business-to-business contract provisions.

     Security and Integrity. Our products offer a flexible, sophisticated and integrated security system. Business managers can create and manage user profiles and group definitions to control information access and to target information to specific users. This is particularly important in business-to-business transactions where the system contains sensitive information about business customers, partners, distributors and suppliers, who may compete with one another. Group definitions and access control can be changed in real time with a high level of security and data integrity, which encourages a higher level of confidence and promotes more commercial activity.

     Rapid Deployment and Ongoing Adaptability. Our single platform architecture, with its integrated development environment, provides enterprise application integration by easily integrating into our customers' existing systems, eliminating the need for individual single purpose products that require costly and lengthy integration into a comprehensive solution. Our platform architecture allows companies to complete their online business-to-business initiatives more rapidly, thereby reducing time to market and decreasing costs. We believe our products can be implemented faster than those of our competitors, sometimes in less than 60 days. Once deployed, our solution is easy to use, maintain, modify and expand to meet a company's changing needs, capable of supporting tens of thousands of users and many business relationships. With simple development environments and a central, shared repository, business managers, rather than information technology personnel, can quickly and easily modify business rules, user profiles and content in real time, offering a personalized experience to each visitor.

     Ease of Customization. To complement our core product, which we call Webridge Private Exchange Base Site, we offer add-on software applications and a library of software representing highly customizable enterprise commerce business components, commonly referred to as business objects, that allow our product to be easily assembled and tailored for each customer's unique practices, processes and expertise. Building on Webridge Private Exchange Base Site, customers can add specialized software applications that provide needed functionality, and then augment applications with additional and supporting business objects to rapidly produce a cost-effective custom solution for their particular requirements.

STRATEGY

     Our goal is to establish our position as the leading provider of online business-to-business enterprise commerce solutions. To achieve this goal, we intend to:

     Leverage our Product Leadership. We believe our applications are among the most integrated online business-to-business enterprise commerce solutions available on the market today. We intend to leverage this position to become a leading provider of online business-to-business applications. We will continue to offer comprehensive, rapidly deployable, easy-to-use and reliable products that address our customers' complete business-to-business needs as they build, maintain and extend their online business-to-business solutions.

     Build Upon Our Network of Relationships. We are building relationships with leading system integrators, consultants, software and hardware providers and industry strategists. We also plan to build relationships with value-added resellers and original equipment manufacturers to develop indirect sales channels. We intend to use and extend this network to reach target markets, accelerate the adoption of our current products and technologies, and test and validate our next-generation products and technologies. These relationships enable us to focus on our core competencies, while offering our customers complementary services and technologies from industry leaders and innovators that we do not offer, such as graphics design, business consulting services and some specialized software. We believe these relationships, in addition to others that we intend to pursue, will help validate and accelerate the widespread adoption of our online business-to-business enterprise commerce solutions.

     License to Applications Service Providers. In addition to offering our customers the option to pay a one-time fee for a perpetual license, we intend to offer our software using two monthly payment licensing models, both directly and through Internet-based applications service providers.

     - In one model, we provide our customers software tailored to their requirements, together with the necessary hardware and facilities. We also provide both system-level and application-level administrative management services so that the customer need only provide normal business-level administrative services.

     - In another model, we license our software through applications service providers. These applications service providers run, or host, our software on their own servers and allow their customers to use our software over the Internet for a fee. We believe this applications service provider model will be particularly attractive to small and mid-sized companies that typically have more limited internal information technology resources, thereby expanding our addressable market.

     Expand Internationally. We intend to take advantage of the worldwide growth of the Internet by expanding our global marketing efforts. We believe there will be significant international opportunities for our products and services and plan to continue our international expansion by adding direct sales personnel and increasing our indirect sales channels. We currently have one field office in Europe, one in Japan and plan to expand further into both regions in the next 12 months. We have established relationships, and expect to establish additional relationships, with system integrators, consultants, software and hardware providers and industry strategists in these international markets.

PRODUCTS

     We develop, market and support comprehensive, Web-based packaged application software for online business-to-business enterprise commerce. Webridge Private Exchange is a packaged application for commerce, content management and collaboration, with additional specialized add-on software applications and software tools used to extend, customize and maintain the solutions built using these products.

     Webridge Private Exchange is our business-to-business enterprise commerce offering. Our customers use Webridge Private Exchange to deploy business-to-business Web sites aimed at increasing sales, strengthening customer and partner relationships, lowering costs and streamlining internal systems and interactions with external systems. The business requirements of a corporate customer are met in an expedited manner using the Webridge Private Exchange Base Site architecture, which integrates pre-built application subsystems, which are multi-functional and can be tailored to meet individual needs, with custom built application subsystems. A principal feature of Webridge Private Exchange Base Site is a set of building blocks, called business objects or layouts, that implement capabilities required to conduct business-to-business commerce, content and collaboration management on Web sites. These building blocks enable non-technical business managers to deliver personalized content that is secure and targeted, selectively promote products and brands, manage closed-loop marketing campaigns, fulfill financial and information transactions, and foster long-term relationships with customers, business partners, suppliers, distributors and employees on a real-time basis.

     The table below summarizes the major components of our business-to-business enterprise commerce solution.

-----------------------------------------------------------------------------------------------------
                      NAME                                             DESCRIPTION
-----------------------------------------------------------------------------------------------------
     Webridge Private Exchange Base Site            Enables companies to collaborate and perform
                                                    transactions with business constituents via a
                                                    powerful, easy to use interface. Uses a
                                                    comprehensive business-to-business framework
                                                    including integrated object-oriented data
                                                    management services for robustness, meaning
                                                    enhanced security, reliability, availability,
                                                    scalability and performance.
-----------------------------------------------------------------------------------------------------
  Add-on software applications:
-----------------------------------------------------------------------------------------------------
     Webridge Commerce Manager                      Provides comprehensive online order management,
                                                    order processing and a flexible template to
                                                    create an online product catalog.
-----------------------------------------------------------------------------------------------------
     Webridge Configuration Manager                 Generates Web-based configuration pages.
-----------------------------------------------------------------------------------------------------
     Webridge Notification Manager                  Sends targeted and personalized bulk email and/or
                                                    fax notifications and tracks responses.
-----------------------------------------------------------------------------------------------------
     Webridge Lead Manager                          Captures, qualifies, assigns, distributes and
                                                    manages leads with flexible reporting tools.
-----------------------------------------------------------------------------------------------------
     Webridge Event Manager                         Provides Web-based group calendar and scheduling
                                                    functions.
-----------------------------------------------------------------------------------------------------
     Webridge Discussion Manager                    Creates secure discussion forums for group
                                                    collaboration and knowledge sharing.
-----------------------------------------------------------------------------------------------------
  Visual development environment tools:
-----------------------------------------------------------------------------------------------------
     Webridge Studio -- Entity Manager              A Windows application used to define and manage
                                                    transactional business object entities. Includes
                                                    a point-and-click query building tool.
-----------------------------------------------------------------------------------------------------
     Webridge Studio -- Site Designer               A Windows application used to design and manage
                                                    sophisticated data-driven hypertext markup
                                                    language, or HTML, page and form layouts with
                                                    object-oriented what-you-see-is-what-you-get, or
                                                    WYSIWYG, ease.
-----------------------------------------------------------------------------------------------------

WEBRIDGE PRIVATE EXCHANGE APPLICATIONS

     Webridge Private Exchange Base Site is designed for securely sharing cross-organizational information and managing collaborative projects. This application provides a powerful, easy-to-use interface for navigating and browsing very large collections of information by automatically organizing information into distinct workspaces. The administration of these workspaces, including content and access control, can be delegated to users or groups of users within the company or its business partners. The workspaces can be organized using folders, and the information can range from simple office documents to interactive applications such as group calendars and discussion forums. Users can create multiple, customized views of information. Webridge Private Exchange Base Site allows a company to quickly assemble and apply its information assets to improve productivity, collaboration, business performance and profitability.

WEBRIDGE ADD-ON SOFTWARE APPLICATIONS

     We offer six additional software applications that can be either added to our packaged applications for additional functions or added to a custom application built on Webridge Private Exchange Base Site to reduce implementation time.

     Webridge Commerce Manager provides a flexible template to create an online product catalog that enables non-technical business managers to instantly change products, prices, promotions and other information to react to fast-changing marketplaces. With Webridge Commerce Manager, companies have the ability to sell goods and services directly to consumers online. This application also supports complicated business-to-business transactions, such as those that have individually negotiated pricing and other contract terms and conditions. Webridge Commerce Manager is designed to allow the use of a large number of commercially available commerce components, including components specialized for global sales tax calculations, domestic and international shipping and handling cost computation, payment processing, order management, and connectors to most major back-end inventory and financial systems.

     Webridge Configuration Manager provides business managers with a visual interface to specify all possible product configurations. The software application automatically generates Web-based configuration pages that guide the Web site visitor in selecting options and product configurations that satisfy the constraints specified by the business manager. This improves order accuracy for companies. In addition, Web site visitors can easily generate pricing quotes, analyze alternative scenarios, and save configurations for later use.

     Webridge Notification Manager allows marketing personnel to create and manage closed-loop, targeted and personalized email and fax marketing campaigns. This software application can measure the effectiveness of the marketing campaigns by automatically tracking responses to the notifications.

     Webridge Lead Manager automates the capture, qualification, assignment and distribution of sales leads to cross-organizational recipients. The recipients can use this software application to manage the lead while business managers monitor the progress. Business managers can capture leads directly from the Web site or load leads in bulk from other sources. Sales leads can be assigned and distributed manually or automatically using easily customizable business rules.

     Webridge Event Manager provides Web-based group calendar and scheduling functions. Using this software, groups can schedule and manage meetings, appointments, seminars, project deadlines, and other events online.

     Webridge Discussion Manager creates secure discussion forums for group collaboration and knowledge sharing. This application allows individuals to share documents securely, participate in threaded discussion groups and conduct private information exchanges. These discussion forums can be easily established and managed by business managers without technical assistance.

VISUAL DEVELOPMENT ENVIRONMENT TOOLS

     We also provide comprehensive tools for our clients to develop, deploy and extend Webridge Private Exchange. Our visual development environment tools include the ability to integrate with widely used software source code management tools to facilitate and coordinate large projects using teams of developers.

     Webridge Studio Entity Manager is a Windows-based tool that allows developers to design and manage sets of business objects, including the creation of business rules and queries that select subsets of the business objects for display, reporting or other purposes.

     Webridge Studio Site Designer is a Windows-based WYSIWYG tool that allows graphic designers to create visually sophisticated HTML pages and forms that display data from business objects. This tool's open architecture also supports design using the other widely used HTML editors.

              WEBRIDGE PRIVATE EXCHANGE ARCHITECTURE AND PRODUCTS

                    WEBRIDGE ARCHITECTURE AND PRODUCTS CHART

TECHNOLOGY

     We designed a comprehensive architectural approach that provides the robustness necessary for the extended enterprise, rapid application development and a standard way to easily extend functionality by integrating third-party software components. We believe our advanced technology architecture, which is based on industry standards, enables our clients, partners, and consultants to build, deliver and manage more robust business-to-business enterprise commerce solutions in less time and at lower cost than existing alternatives.

APPLICATION ARCHITECTURE

     The application code in our products is based on modular components, allowing developers and system integrators to use, integrate, modify, adapt or extend the applications with minimal impact on other areas, and do so more quickly than with alternative approaches. Code can be written using Microsoft programming language products, including VBScript, JScript and Java, which minimizes the need for specialized programming skills. There are numerous compatible, pre-built visual and logic components included in our products, which minimize the amount of new code that needs to be written to create a custom application. Programmers can easily create components that compatibly extend the library of available pre-built components. By emphasizing the re-use of pre-built and easily customizable visual designs and software components, the Webridge solution provides an efficient architecture for clients to build and deploy business-to-business enterprise commerce applications quickly and cost-effectively.

     A key feature of the Webridge Private Exchange architecture is its strong compatibility with Microsoft's Component Object Model, or COM+, standard for distributed component computing. We believe COM+ is the most widely supported distributed component standard in the information technology industry with millions of developers producing programs compatible with COM+. Nearly all of Microsoft's products are COM+-compatible and thousands of additional COM+-compatible software components are available in the market. By emphasizing COM+ compatibility, our solution provides our clients with an easy and standard way to extend their solutions using compatible components from a large library of pre-built commercial software.

APPLICATION SERVICES

     Webridge Private Exchange Base Site's integrated application services help our customers create a unique, compelling experience for each user with a personalized presentation assembled dynamically to meet the changing needs of each user and business relationship. These services are built using customizable business objects and can be easily modified to satisfy custom requirements.

     Content Management with Workflow allows business managers to publish secure information without HTML programming required, provides a workflow approval process, manages networks of related content and includes secure full-text search capabilities.

     Pinpoint Personalization delivers content and processes business rules based on stored user profiles, click trails through a Web site, business policies, and third-party recommendation engines. This feature supports user driven personalization like My Yahoo, and can accommodate various Web browsers and national language choices.

     User and Organizational Profiles give business managers the ability to create, enhance and change user profiles and group definitions to control information access and to target specific users or groups with information. This feature also supports delegation of administrative authority to other organizations or directly to users.

MULTI-TIER NETWORK ARCHITECTURE

     We use a modular multi-tier network architecture to provide scalable processing power and to enhance system availability. The presentation tier manages secure visitor authentication, delivers streaming and cached content, and encrypts the data for secure transmission. The application tier hosts the Webridge Private Exchange Base Site, which generates personalized content and executes business rules. The structured data tier is a relational database management system that manages tables of structured data and executes queries against that database. The unstructured data tier manages the repository of uploaded office document content and other unstructured content and executes queries against that content database. The delivery tier runs bulk notification jobs and interfaces with the customer's email and fax communications facility. Within any tier, the processing load can be further distributed and balanced across multiple servers, providing both increased processing speed and redundant data for automatic recovery in the event of failure.

ADHERENCE TO INDUSTRY STANDARDS

     Adherence to software industry standards enables us and our customers to benefit from a workforce already trained in industry standards. Adherence to these standards also provides compatibility with other existing and future software products, including extensible markup language, or XML, logical directory access protocol, or LDAP, and simple object access protocol, or SOAP. We have invested significant resources in developing our architecture to comply with widely adopted commercial software industry standards for building large scale Internet applications, including XML and LDAP.

WEBRIDGE PRIVATE EXCHANGE BASE SITE ARCHITECTURE

     Webridge Private Exchange Base Site architecture enables our customers to create, manage and extend their business-to-business enterprise commerce initiatives. This architecture provides four key capabilities:

     - XML data services provides a means to create XML data interchanges with business partners' computers and dynamically adapts each interchange to the specific pre-existing business relationship;

     - automatic data management moves business objects back and forth between fast random access memory and slower database memory to maximize performance and ensure data integrity;

     - security services provides a comprehensive means of securing data and business rules, including tools that allow non-technical business managers to specify and control user access to data and business rules; and

     - external integration services coordinates reliable access to, and updates of, data held in mainframe or other back-end systems, and stores data in case of a systems failure and forwards it when the connection is reestablished.

WEBRIDGE PROFESSIONAL SERVICES

     Deployment Services. We offer a wide range of services to help ensure a timely and comprehensive deployment of our enterprise commerce solution for our customers. Our deployment services group consists of highly trained and experienced professional Web developers, technical architects and project managers who assist our customers with planning, designing and rapidly implementing their enterprise commerce solutions. Our personnel are involved early in the process to provide both technical guidance as well as overall system design prior to completion of the sale. After the sale, we assume control of the project and work hand-in-hand with customer personnel to deploy and test the Webridge solution.

     In many cases, we work with third-party integration service providers to deploy our solution. In these cases, a joint team is assembled, typically consisting of one or two Webridge personnel and several integration service provider personnel. We have relationships with several independent integration service providers and we intend to further broaden the involvement of third-party integration service providers in our solution deployments. Through these relationships our customers have access to a wider range of services and expertise to ensure a complete solution.

     We offer our customers several deployment services, primarily focused on the design and rapid implementation of our enterprise commerce solutions, including:

     - needs analysis;

     - data schema and system architecture design;

     - Web site layout and navigation design;

     - project management;

     - application deployment;

     - customized business application development;

     - software integration; and

     - system performance improvement.

     Hosting Services. We also provide hosting services for customers who prefer to outsource operation of the server(s) running Webridge Private Exchange. Hosting services consist of continuous server operation, including performance and security monitoring, statistical reporting and software updating. Hosting services are provided directly by Webridge and through an outsourcing arrangement with a national online service provider.

     Support Services. After deployment, we provide support services for customers. These services include telephone and online support. The support contract also provides customers with upgrade rights.

     Training Services. We offer basic and advanced training for customers and independent integration service providers. Courses are led by instructors in a classroom setting either at our offices or at the client's facilities. Classes teach the skills necessary to quickly become productive and proficient using the Webridge programming tools.

BUSINESS RELATIONSHIPS

     We have business relationships to assist us in marketing, selling and developing our online business-to-business applications. We have non-contractual business relationships with the following systems integrators: Computer Services Corporation, Cotelligent, Inc., CTR Business Systems, Inc., Emerald-Delaware, Inc. (Emerald Solutions) and marchFIRST, Inc. We also have contractual business relationships with Crowe, Chizek and Company, LLP and Proxicom, Inc., who are also systems integrators. These integrators deploy our products for our customers and many have recommended our products to potential customers. We also have non-contractual business relationships with Frank Lynn & Associates, Inc., Frontline Solutions and Technology Channels Group, business consultants who both provide services to our customers and recommend our products to potential customers. We have contractual business relationships with e-Junction, Inc. and AristaSoft Corporation, application service providers that use our products as a foundation to provide services to their customers.

     In addition, we have non-contractual business relationships with leading software and hardware providers to enable our products to leverage our clients' information technology investments and to provide complete online business-to-business solutions. Our current relationships are with the following technology companies:

     - Microsoft Corporation. Our online business-to-business solutions are designed to run exclusively on the Microsoft platform. We collaborate with Microsoft on joint marketing activities to highlight the benefits of our products on the Microsoft platform. We participate in the Microsoft E-Commerce Alliance, a group of companies working together to provide customers with an easy one-stop shopping experience using Microsoft-based online commerce solutions, and fully support the Microsoft BizTalk framework to offer our customers packaged online business-to-business solutions that seamlessly integrate with hundreds of independent software products.

     - Intel Corporation. We work closely with Intel to optimize the performance of our solutions on Intel's architecture. We also collaborate with Intel on joint marketing activities to highlight the benefits of our products on the Intel platform.

CUSTOMERS


     As of September 30, 2000, we had licensed our products and provided related services to 38 customers. Our customers represent a broad spectrum of enterprises within diverse sectors. Primedia Workplace Learning, Inc. and Xerox Corportion accounted for 25.1% and 10.7%, respectively, of our revenue in 1999.

     As of September 30, 2000, our customers were:



    TECHNOLOGY AND COMMUNICATIONS             FINANCIAL AND INSURANCE SERVICES
    Adtran, Inc.*                             Deutsche Bank AG London
    Aether Systems, Inc.+                     BenefitMall.com
    AGENCY.COM LTD.+                          Executone Healthcare Systems, division of Executone
    AristaSoft Corporation+                   Information Systems, Inc.*
    AXENT Technologies, Inc.+                 MANUFACTURING AND SERVICES
    CellIt, Inc.+                             AgSpan+
    Develop Online.com Corporation+           Bemis Manufacturing Company+
    eJunction Inc*                            Current Corporation*
    Exabyte Corporation*                      Delirium Corporation+
    Genesys Telecommunications                Honeywell Inc.
      Laboratories, Inc.+                     Iron Spire, Inc.+
    GoBizNow, Inc.*                           Ivy Animal Health, Inc.*
    Hughes Network Systems*                   Outboard Marine Corporation*
    In Focus Systems, Inc.+                   PremiereGroup+
    Interactive Search, Inc.*                 Schweitzer Engineering Laboratories, Inc.+
    Inter-Tel, Incorporated+                  Unicast Communications Corp.+
    Juniper Networks, Inc.+
    Lifegoals.com Corporation+
    NCR Corporation+
    NEC Technologies*
    PanAmSat Corporation*
    Primedia Workplace Learning, Inc.
    RosettaNet+
    Think3, Inc.+
    Xerox Corporation


-------------------------

* Represents less than five percent of revenue from inception through September 30, 2000.



+ Represents less than two percent of revenue from inception through September
  30, 2000.


CASE STUDIES


Xerox's Reseller Channels Group


     Xerox, through its Reseller Channels Group, launched aggressive channels programs three years ago to expand sales coverage. Expanding sales channels programs for printers and its supplies business is a key part of Xerox's strategy going forward. To support this strategy, Xerox is focusing on enhancing resellers' awareness of, and ability to sell, Xerox products. Xerox selected Webridge Private Exchange, Webridge Lead Manager and Webridge Notification Manager to serve as its Web-based partner management system to support a comprehensive Internet strategy for the Reseller Channels Group that would:

     - build loyalty among resellers;

     - significantly shorten volume channel sales and improve reseller productivity; and

     - reduce selling costs.

     Xerox required a complete, dynamic Web-based partner management solution that could deploy quickly, and give it an immediate advantage over its competitors. Xerox chose Webridge because the Webridge solution:

     - securely delivers customized product, training, promotion and pricing information to different categories of resellers based upon business rules defined by Xerox channel managers;

     - provides personalized, pertinent information;

     - allows the Reseller Channels Group to manage day-to-day operation of its Web site;

     - integrates a complete lead management system to ensure timely distribution, Web-based follow-up, monitoring, reporting and forecasting of leads; and

     - sends personalized emails or faxes regularly to notify resellers of new information and programs customized to the unique needs of various partner categories.

     The reseller Web site Xerox developed using the Webridge solution adheres to the Xerox corporate look and feel guidelines and consolidates multiple partner Web sites into one site powered by Webridge.

Primedia Workplace Learning

     Primedia Workplace Learning is a leading supplier of interactive video, audio and on-line training products to professionals in several industries, including health care, law enforcement, banking, automotive and industrial services. Primedia Workplace Learning recently initiated a project to transition its business from a traditional model to an integrated, Web-based business to accomplish the following goals:

     - increase its market penetration and reach;

     - leverage its library of video training assets;

     - offer real-time testing and certification online;

     - provide self-service ordering of training material; and

     - lower transaction costs.

     To accomplish its goals, Primedia needed to deploy Web applications that could provide broad functionality to its business customers and could scale to accommodate future growth. Primedia selected Webridge because of the comprehensive applications framework and integrated development environment offered by our products. Using Webridge Private Exchange, Primedia was able to deliver multiple industry vertical portal sites and Primedia Academy, which provide:

     - rules-driven personalized catalogs for organizations;

     - self-administered online testing;

     - automatic certification and tracking of individual education records;

     - access to more than 800,000 authenticated users, easily expandable;

     - delegated publishing and administration; and

     - real-time integration with its back-office system.

Honeywell

     The globalization of Honeywell's partner base and the increase in the pace of business necessitated a new approach to communication and collaboration among Honeywell and its strategic partners. The answer was the Web-based Honeywell Alliance Partner program. This program is aimed at building an online marketplace where Honeywell and its key business partners can conduct commercial activities. The goals of the project are to:

     - securely exchange sensitive information, such as strategic plans, with partners;

     - foster relationships among partners via discussion forums;

     - improve the quality of support to partners and increase partner loyalty;

     - leverage the Honeywell knowledge library on a self-service basis;

     - conduct marketing and promotional activities with Alliance Partners; and

     - reduce costs.

     To achieve these aims, Honeywell needed a business-to-business Web application that could execute complex content management while being secure, reliable and highly customizable for efficient and productive use by its business partners. Webridge Private Exchange was chosen because of its unique ability to deliver the full range of capabilities Honeywell required, including:

     - secure discussion forums among partners and Honeywell;

     - a knowledge management portal;

     - secure access to subject matter experts in Honeywell's vertical markets;

     - online project management and collaboration securely partitioned for each user;

     - real-time product demonstrations and evaluation downloads; and

     - delegation of content management to Honeywell's account managers.

SALES AND MARKETING

     We market our products mainly through a combination of a headquarters-based telesales group and a field-based direct sales organization with offices throughout the United States. We also have one sales office in each of Europe and Japan. We generate sales leads from a variety of marketing activities, as well as from other businesses with which we have strategic relationships. These leads are qualified by our telesales group and passed to our field-based direct sales group for follow up. Our typical sales process includes a needs assessment and a demonstration of our products followed by a more detailed technical solution plan developed jointly by our technical sales and services personnel and the customer.

     We intend to expand our direct sales presence by opening additional sales offices internationally and additional sales offices in the United States. We also plan to develop an indirect sales channel using value-added reseller and original equipment manufacturer relationships worldwide to further penetrate the market for our products and services and to further develop our business relationships with third-party integration service providers as a means of broadening our marketing reach.

     Our marketing activities are designed primarily to generate sales leads and, to a lesser degree, to increase the overall awareness of the Webridge brand and products. Our lead generating activities include Web-based events, seminars, tradeshows and other promotional programs which highlight the value of the Webridge Private Exchange product for the online business-to-business enterprise commerce market. We also participate in and conduct industry conferences, market research, speaking events, public relations activities and developer conferences.

COMPETITION

     The market for online business-to-business applications is rapidly evolving and intensely competitive. We expect competition to persist and intensify in the future. Our primary competition includes:

     - in-house development efforts by prospective customers and partners, which may be encouraged by providers of point products;

     - vendors of application software or application development platforms and tools directed at interactive commerce, like Art Technology Group, BroadVision and Vignette;

     - portal solution providers such as Plumtree Software;

     - marketing solution providers such as ChannelWave and MarketSoft; and

     - Web site developers that develop custom software or integrate other application software into custom solutions.

     We believe the primary factors upon which we compete are the capabilities of our products, the extent to which, and the ease with which, our products integrate with other software and existing operating systems, our deployment time, our prices and our ability to provide quality services to assist our customers and our partners. We believe our applications provide faster implementation and lower cost of ownership than in-house development efforts or independent Web site developers integrating separate application software products, application development platforms and tools. These custom applications built from component parts generally do not have a full set of integrated product-quality administrative tools and are typically difficult to modify or extend to meet changing business requirements. We believe the capabilities of our products, along with their ability to integrate with systems using Windows NT and Windows 2000 and software designed to run on Windows NT and Windows 2000, provide us with an advantage over all of our competitors with respect to customers using the Windows NT and Windows 2000 operating systems. Because our product only operates on the Windows NT and Windows 2000 operating systems, we are at a disadvantage to our competitors with respect to customers using other operating systems. See "Risk Factors -- Existing and potential competitors could make it more difficult for us to acquire and retain customers".

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     Our success and ability to compete are substantially dependent on our internally developed technologies, software and trademarks, which we seek to protect through a combination of copyright, trade secret and trademark law, and contractual restrictions and operational safeguards. These legal protections afford only limited protection for our technology. We seek to protect our source code for our software, documentation and other written materials pursuant to signed license agreements. We also seek to avoid disclosure of our intellectual property by requiring employees, consultants and other companies with whom we have concluded marketing agreements with access to our proprietary information to execute confidentiality agreements. Additionally, we have operational safeguards in place that provide security for our network and facilities. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We pursue the registration of our trade and service marks in the United States, and we have registered the trademark "Webridge" in the United States. We have an application pending to register the trademark "Webridge" in the European Community. We have a trademark application pending in the United States for our logo. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products are distributed or made available through the Internet, and policing unauthorized use of our proprietary information is difficult. See "Risk Factors -- Our success and competitive position depends on our ability to protect our proprietary technology."

     We rely upon technology developed by third parties, including Visual Studio and Java Virtual Machine software and Java language from Microsoft. We do not assure you that our third-party technology will not infringe on the intellectual property rights of others or continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain any of these technologies could result in delays in introduction of our products and services until equivalent technology, if available, is identified, licensed, if necessary, and integrated, which could seriously harm our business. See "Risk

Factors -- The market for the Windows NT operating system or its successor version, Windows 2000, may fail to develop fully, develop more slowly than we expect or otherwise be harmed".

EMPLOYEES


     As of September 30, 2000, we employed 150 persons on a full-time basis. None of our employees is covered by a collective bargaining agreement and we have never experienced a work stoppage. We believe we have good relations with our employees.


FACILITIES


     Our headquarters are located in leased facilities in Beaverton, Oregon, consisting of approximately 50,000 square feet under a lease expiring in February 2007. The average monthly rent for this facility is approximately $95,700. In addition, we have exercised options committing us to lease approximately 37,000 square feet of additional space in the same facility. We began occupying this additional space in September 2000.


     We also rent space in other cities to support our sales and support activities, including San Francisco, Los Angeles, Minneapolis, Dallas, Boston, Philadelphia, Chicago, Washington, D.C., Atlanta, London and Tokyo. We believe our facilities and options to rent additional space are adequate to meet our needs for the foreseeable future.

LEGAL PROCEEDINGS

     We are not a party to any litigation or arbitration proceedings that would have, or during the last two fiscal years has had, a material effect on our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table includes information about our executive officers and directors.


                 NAME                      AGE                  POSITION(S)
                 ----                      ---                  -----------
Gary N. Fielland.......................    51     Chief Executive Officer, President and
                                                  Director
Mark S. Anastas........................    45     Chief Operating Officer, Corporate
                                                  Secretary and Director
David L. Brinker.......................    49     Chief Financial Officer
Robert F. Dunne........................    46     Vice President of Sales
Jon F. Jackson.........................    45     Vice President of Research and
                                                  Development
Gary M. Raetz..........................    50     Vice President of Customer Services
Gary A. Whitney........................    42     Vice President of Marketing
David A. Shrigley......................    52     Director
C. Scott Gibson........................    48     Director
Gerard H. Langeler.....................    49     Director
James A. Lash..........................    56     Director


     GARY N. FIELLAND co-founded Webridge and has served as our President, Chief Executive Officer and a Director since June 1996. Prior to co-founding Webridge, from 1983 to June 1996, Mr. Fielland was a co-founder, Chief Architect and Fellow of Sequent Computer Systems, Inc. (now the NUMA-Q division of IBM) a provider of scalable Intel-based server solutions for e-business, where he led the development of one of the computer industry's first commercial symmetric multiprocessing microcomputer architecture. Mr. Fielland received a Bachelor of Science degree in Mechanical Engineering and a Master of Engineering degree in Computer Science and Electrical Engineering from the University of Florida.

     MARK S. ANASTAS co-founded Webridge and has served as our Chief Operating Officer, Corporate Secretary and a Director since June 1996. Prior to co-founding Webridge, and from July 1995 to May 1996, Mr. Anastas was the Product Line Architect for Intel Corporation's Internet Product Division, where he was responsible for product definition and partner recruitment. He also served as President and Chief Executive Officer of Huxley Corp., a start-up client/server customer relationship management application software company, from May 1994 to July 1995. Mr. Anastas received a Bachelor of Science degree in Computer Science from the University of Illinois and a Master of Science degree in Computer Science from the University of Washington.

     DAVID L. BRINKER has served as our Chief Financial Officer since August 1998. Before joining Webridge, Mr. Brinker was the General Manager for the Test Software Division of Integrated Measurement Systems, Inc., a producer of engineering test stations and virtual test software, from January 1997 to July 1998. Mr. Brinker was an independent consultant from August 1996 to January 1997. From June 1995 to August 1996, Mr. Brinker was the President and Chief Executive Officer of TView, Inc., a developer of computer peripherals. From March 1994 to June 1995, Mr. Brinker served as the Chief Financial Officer of Summit Design, Inc., a software company. From 1983 to 1994, Mr. Brinker held a variety of management positions with Mentor Graphics Corporation, a provider of electronic hardware and software design solutions and consulting services, serving most recently as Vice President for World Trade responsible for all field operations. Mr. Brinker received a Bachelor of Science degree in Economics from Portland State University.

     ROBERT F. DUNNE has served as our Vice President of Sales since August 1998. Prior to joining Webridge, Mr. Dunne served as Vice President and General Manager of the Network Computer Group at

Tektronix, Inc., a leading test and measurement equipment company, from September 1997 to April 1998 and was responsible for launching the sales channel strategy for Tektronix's Color Printer Division (now owned by Xerox Corporation). From July 1993 to September 1997, Mr. Dunne served as the Vice President of Sales of Tektronix' Video and Networking Division. Additionally, Mr. Dunne began his career with IBM Corporation and held key sales and marketing management positions with Mentor Graphics Corporation and Zycad Corporation. Mr. Dunne received a Bachelor of Science degree in Marketing from the University of Colorado.

     JON F. JACKSON is a co-founder of Webridge and has served as our Vice President of Research and Development since June 1996. From 1989 to May 1996, Mr. Jackson was a Principal Engineer and Senior Manager for Sequent Computer Systems, Inc. where he was responsible for its engineering product planning and other software development activities. Prior to joining Sequent, and from 1986 to 1989, Mr. Jackson served as Engineering Manager at Intel Corporation and was responsible for developing a real-time operating system. Mr. Jackson holds a Bachelor of Arts degree in Information Science from the University of California, Santa Cruz.

     GARY M. RAETZ is a co-founder of Webridge and has served as Vice President of Customer Service since February, 1997. Prior to joining us, Mr. Raetz was Senior Manager at Intel Corporation, from July 1995 to January 1997, where he was responsible for working with Microsoft Corporation on the "Net-PC" platform initiative. Mr. Raetz was an independent marketing consultant from January 1994 to July 1995. From April 1985 to January 1994, Mr. Raetz served as a Director of Technical Marketing, Professional Services, and Integration Services and Custom Products for Sequent Computer Systems, Inc. and was responsible for building its Custom Products and Professional Services business units. Mr. Raetz received a Bachelor of Arts degree in Computer Science and Mathematics from Portland State University and a Master of Science degree in Computer Science from the Naval Postgraduate School in Monterey, California.

     GARY A. WHITNEY has served as our Vice President of Marketing since February 1997. Mr. Whitney was the Director of Consumer Marketing and co-founder of The Palace, a real-time, interactive, rich-media network company formed by Intel Corporation and Time Warner, Inc., from June 1996 to February 1997. From April 1995 to June 1996, Mr. Whitney was a Product Marketing Manager for Intel Corporation. From 1988 to 1994, Mr. Whitney held a number of marketing management positions at Sequent most recently serving as the Marketing Manager for Sequent's Windows NT server family. From 1982 to 1988, Mr. Whitney served in a variety of development and marketing positions with Hewlett-Packard Corporation. Mr. Whitney holds both Bachelor of Science and Master of Arts degrees in Industrial and Management Engineering from Montana State University.

     C. SCOTT GIBSON has served as a director since April 1997. Mr. Gibson co-founded Sequent Computer Systems, Inc. in 1983 and served as President until March 1992. Since March 1992, Mr. Gibson has been a private investor and consultant to technology companies. Mr. Gibson currently serves as a Director of Triquint Semiconductor, Inc., RadiSys Corporation, Inference Corporation, Integrated Measurement Systems, Inc., Egghead.com and Emerald-Delaware, Inc. Mr. Gibson also serves as a director to several development-stage technology companies. Mr. Gibson is the Chairman of the Board of Trustees of the Oregon Graduate Institute of Science and Technology. Mr. Gibson received a Bachelor of Science degree in Electrical Engineering and Masters of Business Administration from the University of Illinois.


     GERARD H. LANGELER has served as a director since August 1997. Since 1992, Mr. Langeler has been a General Partner of OVP Venture Partners, a venture capital firm. Prior to joining OVP Venture Partners, Mr. Langeler co-founded Mentor Graphics Corporation and served as President and Chief Operating Officer from 1987 to 1991. Mr. Langeler is a director of Preview Systems, an e-commerce solutions provider, and several other private technology start-up companies. Mr. Langeler holds a Bachelor of Arts degree in Chemistry from Cornell University and a Masters of Business Administration from Harvard University.

     JAMES A. LASH has served as a director since December 1998. Mr. Lash has been a venture capitalist since 1976 and focuses investments on the computer, software, telecommunications and life sciences industries. Mr. Lash is also a director of several other private technology start-up companies. Mr. Lash received Bachelor of Science degrees in Aeronautical and Astronautical Engineering from the Massachusetts Institute of Technology and a Masters degree in Business Administration from Tulane University.

     DAVID A. SHRIGLEY has served as a director since February 2000. Since July 1999, Mr. Shrigley has been a principal with Sevin Rosen funds, a venture capital firm. Prior to joining Sevin Rosen, from November 1996 to April 1999, Mr. Shrigley was Executive Vice President in charge of marketing, sales and service for Bay Networks (now owned by Nortel Networks Corporation). Prior to that time, Mr. Shrigley spent 18 years at Intel in a variety of management positions, including Vice President and General Manager, Corporate Marketing from June 1995 to November 1996, and Vice President and General Manager, APAC Sales and Marketing Operations, in Hong Kong, from June 1989 to June 1995. Mr. Shrigley is a director of SonicWALL, Inc., a provider of Internet security for small and medium-sized companies, and several private technology companies. Mr. Shrigley holds a Bachelor of Arts degree in Business Administration and an Associate of Science degree in Electrical Engineering from Franklin University.

     Our executive officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or officers.

     Our directors are elected for a period of one year at our annual meeting of stockholders and serve until the next annual meeting and until their successors are duly elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors established a Compensation Committee in June 1999 and an Audit Committee in May 1998. The Compensation Committee reviews and recommends to the board of directors the compensation and benefits of all our officers and establishes and reviews the general policies relating to compensation and benefits of our employees. The Audit Committee reviews our internal accounting procedures and consults with and reviews the reports and services provided by our independent accountants. The members of our Audit Committee are Mr. Gibson, Mr. Langeler and Mr. Lash, none of whom has ever been an officer or employee of Webridge. The members of our Compensation Committee are Mr. Gibson and Mr. Langeler.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee has ever been an officer or employee of Webridge. Prior to establishing the Compensation Committee in June 1999 our board of directors as a whole performed the function delegated to the Compensation Committee. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

DIRECTOR COMPENSATION

     Our directors do not receive any cash compensation from us for their service as members of our board of directors. Under our stock incentive plan, non-employee directors are eligible to receive stock option grants and restricted stock at the discretion of the board of directors or other administrator of the plan.

EXECUTIVE COMPENSATION

     The following table includes the total compensation paid or accrued for services rendered to us in all capacities during the year ended December 31, 1999 by our chief executive officer and our four highest compensated executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 1999 (collectively, the named executive officers).

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                   ANNUAL             AWARDS
                                                                COMPENSATION        SECURITIES
                                                              -----------------     UNDERLYING
                NAME AND PRINCIPAL POSITION                    SALARY     BONUS     OPTIONS(#)
                ---------------------------                   --------    -----    ------------
Gary N. Fielland............................................  $149,862    $ --       200,001
  Chief Executive Officer and President
Mark S. Anastas.............................................   142,608      --       200,001
  Chief Operating Officer
David L. Brinker............................................   134,583      --        53,334
  Chief Financial Officer
Robert F. Dunne.............................................   200,000      --        53,334
  Vice President of Sales
Jon F. Jackson..............................................   128,120      --       160,002
  Vice President of Research and Development

     We did not pay our chief executive officer or any other named executive officer any compensation intended to serve as an incentive for performance to occur over a period longer than one year pursuant to a long-term incentive plan for the year ended December 31, 1999. We do not have a defined benefit or actuarial plan with respect to our chief executive officer or any other named executive officer under which benefits are determined primarily by final compensation and years of service.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides summary information regarding stock options granted to the named executive officers during 1999. All options granted to these individuals were granted under our 1996 stock incentive plan. Unless otherwise noted, options granted under the plan generally vest 25% on the anniversary of the vesting commencement date and monthly thereafter in 36 equal installments. The percentage of total options set forth in table below is based on options for 1,738,282 shares granted to our employees and consultants in 1999. All options were granted at the fair market value as determined by our board of directors on the date of grant. The potential realizable value is calculated assuming the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission and do not represent our estimate or projection of the future stock price. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers. The assumed 5% and 10% rates of stock appreciation are based on a value of $1.875 per share, the deemed fair market value of our common stock as of December 31, 1999.

                             OPTION GRANTS IN 1999

                                                                                   POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED ANNUAL
                           NUMBER OF     PERCENT OF                                RATES OF STOCK PRICE
                             SHARES        TOTAL       EXERCISE                  APPRECIATION FOR OPTION
                           UNDERLYING     OPTIONS       PRICE                              TERM
                            OPTIONS      GRANTED TO      PER       EXPIRATION    ------------------------
          NAME             GRANTED(#)    EMPLOYEES      SHARE         DATE           5%           10%
          ----             ----------    ----------    --------    ----------    ----------    ----------
Gary N. Fielland.........   200,001(1)      11.5%       $0.315      07/09/09      $ 39,621      $100,406
Mark S. Anastas..........   200,001(1)      11.5%        0.315      07/09/09        39,621       100,406
David L. Brinker.........    53,334(2)       3.1%        0.315      07/09/09        10,566        26,775
Robert F. Dunne..........    53,334(3)       3.1%        0.315      07/09/09        10,566        26,775
Jon F. Jackson...........   160,002(1)       9.2%        0.315      07/09/09        31,697        80,326

-------------------------
(1) The options become exercisable at the rate of 1/36th of the total number of shares beginning July 26, 2000. Mr. Fielland exercised these options on December 20, 1999 pursuant to an Early Exercise Agreement with us. These shares are subject to a right of repurchase in our favor in the event Mr. Fielland ceases to be an employee or director before June 26, 2001.

(2) The options become exercisable at the rate of 1/12th of the total number of shares beginning September 1, 2002.

(3) The options become exercisable at the rate of 1/12th of the total number of shares beginning September 10, 2002.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth the number of shares of common stock acquired upon the exercise of stock options by our chief executive officer and our four other highest compensated executive officers during 1999, and the number and value of the shares of common stock underlying unexercised in-the-money options held by these individuals as of December 31, 1999. The value of unexercised in-the-money options is calculated based on:

     - the fair market value of our common stock using the assumed initial offering price of $9 per share,

     - less the exercise price, and

     - multiplied by the number of shares underlying the option.

All options were granted under our 1996 stock incentive plan.

                             YEAR-END OPTION VALUES

                                                             NUMBER OF SHARES
                                                                UNDERLYING               VALUE OF UNEXERCISED
                                NUMBER OF                 UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                 SHARES                      DECEMBER 31, 1999             DECEMBER 31, 1999
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
            NAME                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   --------   -----------   -------------   -----------   -------------
Gary N. Fielland(1)..........    216,863     $315,035         --         200,001             --              --
Mark S. Anastas(2)...........      7,950        1,431         --         200,001             --      $1,737,009
David L. Brinker(3)..........     53,589        9,645     16,667         186,668       $147,752       1,645,212
Robert F. Dunne(4)...........     72,222       13,000     16,667         231,112        147,752       2,039,208
Jon F. Jackson(2)............         --           --         --         160,002             --       1,389,617

-------------------------
(1) An option for 200,001 shares was exercised pursuant to an Early Exercise Agreement on December 20, 1999, subject to a right of repurchase in our favor in the event Mr. Fielland ceases to be an employee or director before June 26, 2001.

(2) The option becomes exercisable at the rate of 1/36 of the total number of shares monthly beginning July 26, 2000.

(3) Of the unexercisable options, 4,167 become exercisable monthly from January 1, 2000 through August 1, 2002 and an additional 4,445 options become exercisable monthly from September 1, 2002 through August 1, 2003.

(4) Of the unexercisable options, 5,556 become exercisable monthly from January 10, 2000 through August 10, 2002 and an additional 4,445 options become exercisable monthly from September 10, 2002 through August 10, 2003.

EMPLOYMENT ARRANGEMENTS

     In July 2000, we entered into a one-year employment agreement with Robert
F. Dunne, our Vice President of Sales, providing for an annual base salary of $200,000 and a guaranteed bonus of $100,000, with eligibility for additional bonus payments. The agreement may be terminated at any time by either party. If the agreement is terminated by us without cause, Mr. Dunne will be entitled to receive the difference between $300,000 and the amount he has been paid under the agreement, provided he signs a waiver and release of all claims against the Company.

1996 STOCK INCENTIVE PLAN


     In June 1996, the board of directors adopted and our stockholders approved our 1996 stock incentive plan. We have reserved a total of 11,360,089 shares of common stock for issuance under this plan. As of September 30, 2000, options to purchase a total of 1,670,363 shares of common stock were outstanding under this plan. These options had a weighted average exercise price of $3.29 per share. As of September 30, 2000, 66,868 shares remained available for future issuance.


     The 1996 plan authorizes the grant of incentive options and nonqualified options. This plan also provides for awards of stock appreciation rights, performance shares, restricted shares and other stock-based awards.

     Incentive options may be granted under the 1996 plan to our employees, officers and directors. The exercise price of incentive options granted under the plan must be at least equal to the fair market value of our common stock on the date of grant. Payment of the exercise price must be made in cash or, with the approval of the board of directors, in shares of our common stock.

     Under the terms of our 1996 plan, we may grant nonqualified options to our employees, officers, and directors and to our non-employee agents, consultants, advisers and independent contractors. There are no limits on the exercise price of nonqualified options granted under this plan.

     In the event of a merger with, or acquisition by another company, or a sale of substantially all of our assets, options and other awards outstanding under the 1996 plan may be:

     - terminated as of the date of the merger, acquisition, or sale of assets, provided that holders have a prior 30-day period in which to exercise the options or stock appreciation rights to the extent vested;

     - accelerated by the board of directors to become exercisable during the 30 day period before the date of the merger, acquisition or sale of assets; or

     - exchanged for or converted into similar options or awards of the acquiring or surviving entity.

     The 1996 plan is administered by the board and may be delegated to a committee of the board. The board selects the individuals to whom options will be granted and determines the exercise price and other terms of each award, subject to the provisions of the plan. The board has the authority to amend or terminate the plan as long as such action does not affect any outstanding options and provided that stockholder approval is obtained for any amendment to the extent required by applicable law. This plan will otherwise expire when all shares available for issuance have been issued.

2000 STOCK INCENTIVE PLAN

     In April 2000, our stockholders approved our 2000 stock incentive plan, which our board of directors had approved in March 2000. The purpose of the plan is to attract and retain the services of our directors, officers, and selected employees as well as selected consultants to our business.

     The 2000 plan provides for the granting of:

     - incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees;

     - nonqualified stock options to employees and consultants; and

     - restricted stock, cash bonus rights, stock bonuses and performance awards to all eligible participants in the 2000 plan.

     We have reserved a total of 1,333,334 shares under the 2000 plan, plus an automatic annual increase in the number of shares, to be added on the first day of the second month of each fiscal year beginning on February 1, 2001, equal to the lesser of 3,000,000 shares or five percent of the adjusted average number of shares outstanding used to calculate fully diluted earnings per share for the preceding fiscal year. No incentive stock options can be granted under the plan after ten years from the date the plan was adopted by our board of directors.

     The 2000 plan is administered by our board of directors. Authority for administration of this plan may be delegated by the board of directors to any committee of the board.

     The exercise price of incentive stock options must not be less than the fair market value of the common stock at the date of the grant. Payment of the exercise price must be made in cash or, with the approval of the board of director, in shares of our common stock. The maximum term of incentive stock options is 10 years. The aggregate market value, on the date of the grant, of the common stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

     In the event of a corporate transaction, such as a merger with or into another corporation, or sale of substantially all of our assets, each outstanding option to purchase shares under the 2000 plan may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not assume or provide an equivalent substitute for the option, the board may provide a period of time before the transaction is completed for all holders to exercise their outstanding options and may exercise discretionary authority to accelerate the exercisability of such options.

EMPLOYEE STOCK PURCHASE PLAN

     Our 2000 employee stock purchase plan, or ESPP, is an employee benefit program that allows eligible employees to purchase shares of our common stock at a discount from fair market value. It will be implemented upon the completion of this offering. A total of 200,000 shares will be reserved for issuance under the ESPP, plus an automatic increase in the number of shares, to be added on the first day of the second month of each fiscal year beginning on February 1, 2001, equal to the lesser of 333,334 shares or one percent of the adjusted average number of shares outstanding used to calculate fully diluted earnings per share for the preceding fiscal year.

     With certain exceptions, all our full-time employees will be eligible to participate in the ESPP. The plan is composed of a series of overlapping two-year offering periods. Within each offering period, there are four six-month purchase periods. The first offering period will begin on the date of this prospectus, will run through November 20, 2002 and will be divided into four purchase periods. On the first day of each offering period, known as the offering date, each eligible employee is automatically granted an option to purchase shares of our common stock. That option will be automatically exercised on the last day of each purchase period during the offering. No employee may purchase more than 50,000 shares during any one offering period or accrue the right to purchase shares at a rate that exceeds $25,000 of fair market value of shares, as determined on the offering date, for each calendar year that the option is outstanding. Each eligible employee may elect to participate in the ESPP by filing a subscription and payroll deduction authorization. Shares may be purchased under the ESPP only through payroll deductions of not more than 15 percent of an employee's total compensation. On each purchase date, the amounts withheld will be applied to purchase shares for the employee. The purchase price will be the lower of 85 percent of the fair market value of our common stock:

     - on the offering date; or

     - on the purchase date.

     The ESPP will be administered by our board of directors. The board of directors may adopt rules and regulations for the operation of the ESPP, adopt forms for use in connection with the ESPP, decide any questions of interpretation of the ESPP or rights arising under the ESPP and generally supervise the administration of the ESPP. We pay all expenses of the ESPP other than commissions on sales of shares for our employees' accounts by the custodian.

     The board of directors may amend the ESPP, except that increases in the number of reserved shares, other than adjustments authorized by the ESPP, or decreases in the purchase price of shares offered under the ESPP require stockholder approval. The board of directors may terminate the ESPP at any time.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts of omissions not in good faith or that involve intentional misconduct or knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which a director derives an improper personal benefit.

Although liability for monetary damages has been eliminated by our certificate of incorporation to the fullest extent permitted by Delaware law, the availability of equitable remedies such as injunctive relief or rescission are not affected.

     Our certificate of incorporation and bylaws provide that we shall indemnify our directors and officers and may indemnify our agents to the fullest extent permitted by law. We believe that indemnification under our certificate and bylaws covers at least negligence on the part of an indemnified party. Our certificate of incorporation and bylaws also permit us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of the person's service as a director, officer, or agent of Webridge upon an undertaking by the person to repay any advances if it is determined that the person is not entitled to indemnification.

     We have entered into agreements to indemnify Messrs. Anastas, Gibson, Langeler, Whitney, Raetz, Brinker, Dunne, Jackson, Shrigley and Lash in addition to the indemnification provided for in our certificate of incorporation. These agreements, among other things, provide additional contractual assurances with respect to the scope of the indemnification described above and additional procedural protections. We believe that our certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

     We are not aware of any pending litigation or proceeding involving any director, officer, employee or agent in which indemnification would be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                           RELATED-PARTY TRANSACTIONS

     We have accepted promissory notes from the following persons in the amounts listed below as consideration for restricted stock issued to them:

     In November 1998, James Lash loaned $1.5 million to us, represented by a promissory note that bore interest at a rate of 10%. In December 1998, Mr. Lash contributed the promissory note to Manchester Bridge Principal LP of which he is the general partner. On December 24, 1998, Manchester Bridge Principal converted its promissory note and paid an additional $1.5 million in return for 1,764,706 shares of Series B preferred stock. Mr. Lash was appointed as a director upon the closing of the sale of Series B preferred stock.

     In July 1996, Mr. Fielland loaned us $100,000 represented by a promissory note that bore interest at a rate of 12%. On August 25, 1997, Mr. Fielland converted this promissory note into 127,295 shares of Series A preferred stock.

     In November 1998, Mr. Fielland loaned us $100,000 represented by a promissory note that bore interest at a rate of 9%. On December 24, 1998, Mr. Fielland converted this promissory note and paid an additional $900,000 for 588,977 shares of Series B preferred stock.


     On September 28, 2000, Sevin Rosen Bayless Management Company, an entity affiliated with Sevin Rosen Funds, entered into a contract with Webridge to purchase $212,000 worth of products and services.


     The following table summarizes the shares of common stock and preferred stock purchased by our directors and 5% stockholders and persons associated with them in private placement transactions. The Series A preferred stock was sold for $0.903 per share on August 25, 1997. The Series B preferred stock was sold for $1.70 per share on December 24, 1998. The Series C preferred stock was sold for $5.07 per share on December 22, 1999. Each share of preferred stock automatically converts into .667 shares of common stock upon the closing of this offering. See "Principal Stockholders."


                                                                                          COMMON STOCK
                                                                                          ISSUABLE UPON
                                          COMMON     SERIES A    SERIES B    SERIES C     CONVERSION OF
  ENTITIES AFFILIATED WITH DIRECTORS       STOCK     PREFERRED   PREFERRED   PREFERRED   PREFERRED STOCK
  ----------------------------------     ---------   ---------   ---------   ---------   ---------------
Entities affiliated with OVP Venture
  Partners (Gerard H. Langeler)(1).....         --   2,768,549     656,974     302,343      2,485,245
Entities affiliated with Sevin Rosen
  Funds (David A. Shrigley)(2).........         --   3,323,513     788,666     362,949      2,983,421
Manchester Bridge Principal LP (James
  A. Lash).............................         --          --   1,764,706          --      1,176,471
C. Scott Gibson........................    233,334      57,232          --       5,051         41,523
Gary N. Fielland.......................    949,819     127,295     588,977      63,220        519,663
Mark S. Anastas........................    740,906          --          --          --
OTHER 5% STOCKHOLDERS
Meritech Capital Partners L.P.(3)......         --          --          --   3,353,057      2,235,372


-------------------------

(1) Includes shares held by OVP IV Entrepreneurs Fund L.P. and shares held by OVP Venture Partners IV L.P. OVMC IV, L.L.C. is the general partner of OVP IV Entrepreneurs Fund and OVP Venture Partners IV L.P., and exercises investment and voting power over the shares held by these entities. Mr. Langeler is a general partner of the general partner of the OVP Venture Partners entities and is a director of Webridge. He disclaims beneficial ownership of the shares held by those entities except to the extent of his proportionate interest therein.


(2) Includes shares held by Sevin Rosen Fund V L.P., Sevin Rosen V Affiliates Fund L.P. and Sevin Rosen Bayless Management Company. SRB Associates V L.P. is the general partner of Sevin Rosen Fund V L.P. and Sevin Rosen V Affiliates Fund L.P. and exercises investment and voting power over the shares held by these entities. Mr. Shrigley is an employee of Sevin Rosen Bayless Management

    Company, an affiliate of SRB Associates V L.P. and is a director of Webridge. He disclaims beneficial ownership of the shares held by the entities.

(3) Includes shares held by Meritech Capital Partners L.P. and Meritech Affiliate Partners L.P. Meritech Capital Associates, L.L.C. is the general partner of both Meritech Capital Partners L.P. and Meritech Affiliate Partners L.P. and exercises voting and investment power over the shares held by these entities.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information about the beneficial ownership of our common stock, including our preferred stock on an as-converted basis for common stock, as of September 30, 2000 and as adjusted to reflect the sale of common stock in this offering, by:


     - each stockholder known by us to own beneficially more than 5% of the common stock,

     - each director,

     - our named executive officers, and

     - all directors and executive officers as a group.


     Unless otherwise indicated, the address for each of the named stockholders is c/o Webridge, Inc., 1925 S.W. AmberGlen Parkway, Beaverton, Oregon 97006. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. The percentage of beneficial ownership prior to the offering is based on 21,451,714 shares of common stock outstanding as of September 30, 2000, after giving effect to the conversion of the outstanding shares of preferred stock into common stock upon the completion of this offering.



                                                           SHARES BENEFICIALLY
                                                                  OWNED              SHARES BENEFICIALLY
                                                            PRIOR TO OFFERING          OWNED AFTER THE
                                                        --------------------------        OFFERING
                         NAME                             NUMBER     PERCENTAGE(1)       PERCENTAGE
                         ----                           ----------   -------------   -------------------
Entities affiliated with Sevin Rosen Funds(2).........   2,983,421       13.9%              11.1%
  13455 Noel Road, Suite 1670
  Dallas, TX 75240
Entities affiliated with OVP Venture Partners(3)......   2,485,245       11.6                9.2
  2420 Carillon Point
  Kirkland, WA 98033
Entities affiliated with Meritech Capital
  Partners(4).........................................   2,235,372       10.4                8.3
  285 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301
Manchester Bridge Principal LP........................   1,176,471        5.5                4.4
  Two Soundview, Suite 302
  Greenwich, CT 06830
Gary N. Fielland(5)...................................   1,302,814        6.1                4.8
Mark Anastas(6).......................................     726,015        3.4                2.7
David Brinker(7)......................................     256,924        1.2                1.0
Robert Dunne(8).......................................     150,000          *                  *
Jon Jackson(9)........................................     671,939        3.1                2.5
David Shrigley(10)....................................   2,983,421       13.9               11.1
C. Scott Gibson.......................................     274,857        1.3                1.0
Gerard H. Langeler(11)................................   2,485,245       11.6                9.2
James A. Lash(12).....................................   1,176,471        5.5                4.4
All directors and executive officers as a group
  (11 persons)(13)....................................  10,736,639       50.0%              39.6%


-------------------------
  *  Less than 1% of the outstanding shares of common stock.


 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable or will become exercisable within 60 days after September 30, 2000 are considered outstanding, but these shares are not considered outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Includes 2,855,694 shares held by Sevin Rosen Fund V L.P., 122,091 shares held by Sevin Rosen V Affiliates Fund L.P. and 5,636 shares held by Sevin Rosen Bayless Management Company. SRB Associates V L.P. is the general partner of Sevin Rosen Fund V L.P. and Sevin Rosen V Affiliates Fund L.P. and exercises investment and voting power over the shares held by these entities.


 (3) Includes 122,944 shares held by OVP IV Entrepreneurs Fund L.P. and 2,362,301 shares held by OVP Venture Partners IV L.P. OVMC IV, L.L.C. is the general partner of OVP IV Entrepreneurs Fund and OVP Venture Partners IV L.P. and exercises investment and voting power over the shares held by these entities.


 (4) Includes 2,199,606 shares held by Meritech Capital Partners L.P. and 35,766 shares held by Meritech Affiliate Partners L.P. Meritech Capital Associates, L.L.C. is the general partner of both Meritech Capital Partners L.P. and Meritech Affiliate Partners L.P. and exercises voting and investment power over the shares held by these entities.


 (5) 172,224 of these shares are subject to a right of repurchase in our favor. These shares will be released from the repurchase right at the rate of 5,555 shares per month beginning on December 26, 2000. Includes 160,000 shares held by the Fielland Limited Partnership, of which Mr. Fielland is the general partner and exercises investment and voting power over the shares held by the partnership.



 (6) Includes 200,000 shares held by the Anastas Family Limited Partnership, of which Mr. Anastas is a general partner and exercises investment and voting power over the shares held by the partnership and 27,777 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000.



 (7) 140,834 of these shares are subject to a right of repurchase in our favor. 53,334 of the shares will be released from the repurchase right at the rate of 4,445 shares per month beginning on September 1, 2002. The remaining 87,500 shares will be released from the repurchase right at the rate of 4,167 shares per month beginning on December 7, 2000.



 (8) Includes 77,778 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000.



 (9) Includes 22,222 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000.


(10) Includes 2,855,694 shares held by Sevin Rosen Fund V L.P., 122,091 shares held by Sevin Rosen V Affiliates Fund L.P. and 5,636 shares held by Sevin Rosen Bayless Management Company. SRB Associates V L.P. is the general partner of Sevin Rosen Fund V L.P. and Sevin Rosen Affiliates V Fund L.P. and exercises investment and voting power over the shares held by these entities. Mr. Shrigley is an employee of Sevin Rosen Bayless Management Company, an affiliate of SRB Associates V L.P. and is a director of Webridge. He disclaims beneficial ownership of the shares held by the entities.


(11) Includes 122,944 shares held by OVP IV Entrepreneurs Fund L.P. and 2,362,301 shares held by OVP Venture Partners IV L.P. OVMC IV, L.L.C. is the general partner of OVP IV Entrepreneurs Fund and OVP Venture Partners IV L.P. and exercises investment and voting power over the shares held by these entities. Mr. Langeler is a general partner of the general partner of the OVP Venture Partners entities and is a director of Webridge. He disclaims beneficial ownership of the shares held by those entities except to the extent of his proportionate interest therein.

(12) Includes 1,176,471 shares held by Manchester Bridge Principal LP. Manchester Principal LLC is the general partner of Manchester Bridge Principal LP and exercises investment and voting power over the shares held by the partnership. Mr. Lash is the manager of the general partner and is a director of Webridge. He disclaims beneficial ownership of the shares held by the entities except to the extent of this proportionate interest therein.

(13) Includes the shares described in Notes 5 through 12.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon the completion of this offering, we will be authorized to issue 100 million shares of common stock and 50 million shares of undesignated preferred stock. The following summary describes all material provisions of our capital stock. We encourage you to read the provisions of our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and which, together with applicable Delaware law, contain the legal terms that govern our capital stock.

COMMON STOCK


     As of September 30, 2000, there were 21,451,714 shares of our common stock outstanding, which were held of record by 143 stockholders, after giving effect to the conversion of the outstanding shares of preferred stock into common stock. In addition, as of September 30, 2000, there were 34,571 shares subject to outstanding warrants and 1,670,363 shares of common stock subject to outstanding options. Since September 30, 2000, the Company has granted options to purchase 619,343 shares of common stock. Upon completion of this offering, there will be 26,951,714 shares of common stock outstanding.


     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, declared from time to time by the board of directors out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of common stock are, and the shares of common stock offered by this prospectus when issued will be, fully paid and nonassessable.

PREFERRED STOCK


     As of September 30, 2000, we had three series of preferred stock: Series A preferred stock, Series B preferred stock and Series C preferred stock. Each series of preferred stock has the rights, preferences and privileges set forth in our current Amended and Restated Certificate of Incorporation and the Second Amended and Restated Investors' Rights Agreement dated as of December 22, 1999, which is included as an exhibit to the registration statement of which this prospectus forms a part. As of September 30, 2000, the number of outstanding shares for each series of our preferred stock was:


     - 7,464,134 shares of Series A preferred stock, which are convertible into aggregate of 4,976,093 shares of common stock;

     - 5,939,816 shares of Series B preferred stock, which are convertible into aggregate of 3,959,885 shares of common stock; and

     - 4,341,606 shares of Series C preferred stock, which number reflects the full exercise of a warrant to purchase 2,356 shares of Series C preferred stock, which are convertible into aggregate of 2,894,409 shares of common stock.

Upon the completion of this offering, all outstanding shares of preferred stock will be automatically converted into a total of 11,828,816 shares of common stock, which does not include a warrant to purchase 2,356 shares of Series C preferred stock. Thereafter, the board of directors will have the authority, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in our corporate control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.

REGISTRATION RIGHTS


     The holders of 18,934,675 shares of common stock, including shares issuable upon conversion of preferred stock, referred to as the registrable securities, are entitled to have their shares registered by us under the Securities Act under the terms of an agreement between us and the holders of these registrable securities.


     Subject to limitations specified in the agreement, these registration rights include the following:

     - The holders of at least 25% of the then outstanding registrable securities may require, on two occasions beginning 12 months after the date of this prospectus, that we use our best efforts to register at least 20% of the then-outstanding registrable securities for public resale.

     - If we register any common stock, either for our own account or for the account of other security holders, the holders of these registrable securities are entitled to

       -- notice of registration; and

       -- include their shares of common stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

     - The holders of these registrable securities may require us on six occasions to register all or a portion of their registrable securities on Form S-3 when use of such form becomes available to us, provided that the proposed aggregate selling price is at least $500,000.

     We will bear all registration expenses other than underwriting discounts and commissions. All registration rights terminate on the date five years following the closing of this offering, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act. The holders of these registrable securities have entered into lock-up agreements generally providing that, with limited exceptions, they will not offer to sell, contract to sell or transfer any of the shares of our common stock or any securities convertible into, or exercisable or exchangeable for, our common stock for 180 days after the date of this prospectus, without the prior written consent of Robertson Stephens, Inc.

WARRANTS


     As of September 30, 2000, there was a warrant outstanding to purchase 2,356 shares of our Series C preferred stock at a price of $4.24 per share and a warrant outstanding to purchase 33,000 shares of common stock at a price of $11.25 per share.


DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

     Delaware law and our restated certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, and removal of incumbent directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

     We must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An interested stockholder includes a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Upon the closing of this offering, our restated certificate of incorporation and bylaws will require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, upon the completion of this offering, special meetings of our stockholders may be called only by the board of directors or some of our officers. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services.

LISTING

     We have applied for listing on the Nasdaq Stock Market's National Market System under the symbol "WEBR."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares of our common stock to the public or the availability of shares for sale to the public will have on the market price of our common stock prevailing from time to time. Nevertheless, if a significant number of shares of our common stock are sold in the public market, or if people believe these sales may occur, the market price of our common stock could decline, which could impair our future ability to raise capital through the sale of our equity securities.


     Upon completion of this offering, we will have outstanding 26,951,714 shares of our common stock, assuming no exercise of options after September 30, 2000. Of these shares, the 5,500,000 shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by any of our "affiliates" as that term is defined in Rule 144 under the Securities Act.

     The remaining 21,451,714 shares of common stock were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act, 21,446,214 of which are subject to lock-up agreements with the underwriters described below. In addition, shares of our common stock held by our existing stockholders will be eligible for sale in the public market as described below.



                                          NUMBER OF SHARES
                                            ELIGIBLE FOR
             RELEVANT DATES                 FUTURE SALE                         COMMENT
             --------------               ----------------                      -------
As of the date of this prospectus.......        0
90 days after effective date
  (            , 2000)..................          5,500       Shares not subject to lock-up eligible for
                                                              sale under Rule 701
180 days after effective date
  (            , 2000)..................     17,530,414       All shares subject to lock-up released;
                                                              shares eligible for sale under Rules 144
                                                              and 701
More than 181 days after effective date
  (after             , 2000)............      3,915,800       Additional shares becoming eligible for
                                                              sale under Rule 144 more than 180 days the
                                                              effective date



     In addition, as of September 30, 2000, there were outstanding options to purchase 1,670,363 shares of common stock, all of which are subject to lock-up agreements.


LOCK-UP AGREEMENTS


     Each of our executive officers and directors and certain of our stockholders, who together will own a total of 21,446,214 shares of our common stock after the offering, have entered into lock-up agreements generally providing that, with limited exceptions, they will not offer to sell, contract to sell or transfer any of the shares of our common stock or any securities convertible into, or exercisable or exchangeable for, our common stock for 180 days after the date of this prospectus, without the prior written consent of Robertson Stephens, Inc.


     Robertson Stephens, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Robertson Stephens, Inc. will consider the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Robertson Stephens, Inc. has informed us that it does not have any present intention or any understanding, tacit or explicit, to release any of the securities subject to the lock-up agreements prior to the expiration of the 180 day lock-up period. Following the expiration of the 180 day lock-up period, additional shares of our common stock will be available for sale in the public market subject to compliance with Rule 144 or Rule 701.

     We have agreed not to sell or dispose of any shares of our common stock during the 180-day period following the date of this prospectus, except we may issue, and grant options to purchase, shares of our common stock under our stock incentive plan.

RULE 144

     In general, under Rule 144, beginning 90 days after the date of this prospectus, any person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:


     - one percent of the then-outstanding shares of common stock (approximately 270,000 shares immediately after this offering), or

     - the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

     Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and are subject to the availability of public information about us. We are unable to estimate the number of shares that will be sold under Rule 144 as this will depend on the market price for the common stock, the personal circumstances of the sellers and other factors.

RULE 144(k)

     Under Rule 144(k), a person who is not considered to have been one of our "affiliates" at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell these shares without complying with the manner of sale, notice filing, volume limitation or public information provisions of Rule 144. Therefore, unless otherwise restricted, shares of our common stock that have been held by a non-affiliate for at least two years may be sold in the open market immediately after the lock-up agreements expire or upon completion of this offering to the extent any shares of our common stock are not subject to lock-up agreements.

RULE 701

     In general under Rule 701, our employees, officers, directors and consultants who purchased shares of our common stock in connection with written compensatory benefit plans or written contracts relating to the compensation of the purchaser may rely on Rule 701 to resell those shares. The Securities and Exchange Commission has indicated that Rule 701 will apply to stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, along with the shares acquired upon exercises of those options, including exercises after the date of this offering. Shares issued in reliance on Rule 701 are restricted and beginning 90 days after the date of this prospectus:

     - may be sold by persons other than our affiliates subject only to the manner of sale provisions of Rule 144; and

     - may be sold by our affiliates under Rule 144 without complying with its one-year holding period requirement.

STOCK OPTIONS


     At September 30, 2000, options to purchase 1,670,363 shares of common stock were outstanding under our 1996 stock incentive plan and an additional 66,868 remained available for grant under the plan. In addition, 1,333,334 shares of common stock remained available for grant under our 2000 stock incentive plan at September 30, 2000. Since September 30, 2000, the Company granted options to purchase 619,343 shares of common stock. The holders of outstanding options to purchase 202,760 shares which are currently exercisable or become exercisable within 90 days after the date of this prospectus are subject to lock-up for 180 days following the date of this offering.



     Upon the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all shares of common stock covered by outstanding options or reserved for future issuance under our 1996 stock incentive plan, our 2000 stock incentive plan and our 2000 employee stock purchase plan. We expect the registration statement will cover a total of approximately 3,270,565 shares. The registration statement will become effective upon filing. Accordingly, shares covered by that registration statement will thereupon be eligible for sale in the public markets, unless such options are subject to exercisability restrictions or the lock-up agreements noted above.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, Robertson Stephens, Inc., U.S. Bancorp Piper Jaffray Inc. and Banc of America Securities LLC have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of our common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Robertson Stephens, Inc.....................................
U.S. Bancorp Piper Jaffray Inc..............................
Banc of America Securities LLC..............................
                                                              ---------
  Total.....................................................  5,500,000
                                                              =========

     We have been advised that the underwriters propose to offer the shares of our common stock to the public at the public offering price located on the cover page of this prospectus and to dealers at that price less a concession of not in
excess of $     per share, of which $     may be reallowed to other dealers.
After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 825,000 additional shares of our common stock to cover over-allotments, if any, at the same price per share as we will receive for the 5,500,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of our common stock to be purchased by it shown in the above table represents as a percentage of the 5,500,000 shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 5,500,000 shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the 5,500,000 shares of our common stock offered by this prospectus.

     The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                      WITHOUT             WITH
                                                           PER     OVER-ALLOTMENT    OVER-ALLOTMENT
                                                          SHARE        OPTION            OPTION
                                                          -----    --------------    --------------
Assumed public offering price...........................  $9.00     $49,500,000       $56,925,000
Underwriting discounts and commissions..................  $0.63     $ 3,465,000       $ 3,984,750
Proceeds, before expenses, to us........................  $8.37     $46,035,000       $52,940,250

     The expenses of the offering, other than underwriting discounts and commissions, payable by us are estimated at $1,125,000. Robertson Stephens, Inc. expects to deliver the shares of our common stock to purchasers on
                    , 2000.

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-up Agreements. Under the terms of lock-up agreements, each of our officers and directors and certain of our stockholders have agreed with the representatives, for a period of 180 days after the date of this prospectus, subject to limited exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of our common stock or any options or warrants to purchase any shares of our common stock, or any securities convertible into or exchangeable for shares of our common stock owned as of the date of this prospectus or later acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of Robertson Stephens, Inc. However, Robertson Stephens, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements not to sell shares. There are no existing agreements between the representatives of the underwriters and any of our stockholders providing consent to the sale of shares prior to the expiration of the period 180 days after this prospectus.

     Future Sales by Us. In addition, we have agreed that during the 180 days after the date of this prospectus, we will not, subject to certain exceptions, without the prior written consent of Robertson Stephens, Inc.:

     - consent to the disposition of any shares held by stockholders subject to agreements not to sell shares prior to the expiration of the period 180 days after the date of this prospectus; or

     - issue, sell, contract to sell, or otherwise dispose of any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of our common stock, other than:

       -- the sale of shares in this offering;

       -- the issuance of common stock upon the exercise of outstanding options or warrants; and

       -- the issuance of options of shares under our stock incentive plan.

     Directed Share Program. At our request, the underwriters have reserved up to 7% of the shares of our common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to our business associates at the public offering price set forth on the cover page of this prospectus. These business associates are current and former clients, vendors, suppliers and other individuals who, in the judgment of our management, have contributed to our success. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

     Listing. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "WEBR."

     No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations among us and the representatives of the underwriters. The principal factors to be considered in these negotiations include:

     - the information in this prospectus and otherwise available to the underwriters;

     - the history and the prospects for our industry;

     - the ability of our management team;

     - the prospects for our future revenues and earnings;

     - the present state of our business operations and financial condition;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

     Syndicate Short Sales. The representatives have advised us that, on behalf of the underwriters, they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the 825,000 shares subject to the underwriters' over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchased shares in the offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

     Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1934, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "penalty bid" is an arrangement permitting the representatives to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The representatives have advised us that stabilizing bids and open market purchases may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of our common stock offered hereby will be passed upon for us by Stoel Rives LLP, Portland, Oregon. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Broomfield, Colorado.

                                    EXPERTS

     The financial statements of Webridge, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in this prospectus and registration statement and upon the authority of KPMG LLP as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 for our common stock offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information included in the registration statement or the exhibits and schedules that are part of the registration statement. For further information on us and our common stock, you should review the registration statement and its exhibits and schedules. Any document we file may be read and copied at the Commission's public reference rooms at the following locations:

    Room 1024                     Suite 1300                    Citicorp Center
    450 Fifth Street, N.W.        Seven World Trade Center      500 West Madison Street,
    Washington, D.C. 20549        New York, New York 10048      Suite 1400
                                                                Chicago, Illinois 60661

     Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's Web site at http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and will file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms and the Web site of the Commission referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
WEBRIDGE, INC. CONSOLIDATED FINANCIAL STATEMENTS:
  Report of KPMG LLP........................................  F-2
  Consolidated Balance Sheets...............................  F-3
  Consolidated Statements of Operations.....................  F-4
  Consolidated Statement of Stockholders' Equity
     (Deficit)..............................................  F-5
  Consolidated Statements of Cash Flows.....................  F-6
  Notes to Consolidated Financial Statements................  F-7

                          INDEPENDENT AUDITORS' REPORT



     When the reverse stock split referred to in note 10(b) of the notes to consolidated financial statements has been completed, we will render the following opinion.



                                          /s/ KPMG LLP



The Board of Directors

Webridge, Inc.:

     We have audited the accompanying consolidated balance sheets of Webridge, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Webridge's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webridge, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.


Portland, Oregon

March 6, 2000, except as to note 10(b)
which is as of November   , 2000

                                 WEBRIDGE, INC.


                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  DECEMBER 31,               SEPTEMBER 30,
                                                              ---------------------    --------------------------
                                                               1998         1999          2000           2000
                                                              -------    ----------    -----------    -----------
                                                                         (RESTATED                    (PRO FORMA)
                                                                         NOTE 1(W))    (UNAUDITED)    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 5,951     $ 22,214      $ 11,079
  Investments...............................................    1,981          958           998
  Restricted investment.....................................       --          250           250
  Accounts receivable.......................................      347        2,935         5,243
  Revenue in excess of billings.............................       --           --           416
  Prepaids and other current assets.........................       --          468           828
                                                              -------     --------      --------
         Total current assets...............................    8,279       26,825        18,814
Furniture and equipment, net................................      422          575         1,799
Other assets................................................       20           --            --
                                                              -------     --------      --------
         Total assets.......................................  $ 8,721     $ 27,400      $ 20,613
                                                              =======     ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............................................  $    --     $    750            --
  Accounts payable..........................................      124          763         2,014
  Accrued expenses..........................................      347          843         2,033
  Deferred revenue..........................................      113        1,490         2,845
  Current portion of long-term debt and capital lease
    obligations.............................................      264          284           192
                                                              -------     --------      --------
         Total current liabilities..........................      848        4,130         7,084
Long-term debt and capital lease obligations, net of current
  portion...................................................      252           16           249
                                                              -------     --------      --------
         Total liabilities..................................    1,100        4,146         7,333
                                                              -------     --------      --------
Commitments
Stockholders' equity:
  Preferred stock, $.001 par value. Authorized 17,844 shares consisting of:
    Series C convertible preferred stock; liquidation
      preference $21,474. Authorized 4,342 shares; issued
      and outstanding -0-, 4,235 and 4,339 shares at
      December 31, 1998 and 1999 and September 30, 2000
      (unaudited), respectively.............................       --            4             5             --
    Series B convertible preferred stock; liquidation
      preference $10,064. Authorized 6,038 shares; issued
      and outstanding 4,744, 5,920 and 5,940 shares at
      December 31, 1998 and 1999 and September 30, 2000
      (unaudited), respectively.............................        5            6             6             --
    Series A convertible preferred stock; liquidation
      preference $6,740. Authorized 7,464 shares; issued and
      outstanding 7,464 shares at December 31, 1998 and 1999
      and September 30, 2000 (unaudited)....................        7            7             7             --
  Common stock, $.001 par value. Authorized 50,000 shares;
    issued and outstanding 8,242, 8,708 and 9,623 shares at
    December 31, 1998, 1999 and September 30, 2000
    (unaudited), respectively...............................       12           13            14             32
  Additional paid-in capital................................   15,818       41,973        44,781         44,781
  Deferred stock-based compensation.........................       --       (2,309)       (2,706)        (2,706)
  Accumulated other comprehensive income -- foreign currency
    translation.............................................       --           --           (45)           (45)
  Accumulated deficit.......................................   (8,221)     (16,440)      (28,782)       (28,782)
                                                              -------     --------      --------       --------
         Total stockholders' equity.........................    7,621       23,254        13,280         13,280
                                                              -------     --------      --------       --------
         Total liabilities and stockholders' equity.........  $ 8,721     $ 27,400      $ 20,613       $ 20,613
                                                              =======     ========      ========       ========


See accompanying notes to consolidated financial statements.

                                 WEBRIDGE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              NINE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                         --------------------------------    -------------------
                                          1997       1998         1999        1999        2000
                                         -------    -------    ----------    -------    --------
                                                               (RESTATED
                                                               NOTE 1(W))        (UNAUDITED)
Revenue:
  Product licenses.....................  $    --    $   175     $ 1,879      $ 1,123    $  5,918
  Services.............................       --        148       2,568        1,097       4,542
                                         -------    -------     -------      -------    --------
     Total revenue.....................       --        323       4,447        2,220      10,460
Cost of revenue:
  Cost of product licenses.............       --          9          --           --          28
  Cost of services.....................       --        135       1,332          738       2,977
                                         -------    -------     -------      -------    --------
     Total cost of revenue.............       --        144       1,332          738       3,055
                                         -------    -------     -------      -------    --------
     Gross profit......................       --        179       3,115        1,482       7,455
                                         -------    -------     -------      -------    --------
Operating expenses:
  Research and development.............    1,514      3,403       4,939        3,443       7,433
  Sales and marketing..................      427      1,926       5,317        3,403       9,791
  General and administrative...........      327        724       1,376          916       3,363
                                         -------    -------     -------      -------    --------
     Total operating expenses..........    2,268      6,053      11,632        7,762      20,587
                                         -------    -------     -------      -------    --------
     Loss from operations..............   (2,268)    (5,874)     (8,517)      (6,280)     13,132
                                         -------    -------     -------      -------    --------
Other income (expense):
  Interest income......................       94        134         321          258         864
  Interest expense.....................      (23)       (69)        (45)         (31)        (74)
  Other................................       --         (6)         22           --          --
                                         -------    -------     -------      -------    --------
     Total other income (expense)......       71         59         298          227         790
                                         -------    -------     -------      -------    --------
     Net loss before provision for
       income taxes....................   (2,197)    (5,815)     (8,219)      (6,053)    (12,342)
Provision for income taxes.............       --         --          --           --          --
                                         -------    -------     -------      -------    --------
     Net loss..........................  $(2,197)   $(5,815)    $(8,219)     $(6,053)   $(12,342)
                                         =======    =======     =======      =======    ========
Basic and diluted net loss per share...  $ (2.30)   $ (1.63)    $ (1.45)     $ (1.12)   $  (1.64)
                                         =======    =======     =======      =======    ========
Shares used in computing basic and
  diluted net loss per share...........      956      3,571       5,680        5,416       7,535
                                         =======    =======     =======      =======    ========
Pro forma basic and diluted net loss
  per share............................                                                 $  (0.64)
                                                                                        ========
Shares used in computing pro forma
  basic and diluted net loss per
  share................................                                                   19,357
                                                                                        ========


See accompanying notes to consolidated financial statements.

                                 WEBRIDGE, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            SERIES C          SERIES B          SERIES A
                                         PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK    COMMON STOCK     ADDITIONAL
                                         ---------------   ---------------   ---------------   ---------------    PAID-IN
                                         SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL
                                         ------   ------   ------   ------   ------   ------   ------   ------   ----------
Balance as of December 31, 1996........     --      $--       --      $--       --      $--    3,333     $ 5      $    --
Issuance of common stock...............     --      --        --      --        --      --     4,200       6           78
Exercise of common stock options.......     --      --        --      --        --      --       521       1           38
Issuance of Series A preferred stock...     --      --        --      --     7,464       7        --      --        6,697
Issuance of common stock options for
  services.............................     --      --        --      --        --      --        --      --          634
Net loss...............................     --      --        --      --        --      --        --      --           --
                                         -----      --     -----      --     -----      --     -----     ---      -------
Balance as of December 31, 1997........     --      --        --      --     7,464       7     8,054      12        7,447
Exercise of common stock options.......     --      --        --      --        --      --       195      --           26
Issuance of Series B preferred stock...     --      --     4,744       5        --      --        --      --        8,044
Issuance of common stock options for
  services.............................     --      --        --      --        --      --        --      --          301
Repayment of common stock subscription
  receivable...........................     --      --        --      --        --      --        --      --           --
Net loss...............................     --      --        --      --        --      --        --      --           --
                                         -----      --     -----      --     -----      --     -----     ---      -------
Balance as of December 31, 1998........     --      --     4,744       5     7,464       7     8,249      12       15,818
Exercise of common stock options.......     --      --        --      --        --      --       501       1          103
Repurchase of common stock.............     --      --        --      --        --      --       (34)     --           (4)
Issuance of Series B preferred stock...     --      --     1,176       1        --      --        --      --        1,999
Issuance of Series C preferred stock...  4,235       4        --      --        --      --        --      --       21,469
Deferred stock-based compensation
  (Restated Note 1(w)).................     --      --        --      --        --      --        --      --        2,588
Amortization of stock-based
  compensation (Restated Note 1(w))....     --      --        --      --        --      --        --      --           --
Net loss (Restated Note 1(w))..........     --      --        --      --        --      --        --      --           --
                                         -----      --     -----      --     -----      --     -----     ---      -------
Balance as of December 31, 1999
  (Restated Note 1(w)).................  4,235       4     5,920       6     7,464       7     8,716      13       41,973
Exercise of common stock options
  (unaudited)..........................     --      --        --      --        --      --     1,040       1          821
Repurchase of common stock
  (unaudited)..........................     --      --        --      --        --      --      (133)     --          (16)
Foreign currency translation
  (unaudited)..........................     --      --        --      --        --      --        --      --           --
Issuance of Series B preferred stock
  (unaudited)..........................     --      --        20      --        --      --        --      --          100
Issuance of Series C preferred stock
  (unaudited)..........................    104       1        --      --        --      --        --      --          489
Deferred stock-based compensation
  (unaudited)..........................     --      --        --      --        --      --        --      --        1,127
Amortization of stock-based
  compensation (unaudited).............     --      --        --      --        --      --        --      --           --
Issuance of warrant (unaudited)........     --      --        --      --        --      --        --      --          287
Net loss (unaudited)...................     --      --        --      --        --      --        --      --           --
                                         -----      --     -----      --     -----      --     -----     ---      -------
Balance as of September 30, 2000
  (unaudited)..........................  4,339      $5     5,940      $6     7,464      $7     9,623     $14      $44,781
                                         =====      ==     =====      ==     =====      ==     =====     ===      =======

                                                                           ACCUMULATED
                                                           COMMON             OTHER                             TOTAL
                                           DEFERRED        STOCK          COMPREHENSIVE                     STOCKHOLDERS'
                                         STOCK-BASED    SUBSCRIPTION    INCOME -- FOREIGN     ACCUMULATED      EQUITY
                                         COMPENSATION    RECEIVABLE    CURRENCY TRANSLATION     DEFICIT       (DEFICIT)
                                         ------------   ------------   --------------------   -----------   -------------
Balance as of December 31, 1996........    $    --          $ --               $ --            $   (209)      $   (204)
Issuance of common stock...............         --            --                 --                  --             84
Exercise of common stock options.......         --           (35)                --                  --              4
Issuance of Series A preferred stock...         --            --                 --                  --          6,704
Issuance of common stock options for
  services.............................         --            --                 --                  --            634
Net loss...............................         --            --                 --              (2,197)        (2,197)
                                           -------          ----               ----            --------       --------
Balance as of December 31, 1997........         --           (35)                --              (2,406)         5,025
Exercise of common stock options.......         --            --                 --                  --             26
Issuance of Series B preferred stock...         --            --                 --                  --          8,049
Issuance of common stock options for
  services.............................         --            --                 --                  --            301
Repayment of common stock subscription
  receivable...........................         --            35                 --                  --             35
Net loss...............................         --            --                 --              (5,815)        (5,815)
                                           -------          ----               ----            --------       --------
Balance as of December 31, 1998........         --            --                 --              (8,221)         7,621
Exercise of common stock options.......         --            --                 --                  --            104
Repurchase of common stock.............         --            --                 --                  --             (4)
Issuance of Series B preferred stock...         --            --                 --                  --          2,000
Issuance of Series C preferred stock...         --            --                 --                  --         21,473
Deferred stock-based compensation
  (Restated Note 1(w)).................     (2,588)           --                 --                  --             --
Amortization of stock-based
  compensation (Restated Note 1(w))....        279            --                 --                  --            279
Net loss (Restated Note 1(w))..........         --            --                 --              (8,219)        (8,219)
                                           -------          ----               ----            --------       --------
Balance as of December 31, 1999
  (Restated Note 1(w)).................     (2,309)           --                 --             (16,440)        23,254
Exercise of common stock options
  (unaudited)..........................         --            --                 --                  --            822
Repurchase of common stock
  (unaudited)..........................         --            --                 --                  --            (16)
Foreign currency translation
  (unaudited)..........................         --            --                (45)                 --            (45)
Issuance of Series B preferred stock
  (unaudited)..........................         --            --                 --                  --            100
Issuance of Series C preferred stock
  (unaudited)..........................         --            --                 --                  --            490
Deferred stock-based compensation
  (unaudited)..........................     (1,127)           --                 --                  --             --
Amortization of stock-based
  compensation (unaudited).............        730            --                 --                  --            730
Issuance of warrant (unaudited)........         --            --                 --                  --            287
Net loss (unaudited)...................         --            --                 --             (12,342)       (12,342)
                                           -------          ----               ----            --------       --------
Balance as of September 30, 2000
  (unaudited)..........................    $(2,706)         $ --               $(45)           $(28,782)      $ 13,280
                                           =======          ====               ====            ========       ========


See accompanying notes to consolidated financial statements.

                                 WEBRIDGE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                   NINE MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                                              --------------------------------    -------------------
                                                               1997       1998         1999        1999        2000
                                                              -------    -------    ----------    -------    --------
                                                                                    (RESTATED
                                                                                    NOTE 1(W))        (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $(2,197)   $(5,815)    $(8,219)     $(6,053)   $(12,342)
  Adjustments to reconcile net loss to net cash used for
    operating activities:
    Depreciation and amortization...........................       49        163         256          181         350
    (Gain) loss on disposal of assets.......................       --          5          (2)          --          28
    Non-cash interest expense...............................       19         10          --           --          --
    Non-cash expense for services...........................      634        301          --           --          --
    Amortization of deferred stock-based compensation.......       --         --         279          135         743
    Change in operating assets and liabilities:
      Accounts receivable...................................       --       (347)     (2,588)      (1,803)     (2,308)
      Revenue in excess of billings.........................       --         --          --           --        (416)
      Accounts payable and accrued expenses.................       11        279       1,135          443       2,441
      Deferred revenue......................................       --        113       1,377        1,435       1,355
      Prepaids and other assets.............................       --         --        (448)        (245)       (266)
                                                              -------    -------     -------      -------    --------
         Net cash used for operating activities.............   (1,484)    (5,291)     (8,210)      (5,907)    (10,415)
                                                              -------    -------     -------      -------    --------
Cash flows from investing activities:
  Proceeds on sale of fixed assets..........................       --          6           5           --          19
  Purchase of furniture and equipment.......................     (211)      (282)       (371)        (261)     (1,621)
  Purchase of investments...................................       --     (1,981)     (2,198)      (2,198)     (1,820)
  Maturities of investments.................................       --         --       3,221        2,239       1,780
  Deposit on facility lease.................................      (24)         4          --                      (94)
                                                              -------    -------     -------      -------    --------
         Net cash (used for) provided by investing
           activities.......................................     (235)    (2,253)        657         (220)     (1,736)
                                                              -------    -------     -------      -------    --------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock.................    6,465      6,139      23,473        2,000         625
  Repurchase of common stock................................       --         --          (4)          (4)        (16)
  Proceeds from issuance of common stock....................       88         26         104           30         774
  Proceeds from notes payable...............................       --        439          --           --          --
  Proceeds from (repayment of) line of credit...............       --         --         750           --        (750)
  Proceeds from capital leases..............................                                            8          --
  Proceeds from sale/leaseback..............................       --         --          22           --         406
  Repayments of common stock subscriptions receivable.......       --         35          --           --          --
  Principal payments on capital leases......................       (7)       (39)        (59)          --        (102)
  Principal payments on notes payable.......................       --         --        (220)        (173)       (163)
  Principal payments on notes payable to stockholders.......      (31)        --          --           --          --
  Proceeds from notes payable to stockholders...............      120      1,900          --           --          --
  Restricted investment.....................................       --         --        (250)          --          --
  Warrant...................................................       --         --          --           --         287
                                                              -------    -------     -------      -------    --------
         Net cash provided by financing activities..........    6,635      8,500      23,816        1,861       1,061
                                                              -------    -------     -------      -------    --------
         Net increase (decrease) in cash and cash
           equivalents......................................    4,916        956      16,263       (4,266)    (11,090)
Effect of exchange rate on cash.............................       --         --          --           --         (45)
Cash and cash equivalents at beginning of period............       79      4,995       5,951        5,951      22,214
                                                              -------    -------     -------      -------    --------
Cash and cash equivalents at end of period..................  $ 4,995    $ 5,951     $22,214      $ 1,685    $ 11,079
                                                              =======    =======     =======      =======    ========
Supplemental disclosures:
  Cash paid for interest....................................  $    10    $    57     $    45      $    30    $     48
Non-cash investing activities:
  Equipment acquired under capital lease....................       65         57          40           40          --
  Common stock issued in exchange for notes receivable......       35         --          --           --          --
  Conversion of notes payable to stockholders and related
    accrued interest into preferred stock...................      239      1,910          --           --          --


See accompanying notes to consolidated financial statements.

                                 WEBRIDGE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) NATURE OF BUSINESS

     Webridge, Inc. (Webridge) was incorporated in Delaware in June 1996. Webridge develops, markets and supports enterprise commerce packaged applications for commerce, content management and collaboration, with additional specialized add-on software applications and software tools to customize and maintain the solutions built with these products. Webridge sells its software products through a direct sales force primarily in the U.S. Webridge was a development stage company through the first half of 1998.

     During 2000, Webridge established subsidiaries in Japan and in the United Kingdom.

(b) PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Webridge and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

(c) REVENUE RECOGNITION

     Webridge has adopted Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, since inception. Revenue on software arrangements involving multiple elements, which generally include perpetual and subscription-based software product licenses, deployment services, post-contractual customer support (PCS), and hosting services, is allocated to the elements using the residual method. Webridge has determined that deployment services, PCS, and hosting services can be separated from product licenses because they are not essential to the functionality of any other element in the arrangement and have sufficient vendor-specific objective evidence (VSOE) to permit the allocation of revenue to these elements. VSOE has been determined based on objective evidence that is specific to Webridge. Objective evidence is determined by the separate sale of the element or by the contracted renewal rate.

     Under the residual method, the fair value of deployment services, PCS and hosting services is deferred and subsequently recognized as the services are performed. The difference between the total software arrangement fee and the amount deferred for deployment services, PCS and hosting services is allocated to product licenses and recognized in accordance with SOP 97-2.

     Webridge's software is not functionally dependent on deployment services. Revenue from product licenses is generally recognized when persuasive evidence of an arrangement exists, the product has been delivered, there are no remaining significant obligations, the fee is fixed or determinable and collection of the fee is probable. Subscription-based product licenses revenue is recognized ratably over the period of the subscription contract, typically two years.

     Services revenue consists of deployment services for product installation and integration, hosting, support and training. Services are billed using either a fixed fee arrangement or based on time and materials. Deployment service revenue from time and materials based contracts is recognized as the service is performed. Revenue is recognized on fixed fee arrangements on the completion of specific contractual milestone events, or based on an estimated percentage of completion as work progresses.

     Hosting services are sold to customers based on a monthly or quarterly fee. Revenue for hosting services, including the initial set up fee, is recognized ratably over the term of the arrangement, typically one year.

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     PCS arrangements for non-subscription customers typically have a one-year term and are billed annually. For subscription customers, PCS is billed monthly or quarterly and typically has a two-year term. Services provided to customers under customer support agreements generally include technical support and unspecified product upgrades. PCS is recognized ratably over the contract period.

     Customers are billed in accordance with contractual specifications. Webridge records the unrecognized portion of billable fees as deferred revenue.

     Customers do not have a right of return, therefore no sales return allowance has been established in accordance with Financial Accounting Standards Statement (SFAS) of No. 48, Revenue, Recognition when Right of Return Exists.

(d) CASH AND CASH EQUIVALENTS

     Webridge considers all highly liquid securities purchased with original maturities of three months or less to be cash equivalents.

(e) INVESTMENTS

     Investments consist of commercial paper and government obligations which have original maturities between three and six months. These investments are classified as held-to-maturity and are recorded at cost which approximates fair value.

(f) RESTRICTED INVESTMENTS

     Webridge has a letter of credit secured by a certificate of deposit with a bank in the amount of $250. The certificate of deposit matures January 2001.

(g) ACCOUNTS RECEIVABLE

     Credit is extended to customers as deemed necessary and generally does not require collateral. Webridge believes the risk of loss is significantly reduced by the financial position of its customers. Webridge evaluates customer information and historical statistics in providing for an allowance of doubtful accounts. Historically, Webridge has incurred no write-offs of accounts receivable. At December 31, 1998 and 1999, the allowance for doubtful accounts was $-0-.

     At December 31, 1999, Webridge had accounts receivable from four customers representing approximately 60% of trade accounts receivable. Loss or non-performance by these significant customers could adversely affect Webridge's financial position, liquidity or results of operations.

(h) FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost. Furniture and equipment recorded under capital lease arrangements are stated at the lower of the present value of the minimum lease payments at the beginning of the lease or the fair value of the leased assets at the inception of the lease.

     Depreciation on furniture and equipment is calculated on the straight-line method over the estimated useful life of the assets, generally three years. Furniture and equipment acquired under capital leases are amortized straight-line over the shorter of the lease term or estimated useful life of the assets.

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(i) SOFTWARE DEVELOPMENT COSTS

     Webridge accounts for software development costs in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Software development costs are capitalized beginning when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, the establishment of technological feasibility of Webridge's products has occurred concurrently with general release and, accordingly, no costs have been capitalized.

(j) RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

(k) STOCK-BASED EMPLOYEE COMPENSATION

     Webridge accounts for stock-based compensation using the SFAS No. 123, Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair value based method of accounting for its stock-based compensation arrangements or to comply with the current Accounting Principles Board Opinion 25 (APB 25) intrinsic value-based method adding pro forma disclosures of net loss computed as if the fair value-based method had been applied in the consolidated financial statements. Webridge applies SFAS No. 123 by retaining the APB 25 (and interpretations) method of accounting for stock-based compensation for employees with annual pro forma disclosure of net loss. Webridge accounts for stock and stock options issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force
(EITF) consensus on Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Expense associated with stock-based compensation is amortized on an accelerated basis over the vesting period of the individual stock option awards consistent with the method prescribed in FASB Interpretation No. 28.

(l) INCOME TAXES

     Prior to August 23, 1997, Webridge was taxed under the S Corporation provisions of the Internal Revenue Code. Under those provisions, the taxable loss was passed through to the stockholders for inclusion in their personal returns.

     Since August 23, 1997, Webridge accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of events that have been included in the financial statements and tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

(m) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the balance sheet for cash and cash equivalents, investments, accounts receivable, accounts payable, accrued liabilities and deferred revenue approximate fair values due to the short-term maturities of those instruments. The carrying amount of capital leases approximate fair value as the stated interest rates reflect current market rates. Fair value estimates are made at a specific

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

point in time, based on relevant market information about the financial instruments when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision.

(n) CONCENTRATIONS OF CREDIT RISK

     Results of consolidated operations are derived from sales in the United States and one sale in Europe for $265. Substantially all assets of Webridge reside in the United States. Webridge is exposed to concentration of credit risk principally from accounts receivable. For 1998, the largest customer accounted for $160, or 50% of total revenues; the next largest customer accounted for $125, or 39% of total revenues. For 1999, the largest customer accounted for $1,114, or 25% of total revenues; the next largest customer accounted for $477, or 11% of total revenues.

     Webridge is subject to concentrations of credit risk from its cash and cash equivalents, investments and trade receivables. Webridge limits its exposure to credit risk associated with cash and cash equivalents and investments by placing its cash and cash equivalents with a major financial institution and by investing in investment-grade securities.

(o) ADVERTISING COSTS

     Webridge's policy is to expense advertising costs as incurred. Total advertising expenses were $-0-, $-0- and $272 for the years ended December 31, 1997, 1998 and 1999, respectively. Included in prepaid expenses was $-0- and $146 at December 31, 1998 and 1999, respectively, relating to prepaid advertising and promotion expenses.

(p) COMPREHENSIVE LOSS

     Webridge has adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. Comprehensive income is defined as changes in stockholders' equity exclusive of transactions with owners, such as capital contributions and dividends. The differences between net loss and comprehensive loss for the periods presented are not material.

(q) NET LOSS PER SHARE

     Webridge follows the provisions of SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin No. 98 (SAB No. 98). Under the provisions of SFAS 128 and SAB No. 98, basic and diluted net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period less the weighted average shares of common stock subject to repurchase. Diluted net loss per share has not been presented because the effect of the assumed exercise of stock options, warrants for preferred stock and convertible securities is antidilutive due to Webridge's net loss.

     Webridge's historical capital structure is not indicative of its future capital structure due to the conversion of all shares of convertible preferred stock into common stock concurrent with the closing of Webridge's anticipated initial public offering. Accordingly, a pro forma calculation assuming the conversion of all outstanding shares as of December 31, 1999 of convertible preferred stock into common stock upon Webridge's initial public offering using the if-converted method from their respective dates of issuance is presented.

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth for the periods indicated the weighted average potential shares of common stock issuable under stock options using the treasury stock method, warrants and convertible preferred stock on an if-converted basis, which are not included in calculating net loss per share due to their antidilutive effect:


                                                       YEARS ENDED          NINE MONTHS     NINE MONTHS
                                                       DECEMBER 31,            ENDED           ENDED
                                                  ----------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                  1997    1998     1999        2000            2000
                                                  -----   -----   ------   -------------   -------------
                                                                                            (PRO FORMA)
                                                                                    (UNAUDITED)
Shares issuable under stock options.............     --     138      108         122             122
Shares issuable under warrants..................     --      --       63          35              35
Restricted stock................................  5,760   4,625    2,633       2,045           2,045
Weighted average shares of common stock issuable
  upon conversion of preferred stock............  1,745   5,037    8,839      11,822              --
                                                  -----   -----   ------      ------           -----
                                                  7,505   9,800   11,643      14,057           2,202
                                                  =====   =====   ======      ======           =====


     Pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the conversion of all outstanding convertible preferred stock into shares of common stock effective upon the closing of Webridge's initial public offering as if such conversion occurred at the date of original issuance.

     Pursuant to SAB No. 98, common shares issued for nominal consideration in each of the periods presented, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No such shares have been issued.

     The following table sets forth the computation of basic and diluted net loss per share and pro forma basic and diluted net loss per share for the periods indicated:


                                                                            NINE MONTHS     NINE MONTHS
                                              YEARS ENDED DECEMBER 31,         ENDED           ENDED
                                             ---------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                              1997      1998      1999         2000            2000
                                             -------   -------   -------   -------------   -------------
                                                                                            (PRO FORMA)
                                                                                    (UNAUDITED)
Numerator:
  Net loss.................................  $(2,197)  $(5,815)  $(8,219)    $(12,342)       $(12,342)
                                             =======   =======   =======     ========        ========
Denominator:
  Weighted average common shares
     outstanding...........................      956     3,571     5,680        7,535           7,535
                                             -------   -------   -------     --------        --------
  Denominator for basic and diluted
     calculation...........................      956     3,571     5,680        7,535
                                             =======   =======   =======     ========
  Weighted average effect of pro forma
     conversion of securities:
     Series A convertible preferred
       stock...............................                                                     4,976
     Series B convertible preferred
       stock...............................                                                     3,596
     Series C convertible preferred
       stock...............................                                                     2,890
                                                                                             --------
  Denominator for pro forma basic and
     diluted calculation...................                                                    19,357
                                                                                             ========

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(r) SEGMENT REPORTING

     Effective January 1, 1998, Webridge adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. Webridge identifies its operating segment based on business activities, management responsibilities and geographic location. During all periods presented, Webridge operated in a single business segment providing integrated Internet software applications.

(s) USE OF ESTIMATES

     The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(t) RISK OF TECHNOLOGICAL CHANGE

     A substantial portion of Webridge's revenues are generated from the development and rapid release to market of computer software products. In the extremely competitive industry environment in which Webridge operates, product generation, development and marketing processes are uncertain and complex, requiring accurate prediction of market trends and demand as well as successful management of various risks. Additionally, Webridge's production strategy relies on certain employees' ability to deliver implemented products in time to meet critical development and distribution schedules. In light of these dependencies, it is reasonably possible that failure to successfully manage a significant product introduction or failure of certain employees to deliver and deploy products as needed could have a severe impact on Webridge's growth and results of operations.

(u) PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)


     Upon consummation of Webridge's initial public offering, all of the convertible preferred stock outstanding as of the closing date will be converted into an aggregate of 11,829 shares of common stock, based on the outstanding shares of convertible preferred stock as of September 30, 2000. Unaudited pro forma shareholders' equity as of September 30, 2000, as adjusted, reflects the impact of the conversion of the convertible preferred stock and is disclosed on the balance sheet.


(v) UNAUDITED QUARTERLY INFORMATION


     The financial information included herein as of September 30, 2000 and for the nine-month periods ended September 30, 1999 and 2000 is unaudited. Such information, however, reflects all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the interim periods. The consolidated results of operations for the nine-month period ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year.


(w) RESTATED FINANCIAL STATEMENTS

     The 1999 financial statements have been restated to reflect additional deferred stock-based compensation. The effect of the restatement was an increase in the net loss for the year ended December 31, 1999 of $191 and an increase in basic and diluted net loss per share of $0.04.

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(2) BALANCE SHEET COMPONENTS

(a) FURNITURE AND EQUIPMENT


                                                   DECEMBER 31,
                                                  --------------    SEPTEMBER 30,
                                                  1998     1999         2000
                                                  ----    ------    -------------
                                                                     (UNAUDITED)
Leased furniture and equipment..................  $122    $  185        $  449
Furniture and fixtures..........................     5        10           387
Equipment.......................................   504       842         1,359
Leasehold improvements..........................    --        --           147
Construction in-progress........................    --        --           164
                                                  ----    ------        ------
                                                   631     1,037         2,506
Less accumulated depreciation and
  amortization..................................   209       462           707
                                                  ----    ------        ------
                                                  $422    $  575        $1,799
                                                  ====    ======        ======



     Accumulated amortization for furniture and equipment acquired under capital leases was $41, $88 and $149 (unaudited) as of December 31, 1998 and 1999 and September 30, 2000, respectively.


(b) ACCRUED LIABILITIES


                                                   DECEMBER 31,
                                                   ------------    SEPTEMBER 30,
                                                   1998    1999        2000
                                                   ----    ----    -------------
                                                                    (UNAUDITED)
Payroll and related expenses.....................  $235    $513        $  518
Commissions......................................    85     247           696
Accrued sales taxes..............................     3      67           163
Other accrued liabilities........................    24      16           656
                                                   ----    ----        ------
                                                   $347    $843        $2,033
                                                   ====    ====        ======


(3) BORROWINGS

(a) LINE OF CREDIT

     Webridge has a secured line of credit of $2,000 for general operating purposes with a maturity date of August 28, 2000. At Webridge's option, the line may be increased by $500 upon payment of a minimal increase fee. The line is secured by Webridge's accounts receivable.

(b) DEBT

     Webridge has a term loan with a bank that bears interest at the bank's prime rate plus 1% (9.5% at December 31, 1999). Principal and interest are due in consecutive monthly payments commencing January 1999 through December 28, 2000. As of December 31, 1998 and 1999, Webridge had $439 and $220 outstanding under the note payable. The notes are secured by substantially all of Webridge's assets.

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(4) COMMITMENTS

(a) LEASES

     In September 1999, Webridge entered into an agreement with a leasing company for a line of credit for up to $500 for the purchase of fixed assets. The equipment delivery period is September 1999 through September 2000. As of December 31, 1999, Webridge had $22 outstanding under the lease with a 36-month term.

     Webridge also has noncancelable operating leases for office space that will expire at various dates through 2007. Future minimum lease payments under existing capital leases and noncancelable operating leases as of December 31, 1999 are as follows:

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
Year ending December 31:
  2000......................................................    $67       $  560
  2001......................................................      8          850
  2002......................................................      8        1,048
  2003......................................................     --        1,232
  2004......................................................     --        1,309
  Thereafter................................................     --        3,172
                                                                ---       ------
     Total minimum lease payments...........................     83       $8,171
                                                                          ======
  Less amount representing interest.........................      3
                                                                ---
     Present value of net minimum capital lease payments....     80
  Less current installments of obligations under capital
     leases.................................................     64
                                                                ---
     Obligations under capital leases, excluding current
      installments..........................................    $16
                                                                ===

     Rent expense was $82, $216 and $266 for the years ended December 31, 1997, 1998 and 1999, respectively. In April of 2000, Webridge moved to a new headquarters building. The average monthly rent is approximately $96 (unaudited).

(b) PREFERRED STOCK

     During 1999, Webridge agreed, in conjunction with the above leasing arrangement, to allow participation in the next round of preferred financing by this leasing company. The agreement allowed the leasing company to purchase up to 20 shares of preferred stock at the preferred stock price. The next round of financing occurred in December 1999 at $5.07. Webridge plans to sell additional shares of preferred stock to this company in 2000 in accordance with the agreement.

(5) STOCKHOLDERS' EQUITY

(a) SERIES C, B AND A PREFERRED STOCK

     The terms of the Series C, B and A preferred stock are:

     - The holders of preferred stock shall have the right to one vote for each share of common stock into which such preferred shares could then be converted.

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     - Upon declaration of the Board of Directors, the Series C stockholders are entitled to receive 11% per share per annum, or if greater, an amount equal to that paid on any other outstanding shares of Webridge. Dividends on Series C shares are in preference to any declaration or payment on common stock or for Series A or Series B. Series A and Series B stockholders are entitled to receive dividends at the rate of 8% and 11% per annum of the original Series A and Series B issue prices of $.903 per share and $1.70 per share, respectively. The right to receive dividends on all series of preferred stock is non-cumulative. No dividends may be paid on common stock until all declared dividends on preferred stock have been paid.

     - In the event of any voluntary or involuntary dissolution, liquidation, or winding-up of the affairs of Webridge, the holders of Series C shall be entitled to receive, prior, and in preference to any distribution of any assets to the holders of common stock or Series A or Series B, an amount per share equal to $5.07 per share plus any declared but unpaid dividends on such shares.

     - In the event of any voluntary of involuntary dissolution, liquidation or winding-up of the affairs of Webridge, and after the completion of distribution to the Series C preferred stockholders, the holders of Series B shall be entitled to receive, prior, and in preference to any distribution of any assets to the holders of common stock or Series A, an amount per share equal to $1.70 per share plus any declared but unpaid dividends on such shares.

     - In the event of any voluntary or involuntary dissolution, liquidation or winding-up of the affairs of Webridge, and after completion of the initial distribution to preferred stockholders, holders of Series C, B and A are entitled to participate on a pro-rata basis in the distributions of the liquidation up to two times the original investment. After receiving two times the original investment, any remaining assets are distributed only to common stockholders.

     - In the event of any voluntary or involuntary dissolution, liquidation, or winding-up of the affairs of Webridge, and after the completion of distribution to the Series C and Series B preferred stockholders, the holders of Series A shall be entitled to receive, prior, and in preference to any distribution of any assets to the holders of common stock, an amount per share equal to $.903 per share plus any declared but unpaid dividends on such shares.


     - Each share of preferred stock is voluntarily convertible into common stock at any time after the date of issuance, at an initial rate of one-to-one. (See Note 10(b)). Each share of preferred stock shall automatically be converted into shares of common stock immediately upon Webridge's sale of common stock in a firm commitment underwritten public offering with a minimum offering price of $7.00 per share, and aggregate offering proceeds of not less than $30,000.


     As of December 31, 1999, Webridge had reserved 11,829 shares of its common stock pursuant to the conversion privileges of the Series C, Series B and Series A preferred stock.

(b) COLLABORATION AGREEMENT AND WARRANT

     In March 1999, Webridge granted a warrant to a company to purchase 118 shares of Series B preferred stock at $1.70 per share in conjunction with a collaboration agreement. The holder of the warrant must meet a performance milestone in order to purchase the shares. If performance has not been met by April 2000, the warrant will be canceled. As of December 31, 1999, the performance criteria defined in the agreement had not been met, and management does not anticipate that the performance criteria will be met. The warrant will be valued in accordance with EITF 98-16 upon establishment of a measurement date.

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(c) STOCK REPURCHASE AGREEMENT

     As of December 31, 1999, Webridge had sold 8,662 shares of common stock to employees for prices ranging from $0.015 to $0.135 under agreements which allow Webridge, at its option, to repurchase shares of common stock at the original purchase price if the employee ceases employment for any reason. Generally, the shares subject to repurchase are reduced by 25% subsequent to the first year of employment and monthly over the next three years.

     Under the terms of the repurchase agreements, if Webridge is acquired by a publicly traded company through merger or sale of asset or upon an underwritten public offering, the repurchase agreements will cease to apply for 1,760 shares of common stock.

(d) WARRANTS


     In September 1999, Webridge granted a warrant to purchase approximately 2 shares of Webridge's Series C preferred stock at $4.24 per share in connection with a lease of furniture and equipment. At December 31, 1999, the warrant had not been exercised. The warrant was valued using the Black-Scholes model using the following assumptions: expected dividends, -0-; risk-free interest rate, 6.0%; volatility, 100%; and contractual term of three years. The fair value of the warrant was $8.


(e) STOCK INCENTIVE PLAN

     Webridge has authorized to issue up to 11,360 shares of common stock in connection with its Stock Incentive Plan (the Plan) to directors, employees and consultants. The Plan provides for the issuance of incentive or nonqualified stock options, appreciation rights, stock bonuses or cash bonus rights or to sell shares subject to restrictions.

     Webridge uses the intrinsic-value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any of its stock options granted or restricted stock sold because the exercise price of each option or purchase price of each share of restricted stock equaled or exceeded the deemed fair value of the underlying common stock as of the grant date for each stock option or purchase date of each restricted stock share, except for stock options granted and restricted stock sold from October 1, 1999 through December 31, 1999.

     With respect to the stock options granted and restricted stock sold during the year ended December 31, 1999, Webridge recorded deferred stock compensation of $2,588 for the difference at the grant or issuance date between the exercise price of each stock option granted or purchase price of each restricted share sold and the deemed fair value of the underlying common stock. This amount is being amortized on an accelerated basis over the vesting period, generally four years, consistent with the method described in FASB Interpretation No. 28. Amortization of the December 31, 1999 balance of deferred stock-based compensation for fiscal years ended 2000, 2001, 2002 and 2003 would approximate $647, $647,

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

$647 and $368, respectively. The amortization of deferred stock-based compensation relates to the following items in the accompanying consolidated statements of operations:


                                                                      NINE-MONTHS
                                                       YEAR ENDED        ENDED
                                                      DECEMBER 31,   SEPTEMBER 30,
                                                          1999           2000
                                                      ------------   -------------
                                                                      (UNAUDITED)
Cost of revenues....................................      $ 63           $159
Research and development............................        66            196
Sales and marketing.................................        77            211
General and administrative..........................        73            164
                                                          ----           ----
  Total.............................................      $279           $730
                                                          ====           ====


     Had compensation costs been determined in accordance with SFAS No. 123 for all of Webridge's stock-based compensation plans, net loss and basic and diluted net loss per share would have been as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1997       1998       1999
                                                        -------    -------    -------
Net loss:
  As reported.........................................  $(2,197)   $(5,815)   $(8,219)
  Pro forma...........................................   (2,236)    (5,875)    (8,356)
Net loss per share:
  As reported.........................................  $ (2.30)   $ (1.63)   $ (1.45)
  Pro forma...........................................    (2.34)     (1.65)     (1.47)

     The per share weighted average fair market value, as determined by applying the Black-Scholes option pricing model to stock options granted during 1997, 1998 and 1999, was $0.01, $0.05 and $0.14, respectively, with the following weighted average assumptions:

                                                           YEARS ENDED DECEMBER 31,
                                                       --------------------------------
                                                         1997        1998        1999
                                                       --------    --------    --------
Expected dividend....................................  $     --    $     --    $     --
Risk-free interest rate..............................       6.0%        5.5%        6.1%
Volatility...........................................       100%        100%        100%
Expected life........................................   4 years     4 years     4 years

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     A summary of stock option activity follows:


                                                                           WEIGHTED
                                                                           AVERAGE
                                                               NUMBER      EXERCISE
                                                              OF SHARES     PRICE
                                                              ---------    --------
Options outstanding at December 31, 1996....................       --       $   --
Granted.....................................................      607        0.028
Exercised...................................................      521        0.028
                                                               ------       ------
Options outstanding at December 31, 1997....................       86        0.135
Granted.....................................................    1,143        0.135
Exercised...................................................     (195)       0.135
Canceled....................................................      (18)       0.135
Forfeited...................................................      (44)       0.135
                                                               ------       ------
Options outstanding at December 31, 1998....................      972        0.135
Granted.....................................................    1,738        0.381
Exercised...................................................     (500)       0.207
Canceled....................................................     (117)       0.189
Forfeited...................................................       --           --
                                                               ------       ------
Options outstanding at December 31, 1999....................    2,093        0.319
Granted (unaudited).........................................      668        8.653
Exercised (unaudited).......................................   (1,040)       0.790
Canceled (unaudited)........................................      (51)        2.43
Forfeited (unaudited).......................................       --           --
                                                               ------       ------
Options outstanding at September 30, 2000 (unaudited).......    1,670       $3.294
                                                               ======       ======



     At December 31, 1999, the exercise price and weighted average remaining contractual life of outstanding options was $0.3192 and 9.25 years, respectively. At December 31, 1999, there were 108 options exercisable. Subsequent to December 31, 1999, 879 (unaudited) options have been exercised subject to stock repurchase agreements. (See Note 5(c)).


     The following table summarizes information regarding stock options outstanding and exercisable as of December 31, 1999:

                  OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
--------------------------------------------------------   -----------------------
                     NUMBER       WEIGHTED                    NUMBER
                  OUTSTANDING      AVERAGE     WEIGHTED-   EXERCISABLE    WEIGHTED
   RANGE OF          AS OF        REMAINING     AVERAGE       AS OF       AVERAGE
   EXERCISE       DECEMBER 31,   CONTRACTUAL   EXERCISE    DECEMBER 31,   EXERCISE
    PRICES            1999          LIFE         PRICE         1999        PRICE
---------------   ------------   -----------   ---------   ------------   --------
$0.015 - 0.315         590          8.57        $0.135         102        $0.135
     0.315           1,331          9.47         0.135           5        $0.135
     0.600             121          9.90         0.600          --        --
     1.875              52          9.98         1.875           1         1.875
                     -----                                     ---
$0.0150 - 1.875      2,093          9.25        $0.3192        108        $0.1648
                     =====                                     ===

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(6) INCOME TAXES

     Due to Webridge's net losses for the years ended December 31, 1997, 1998 and 1999, there has been no provision for federal and state income taxes. The reconciliation of the statutory federal income tax rate to Webridge's effective income tax rate is as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1997      1998      1999
                                                              ------    ------    ------
Computed "expected" income tax benefit......................  (34.0)%   (34.0)%   (34.0)%
Increases (decreases) resulting from:
  State income taxes, net of federal tax benefit............   (4.4)     (3.8)     (4.2)
  Research and experimentation credit.......................   (2.8)     (3.5)     (2.5)
  Impact of S Corporation period passed through to
     stockholders...........................................   (3.0)       --        --
  Amortization of deferred stock-based compensation.........     --        --       1.2
  Non-deductible meals......................................     --       1.9        .2
  Change in valuation allowance.............................   44.2      39.4      39.3
                                                              -----     -----     -----
Actual tax benefit..........................................     --%       --%       --%
                                                              =====     =====     =====

     The tax effects of temporary differences that give rise to deferred tax assets are as follows:

                                                               DECEMBER 31,
                                                             ----------------
                                                              1998      1999
                                                             ------    ------
Deferred tax assets:
  Research and experimentation credit carryforwards........  $  245    $  458
  Net operating loss carryforwards.........................   2,686     5,686
  Accrued commissions......................................      --        32
  Depreciable assets.......................................      --         3
                                                             ------    ------
     Total gross deferred tax assets.......................   2,931     6,179
  Less valuation allowance.................................   2,925     6,179
                                                             ------    ------
                                                                  6        --
Deferred tax liabilities:
  Depreciable assets.......................................       6        --
                                                             ------    ------
     Net deferred tax assets...............................  $   --    $   --
                                                             ======    ======

     The valuation allowance for deferred tax assets as of August 23, 1997, the date Webridge terminated the Subchapter Corporation election, was $-0-. The net change in the total valuation allowance for the period from August 23, 1997 to December 31, 1997 was an increase of $673. The change in the valuation allowance during 1998 and 1999 was an increase of $2,252 and $3,254, respectively.

     At December 31, 1998 and 1999, Webridge has net operating loss carryforwards of approximately $7,031 and $14,822, respectively, and research and experimentation credit carryforwards of approximately $245 and $529, respectively, which are available to offset future federal taxable income and income taxes respectively, if any, through 2019.

     A provision of the Internal Revenue Code requires the utilization of net operating losses and research and experimentation credits be limited when there is a change of more than 50% in ownership of a company. Such a change occurred with the sale of preferred stock in August of 1997 and December of 1999. Accordingly, the utilization of the net operating loss carryforwards generated from periods to the change in ownership will be subject to annual limitations.

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(7) 401(k) PLAN

     During 1998, Webridge adopted the Webridge Employee 401(k) Savings Plan (the Plan) covering all employees. Employees become eligible to participate in the Plan upon employment and may begin contributing to the Plan on the first day of any subsequent calendar quarter. Employees may contribute up to 15% of their pay to the Plan, or the statutorily prescribed annual limit. Webridge, at its discretion, may make contributions to the Plan. To date, Webridge has made no contributions to the Plan.

(8) RELATED PARTY TRANSACTION

     During 1998, Webridge received cash in exchange for promissory notes payable, with interest of 9%, from an officer, director and employee of Webridge. The total of the promissory notes was $1,900. The notes and accrued interest were converted to Series B convertible preferred stock on December 24, 1998 at $1.70 per share.

(9) SUBSEQUENT EVENT

     Webridge sold 104 additional shares of Series C preferred stock in January 2000 for net proceeds of $526.

(10) UNAUDITED SUBSEQUENT EVENT

(a)  Issuance of Preferred Stock

     Webridge sold 20 additional shares of Series B preferred stock in March 2000 for net proceeds of $100.

(b)  Stock Split


     On September 18, 2000, Webridge's stockholders approved a two-for-three reverse stock split of outstanding common shares to become effective before the completion of an initial public offering. Common share data for all periods presented in the accompanying consolidated financial statements have been adjusted to give effect to the stock split. The preferred stock to common stock conversion ratio is now three to two.


(c)  Deferred Stock-based Compensation

     During the six months ended June 30, 2000, Webridge granted options to purchase 285 shares of common stock to employees with an exercise price below the deemed fair market value. In connection with the grants, Webridge recognized approximately $1,055 in deferred stock-based compensation.


(d)  Employee Stock Purchase Plan


     In April 2000, the stockholders approved the adoption of the 2000 Employee Stock Purchase Plan (ESPP) which will become effective on the closing of the initial public offering and the 2000 Stock Incentive Plan that became effective in July 2000. Under the ESPP, 200 shares of common stock will be reserved for the plan. Under the 2000 Stock Incentive Plan 1,333 shares of common stock will be reserved for issuance under the plan.

                                 WEBRIDGE, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(e)  Warrant



     In September 2000, Webridge agreed to issue a warrant to a developer partner in connection with a strategic alliance agreement for 33,000 shares of common stock at an exercise price of $11.25 per share. The warrant was valued on the Black-Scholes model using the following assumptions: expected dividends, 0; risk free interest rate, 6.0%; volatility, 100%; and contractual term, 5 years. The fair value of the warrant was $287.

                              [INSIDE BACK COVER]

     [Graphic depicts the Registrant's logo]

                                [webridge logo]

                                5,500,000 SHARES

                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                               ROBERTSON STEPHENS

                           U.S. BANCORP PIPER JAFFRAY

                         BANC OF AMERICA SECURITIES LLC

     UNTIL             , OR 25 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SHARES OF COMMON STOCK MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WHEN SELLING THEIR PREVIOUSLY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the estimated underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC registration fee........................................  $   13,200
NASD filing fee.............................................       6,250
Nasdaq National Market listing fee..........................      95,000
Blue Sky fees and expenses..................................       5,000
Transfer agent and registrar fees...........................       5,000
Accounting fees and expenses................................     200,000
Legal fees and expenses.....................................     275,000
Director's and officer's insurance..........................     250,000
Printing and mailing expenses...............................     175,000
Miscellaneous...............................................     100,550
                                                              ----------
  Total.....................................................  $1,125,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article IV of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article V of the Registrant's Bylaws provides that any current or former director or officer of the Registrant shall be indemnified to the fullest extent not prohibited by law who is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative, investigative or other, by reason of the fact that the director or officer served or serves at the request of the corporation as a director or officer. The Registrant shall pay for or reimburse the reasonable expenses incurred by any current or former director or officer in any such proceeding in advance of final disposition of the proceeding if the director or officer sets forth in writing the person's agreement to repay all advances if the Registrant ultimately determines that the director or officer is not entitled to indemnification.

     Article V of the Registrant's Bylaws further provides that the indemnification provided therein is not exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the board of directors, vote of stockholders or other document or arrangement.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Under Section 7(b) of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order is information regarding shares of our common stock sold and options granted by the Registrant since February 1997. Further included is the consideration, if any, received by the Registrant for the shares and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

      1. On June 26, 1996, the Registrant issued 3,333,343 shares of common stock to five founders for an aggregate purchase price of $5,000 ($0.0015 per share).

      2. On January 27, 1997, the Registrant issued 333,334 shares of common stock to one founder for $5,000 ($0.015 per share).

      3. On February 10, 1997, the Registrant issued 333,334 shares of common stock to one founder for $5,000 ($0.015 per share).

      4. On February 18, 1997, the Registrant issued 333,334 shares of common stock to one founder for $5,000 ($0.015 per share).

      5. On February 19, 1997, the Registrant issued 333,334 shares of common stock to one founder for $5,000 ($0.015 per share).

      6. On March 3, 1997, the Registrant issued 333,334 shares of common stock to one founder for $5,000 ($0.015 per share).

      7. On March 13, 1997, the registrant issued 333,334 shares of common stock to two founders for an aggregate purchase price of $5,000 ($0.015 per share).

      8. On March 17, 1997, the Registrant issued 500,000 shares of common stock to one founder for $7,500 ($0.015 per share).

      9. On March 25, 1997, the Registrant issued 333,334 shares of common stock to one founder for $5,000 ($0.015 per share).

     10. On April 16, 1997, the Registrant issued 233,334 shares of common stock to one founder for $3,500 ($0.015 per share).

     11. On April 28, 1997, the Registrant issued 333,334 shares of common stock to one founder for $5,000 ($0.015 per share).

     12. On May 5, 1997, the Registrant issued 66,667 shares of common stock to one employee for $1,000 ($0.015 per share).

     13. On June 24, 1997, the Registrant issued 333,334 shares of common stock to one founder for $5,000 ($0.015 per share).

     14. On July 14, 1997, the Registrant issued 33,335 shares of common stock to one employee for $500 ($0.015 per share).

     15. On July 15, 1997, the Registrant issued 43,336 shares of common stock to one employee for $650 ($0.015 per share).

     16. On August 4, 1997, the Registrant issued 126,668 shares of common stock to two employees for an aggregate purchase price of $185 ($0.015 per share).

     17. On August 19, 1997, the Registrant issued 520,765 shares of common stock to 15 founders for an aggregate purchase price of $39,057 ($0.075 per share).

     18. On August 25, 1997, the Registrant issued 7,464,134 shares of Series A convertible preferred stock for $0.903 per share to twelve accredited investors for an aggregate purchase price of $6,740.113.

     19. On December 24, 1998, the Registrant issued 4,743,621 shares of Series B convertible preferred stock for $1.70 per share to fourteen accredited investors for an aggregate purchase price of $8,014,156.

     20. On March 12, 1999, the Registrant issued 1,176,471 shares of Series B convertible preferred stock for $1.70 per share to one accredited investor for an aggregate purchase price of $2,000,000.

     21. On March 12, 1999, the Registrant issued a warrant to one accredited investor to purchase 117,647 shares of Series B convertible preferred stock at an exercise price of $1.70 based upon achievement of performance milestones set forth in a research collaboration agreement between the Registrant and the accredited investor. This warrant has expired.

     22. On September 24, 1999, the Registrant issued a warrant to one accredited investor to purchase 2,356 shares of Series C Preferred Stock at an exercise price of $4.24 in connection with a lease for office furniture and equipment.

     23. On December 23, 1999, the Registrant issued 4,235,412 shares of Series C convertible preferred stock for $5.07 per share to fourteen accredited investors for an aggregate purchase price of approximately $21,473,541.

     24. On January 12, 2000, the Registrant issued 103,838 shares of C convertible preferred stock for $5.07 per share to one accredited investor for $526,459.

     25. On March 20, 2000, the Registrant issued 19,274 shares of Series B convertible preferred stock for $5.07 per share to one accredited investor for $100,001. The purchaser is an equipment lessor with whom the Registrant has done business since September 1999. This issuance was pursuant to a commitment made by the Registrant to the purchaser in September 1999.

     26. On September 28, 2000, the Registrant issued a warrant to one accredited investor to purchase 33,000 shares of common stock at an exercise price of $11.25 in connection with a strategic alliance agreement.

     27. The Registrant from time to time has granted stock options to employees, directors and consultants in reliance upon exemptions from registration pursuant to either (i) issuances to accredited investors in private placements pursuant to Section 4(2) of the Securities Act, or (ii) issuances to employees, directors and consultants for services pursuant to Rule 701 promulgated under the Securities Act. The following table sets forth certain information regarding such grants:


                                                  NUMBER OF        EXERCISE
                                                   SHARES           PRICES
                                                  ---------    ----------------
February 1, 1997 to December 31, 1997...........    607,429    $0.075 to $0.135
January 1, 1998 to December 31, 1998............  1,141,973         0.135
January 1, 1999 to December 31, 1999............  1,738,282    $0.315 to $1.875
January 1, 2000 to March 31, 2000...............    326,634    $1.875 to $11.25
March 31, 2000 to June 30, 2000.................    164,002         $11.25
July 1, 2000 to September 30, 2000..............    210,003         $11.25


     No underwriters were involved in connection with the sales of securities referred to in this paragraph 27.

     The issuances described in paragraphs 18, 19, 20, 21, 22, 23, 24, 25 and 26 above were offered and sold in reliance upon exemptions from the Securities Act registration requirements set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. All other issuances described in this Item 15 were made in reliance upon an exemption from registration pursuant to Rule 701 under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
      1.1      Form of Underwriting Agreement
      3.1*     Registrant's Amended and Restated Certificate of
               Incorporation, as currently in effect
      3.2*     Form of Registrant's Amended Restated Certificate of
               Incorporation, to be in effect upon the closing of the
               offering
      3.3*     Registrant's Bylaws, as currently in effect
      3.4*     Form of Registrant's Bylaws, to be in effect upon the
               closing of the offering
      4.1*     See Article III of Exhibit 3.2 and Article I of Exhibit 3.4
      5.1      Opinion of Stoel Rives LLP as to the legality of the
               securities being registered, including consent
     10.1*     Registrant's 1996 Stock Incentive Plan
     10.2*     Lease Agreement between Registrant and Amberjack, Ltd. dated as of October 14, 1999
     10.3*     Amended and Restated Loan and Security Agreement between
               Silicon Valley Bank and the Registrant, dated as of August
               25, 1999
     10.4*     Master Equipment Lease between Comdisco, Inc. and the
               Registrant, dated as of September 24, 1999
     10.5*     Office Space Sublease between Creative MultiMedia
               Corporation and the Registrant, dated as of September 11,
               1997 under an Office Lease between Commerce Building Limited
               Partnership and Creative Multimedia Corporation, dated as of
               April 7, 1995
     10.6*     Second Amended and Restated First Refusal and Co-Sale
               Agreement, dated December 22, 1999 between the Registrant
               and certain investors
     10.6a*    Amendment dated September 27, 2000 to the Second Amended and
               Restated First Refusal and Co-Sale Agreement, dated December
               22, 1999 between the Registrant and Certain Investors
     10.7*     Second Amended and Restated Investors' Rights Agreement,
               dated December 22, 1999 between the Registrant and certain investors, as amended March 8, 2000
     10.7a*    Amendment dated September 27, 2000 to the Second Amended and
               Restated Investors' Rights Agreement dated December 22, 1999 between the Registrant and certain investors, as amended
               March 8, 2000
     10.8*     Form of Indemnification Agreement between the Registrant and
               Messrs. Anastas, Gibson, Whitney, Raetz, Langeler, Fielland,
               Brinker, Dunne, Jackson, Shrigley and Lash
     10.9*     Registrant's 2000 Stock Incentive Plan, as amended
     10.10*    Registrant's Employee Stock Purchase Plan, as amended
     10.11*    Series B Preferred Stock Purchase Agreement, dated December
               24, 1998, between the Registrant and certain investors, as amended
     10.12*    Series C Preferred Stock Purchase Agreement, dated December
               22, 1999, between the Registrant and certain investors
     10.13*    Employment Agreement, dated July 1, 2000, between the
               Registrant and Robert F. Dunne
     21.1*     Subsidiaries of Registrant
     23.1      Consent of KPMG LLP, Independent Auditors
     23.2      Consent of Stoel Rives LLP (included in Exhibit 5.1)
     24.1*     Power of Attorney
     27.1      Financial Data Schedule


-------------------------
 * previously filed

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Amended and Restated Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Portland, Oregon, on this 1st day of November 2000.


                                          WEBRIDGE, INC.

                                          By:        GARY N. FIELLAND

                                          --------------------------------------
                                                    Gary N. Fielland,
                                          President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities held on the dates indicated.


             SIGNATURE                               TITLE                        DATE
             ---------                               -----                        ----

/s/ GARY N. FIELLAND                   President, Chief Executive Officer    November 1, 2000
------------------------------------   and Director (Principal Executive
Gary N. Fielland                                    Officer)

/s/ DAVID L. BRINKER*                       Chief Financial Officer          November 1, 2000
------------------------------------    (Principal Financial Officer and
David L. Brinker                         Principal Accounting Officer)

/s/ MARK S. ANASTAS*                  Chief Operating Officer and Director   November 1, 2000
------------------------------------
Mark S. Anastas

/s/ C. SCOTT GIBSON*                                Director                 November 1, 2000
------------------------------------
C. Scott Gibson

/s/ GERARD LANGELER*                                Director                 November 1, 2000
------------------------------------
Gerard Langeler

/s/ JAMES A. LASH*                                  Director                 November 1, 2000
------------------------------------
James A. Lash

/s/ DAVID A. SHRIGLEY*                              Director                 November 1, 2000
------------------------------------
David A. Shrigley

*By: /s/ GARY N. FIELLAND
------------------------------------
Gary N. Fielland
Attorney-in-fact

                                    EXHIBITS


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  1.1    Form of Underwriting Agreement
  3.1*   Registrant's Amended and Restated Certificate of
         Incorporation, as currently in effect
  3.2*   Form of Registrant's Amended Restated Certificate of
         Incorporation, to be in effect upon the closing of the
         offering
  3.3*   Registrant's Bylaws, as currently in effect
  3.4*   Form of Registrant's Bylaws, to be in effect upon the
         closing of the offering
  4.1*   See Article III of Exhibit 3.2 and Article I of Exhibit 3.4
  5.1    Opinion of Stoel Rives LLP as to the legality of the
         securities being registered, including consent
 10.1*   Registrant's 1996 Stock Incentive Plan
 10.2*   Lease Agreement between Registrant and Amberjack, Ltd. dated as of October 14, 1999
 10.3*   Amended and Restated Loan and Security Agreement between
         Silicon Valley Bank and the Registrant, dated as of August
         25, 1999
 10.4*   Master Equipment Lease between Comdisco, Inc. and the
         Registrant, dated as of September 24, 1999
 10.5*   Office Space Sublease between Creative MultiMedia
         Corporation and the Registrant, dated as of September 11,
         1997 under an Office Lease between Commerce Building Limited
         Partnership and Creative Multimedia Corporation, dated as of
         April 7, 1995
 10.6*   Second Amended and Restated First Refusal and Co-Sale
         Agreement, dated December 22, 1999 between the Registrant
         and certain investors
 10.6a*  Amendment dated September 27, 2000 to the Second Amended and
         Restated First Refusal and Co-Sale Agreement, dated December
         22, 1999 between the Registrant and Certain Investors
 10.7*   Second Amended and Restated Investors' Rights Agreement,
         dated December 22, 1999 between the Registrant and certain investors, as amended March 8, 2000
 10.7a*  Amendment dated September 27, 2000 to the Second Amended and
         Restated Investors' Rights Agreement dated December 22, 1999 between the Registrant and certain investors, as amended
         March 8, 2000
 10.8*   Form of Indemnification Agreement between the Registrant and
         Messrs. Anastas, Gibson, Whitney, Raetz, Langeler, Fielland,
         Brinker, Dunne, Jackson, Shrigley and Lash
 10.9*   Registrant's 2000 Stock Incentive Plan, as amended
 10.10*  Registrant's Employee Stock Purchase Plan, as amended
 10.11*  Series B Preferred Stock Purchase Agreement, dated December
         24, 1998, between the Registrant and certain investors, as amended
 10.12*  Series C Preferred Stock Purchase Agreement, dated December
         22, 1999, between the Registrant and certain investors
 10.13*  Employment Agreement, dated July 1, 2000, between the
         Registrant and Robert F. Dunne
 21.1*   Subsidiaries of Registrant
 23.1    Consent of KPMG LLP, Independent Auditors
 23.2    Consent of Stoel Rives LLP (included in Exhibit 5.1)
 24.1*   Power of Attorney
 27.1    Financial Data Schedule


-------------------------
*  previously filed